As filed with the Securities and Exchange Commission on November 15, 2000

                                                     Registration No. 333-45514
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                                  GARMIN LTD.
            (exact name of registrant as specified in its charter)

                                --------------

     CAYMAN ISLANDS                  3812                    98-0229227
     (state or other     (primary standard industrial     (I.R.S. employer
     jurisdiction of      classification code number)  identification number)
    incorporation or
      organization)

                                --------------

                               Queensgate House
                               P.O. Box 30464SMB
                     113 South Church Street, George Town,
                         Grand Cayman, Cayman Islands
                                (345) 946-5203*
  (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                            Andrew R. Etkind, Esq.
                        c/o Garmin International, Inc.
                            1200 East 151st Street
                             Olathe, Kansas 66062
                                (913) 397-8200
(name, address, including zip code, and telephone number, including area code, of agent for service)

*Garmin Ltd. maintains its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, and its principal executive offices at Queensgate House, P.O. Box 30464SMB, 113 South Church Street, George Town, Grand Cayman, Cayman Islands. The executive offices of Garmin Ltd.'s principal United States subsidiary are located at 1200 East 151st Street, Olathe, Kansas 66062. The telephone number there is (913) 397-8200.

                                --------------

                                  Copies to:
         JOHN F. MARVIN, ESQ.                 VINCENT PAGANO, JR., ESQ.
     Sonnenschein Nath & Rosenthal           Simpson Thacher & Bartlett
           4520 Main Street                     425 Lexington Avenue
      Kansas City, Missouri 64111           New York, New York 10017-3954

                                --------------

  Approximate date of commencement of sale to the public: As soon as practicable after the effective date of this registration statement.

                                --------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                 Proposed
                                             Maximum Aggregate
           Title of Each Class of            Offering Proceeds    Amount of
        Securities to be Registered               (1)(2)       Registration Fee
-------------------------------------------------------------------------------
Common shares, par value US$0.01 per
 share.....................................   US$230,000,000     US$60,720(3)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Includes $30,000,000 subject to the underwriters' over-allotment option.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3) A fee of $60,720 was previously paid with the initial filing on September 11, 2000.

                                --------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus. One form of prospectus (the "U.S. Prospectus") is to be used in connection with a United States and Canadian offering and one form of prospectus (the "International Prospectus") is to be used in connection with a concurrent international offering outside the United States and Canada. The U.S. Prospectus and the International Prospectus are identical except that they contain different front and back cover pages and different descriptions of the plan of distribution (contained under the caption "Underwriting" in both prospectuses). The form of U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus which differ from, or are in addition to, those used in the U.S. Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2000


                               10,500,000 Shares


                                 Common Shares

  8,925,000 common shares are initially being offered in the United States and Canada by the U.S. underwriters and 1,575,000 common shares are initially being concurrently offered outside the United States and Canada by the international managers. The offering price and underwriting discounts and commissions for both offerings are identical.

  We are selling 7,875,000 common shares and the selling shareholders are selling 2,625,000 common shares.

  Prior to this offering, there has been no public market for our common shares. The initial public offering price of our common shares is expected to be between $15.00 and $17.00 per share. Our common shares have been approved for listing on The Nasdaq Stock Market's National Market under the symbol "GRMN."

 Investing in the common shares involves risks that are described in the "Risk
            Factors" section beginning on page 7 of this prospectus.

                                                                Per Share Total
                                                                --------- -----
     Public offering price.....................................    $       $
     Underwriting discount.....................................    $       $
     Proceeds, before expenses, to Garmin Ltd. ................    $       $
     Proceeds, before expenses, to the selling shareholders....    $        $

  The U.S. underwriters may also purchase up to an additional 156,578 shares from Garmin Ltd., and up to an additional 1,182,172 shares from the selling shareholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an additional 27,632 shares from Garmin Ltd. and up to an additional 208,618 shares from the selling shareholders.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The shares will be ready for delivery on or about             , 2000.

Credit Suisse First Boston                                   Merrill Lynch & Co.

                                  -----------

                              Salomon Smith Barney

               The date of this prospectus is             , 2000

              [Graphics on inside front cover page of prospectus.]

                               TABLE OF CONTENTS

                                       Page
Special Note Regarding Forward-
   Looking Statements and Certain
   Other Information.................   ii
Prospectus Summary...................    1
Risk Factors.........................    7
Conventions..........................   18
Use of Proceeds......................   19
Dividend Policy......................   19
Dilution.............................   20
Capitalization.......................   21
Selected Consolidated Financial and
   Other Data........................   22
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations.....................   24
Reorganization.......................   36

                                       Page
Business.............................   37
Management...........................   53
Certain Relationships and Related
   Transactions......................   61
Principal and Selling Shareholders...   62
Description of Share Capital.........   65
Shares Eligible for Future Sale......   69
Tax Considerations...................   71
Underwriting.........................   78
Notice to Canadian Residents.........   83
Legal Matters........................   84
Experts..............................   84
Enforceability of Civil Liabilities..   84
Additional Information...............   85
Index to Consolidated Financial
   Statements........................  F-1

                               ----------------

     GARMIN, the GARMIN logo, the GARMIN globe design, the GARMIN "swoosh" design, STREETPILOT, ETREX, TRACBACK, DCG, GPS II, GPS III, GPSCOM, PHASETRAC 12, TRACPAK, G CHART, GPS 40, PERSONAL NAVIGATOR, GUIDANCE BY GARMIN, MULTITRAC 8, AUTOLOCATE, QUICKFIX, NAVTALK and SEE-THRU are registered trademarks of Garmin Corporation, and EMAP, ETREX SUMMIT and MAPSOURCE are trademarks of Garmin Corporation. All other registered trademarks and tradenames referred to in this prospectus are the property of their respective owners.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                         AND CERTAIN OTHER INFORMATION

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by terminology such as "may," "might," "will," "should," "expect," "scheduled," "plan," "intend," "anticipate," "believe," "estimate," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements speak only as of the date of this prospectus and are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors, among others, may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by any obligations imposed by applicable law, after the date of this prospectus, we do not intend to update any of the forward-looking statements, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                                     Garmin

     We are a leading, worldwide provider of navigation, communications and information devices, most of which are enabled by Global Positioning System technology. The Global Positioning System, first made available by the U.S. government for commercial use in 1983, is a worldwide navigation system which enables the precise determination of geographic location using established satellite technology. We design, develop, manufacture and market under the GARMIN brand a diverse family of hand-held, portable and fixed mount Global Positioning System-enabled products and other navigation, communications and information products. Each of our Global Positioning System products utilizes our proprietary integrated circuit and receiver designs to collect, calculate and display location, direction, speed and other information in forms optimized for specific consumer uses.

     The precise determination of location is a fundamental requirement in many activities such as navigation, and is an increasingly attractive feature for other recreational and business applications. According to a 2000 report by Frost & Sullivan, the combined North American marine/recreational and aviation Global Positioning System markets, which we currently serve, are projected to grow from an estimated $726 million in 1999 to $1.4 billion in 2005. According to a 1999 report by Allied Business Intelligence, Inc., the worldwide commercial Global Positioning System market, which also includes markets in which we do not currently participate, is projected to grow from an estimated $4.9 billion in 1999 to $13.9 billion by 2005. On May 2, 2000, the accuracy of the Global Positioning System improved from approximately 100 meters to 10 meters or less as a result of the U.S. government's removal of its intentional accuracy degradation, known as Selective Availability. We believe that improved accuracy and functionality of Global Positioning System devices as well as the continued integration of Global Positioning System, communications and information technologies into unified products will drive continued industry growth.

     We were founded in 1989 with a goal to be a leading supplier of navigation, communications and information devices to customers around the world. Our management team includes the original founders of our company in addition to others with significant experience in our selected markets. Our target markets currently consist of the consumer segment, which primarily includes marine/recreational products, and the aviation segment, which consists of panel mount and portable products for use in aircraft. We offer approximately fifty navigation, communications and information products, including:

   . small, handheld personal Global Positioning System navigation devices;

   . award-winning avionics which integrate cockpit communications, instrument landing system receivers and Global Positioning System technology;

   . portable automotive navigation systems with local street-level map detail and business and address information;

   . Global Positioning System-enabled and stand-alone sonar depth sounders
     (fishfinders) for recreational boating and fishing; and

   . the first Global Positioning System-enabled hand-held cellular phone.

     While the marine/recreational and aviation product lines will continue to be the core of our business in the near-term, Global Positioning System capabilities are becoming increasingly commercially viable in a wide range of consumer products and services, including automotive navigation systems and wireless consumer and mobile information devices (such as phones and personal digital assistants). Our goal is to take advantage of our brand name and our product development experience to expand our product line in many of these potentially high-growth Global Positioning System markets.

     We believe our emphasis on simplicity and ease of use, our rugged yet elegant designs, and the introduction of innovative features across a range of applications have been the foundation of our success to date. Our products have won numerous awards and significant recognition, including an "Editor's Choice" award in 1998 from Flying magazine for our GNS 430 integrated avionics product and the selection by Popular Science magazine of our NavTalk(R) Global Positioning System-enabled cellular telephone as one of the "Best of What's New" in 1998. More recently, our eTrex(R) product has garnered recognition and favorable reviews in magazines such as Men's Journal, Outdoor Life, Popular Mechanics, Sail and Vogue.

     We have sold approximately 3.6 million devices and have sustained consistent growth and profitability, despite significant competition. In 1999, our net sales were $233 million and our net income was $64 million. From 1998 to 1999, our net sales grew $63.6 million, or 37.6%, and our net income grew $29 million, or 82.5%. We estimate that in 1999 we had a market share by unit volume of approximately 50% in the North American Global Positioning System marine and recreational market, based upon data from an independent market report published by Frost and Sullivan. We estimate that in 1999 our market share was 59% by unit volume of the U.S. general aviation retrofit market for Global Positioning System-enabled panel mount applications, and that our market share was 76% by unit volume of the U.S. market for portable aviation Global Positioning System devices, based upon data from independent market reports published by the Aircraft Electronics Association.

     Our products are sold in approximately 100 countries through our global network of approximately 2,500 independent dealers and distributors, as well as through original equipment manufacturers for certain product lines. Dealers and distributors for our consumer products include national mass market retail chains, national consumer electronics retail chains, national and regional sporting goods and outdoors specialty retailers, national marine specialty retailers and catalog retailers. Our products are also standard equipment or optional equipment on various models of recreational boats. In addition, our panel-mount aviation products are installed as standard equipment by several general aviation aircraft manufacturers.

     Our track record of product innovations is a result of our strong emphasis on research and development and the close partnership between our engineering and manufacturing teams. We have introduced 23 new products in the last two years and expect to introduce approximately 25 new products in the next 12 months. As of November 7, 2000, we held 38 U.S. patents and have approximately 40 U.S. patent applications pending. Our products are created by our in-house engineering and design staff of approximately 200 people worldwide. Our design and manufacturing processes are certified to ISO 9001/2, an international standard for superior quality and reliability. We have manufacturing facilities in Shijr, Taiwan and Olathe, Kansas. As of June 30, 2000, we had 1,212 full-time employees worldwide.

     Our strategy is to expand our market leadership by designing, producing, marketing and supporting innovative navigation, communications and information products to customers around the world. The key elements of our strategy include:

   . Maintain Our Customer Focused Approach to Product Design. Our goal is to serve our customers' needs by designing products that offer superior value, higher quality, and lower cost of ownership than those of our competitors.

   . Emphasize Continuous Innovation. We intend to continue to be a leader in innovation as we expand the utility of, and market for, our devices.

   . Expand and Broaden Our Product Line. Our goal is to offer a comprehensive line of products within each of our current market segments, and introduce an innovative line of devices, including mobile information appliances, which combine Global Positioning System, communications and information technologies in an integrated device.

   . Maintain and Selectively Expand Our Distribution Network. We plan to maintain and expand on our close relationships with our global network of existing and new dealers and original equipment manufacturers to reach new customers and introduce the utility of our products to new markets.

   . Continue Our Practice of Vertical Integration. We intend to continue to perform in-house each of the design, manufacturing and marketing functions in providing our products whenever superior results can be achieved.

                                ----------------

     We are incorporated in the Cayman Islands. Our registered office is located at Ugland House, P.O. Box 309, South Church Street, George Town, Grand Cayman, Cayman Islands. Our principal executive offices are located at Queensgate House, P.O. Box 30464SMB, 113 South Church Street, George Town, Grand Cayman, Cayman Islands, and our telephone number is (345) 946-5203. The executive offices of our principal United States subsidiary are located at 1200 East 151st Street, Olathe, Kansas 66062. The telephone number there is (913) 397-8200. Our Web site address is www.garmin.com. The information on the Web site is not part of this prospectus.

                                  The Offering

Common shares offered by us........ 7,875,000 shares

Common shares offered by the
   selling shareholders............ 2,625,000 shares

Common shares to be outstanding
   after
   the offering.................... 107,875,000 shares

Use of proceeds.................... We plan to use the proceeds to us from this offering for working capital and other
                                    general corporate purposes, including
                                    possible acquisitions or strategic
                                    partnerships. We currently have no specific
                                    plan for allocating those proceeds among
                                    working capital and other general corporate
                                    purposes. We currently have no commitments
                                    to make any material investments or
                                    acquisitions.

Nasdaq National Market symbol...... GRMN

     The number of common shares to be outstanding after this offering is based on our shares outstanding as of October 27, 2000 and reflects a 1.12379256 for 1 stock split of our common shares, effected through a stock dividend on November 6, 2000. This number excludes:

   . 1,200,000 common shares issuable upon exercise of options which we expect to grant to our employees under our 2000 Equity Incentive Plan immediately prior to the offering.

   . 184,210 shares which may be sold by us subject to the underwriters' over-allotment option.

                 Summary Consolidated Financial and Other Data

     The following table presents summary consolidated financial data of Garmin Ltd. for each of the five fiscal years in the period ended December 25, 1999 and the nine-month periods ended September 25, 1999 and September 23, 2000. We have derived the historical data below from our audited consolidated financial statements except for data for the nine months ended September 25, 1999 and September 23, 2000, and as of September 23, 2000, which was derived from our unaudited consolidated financial statements.

     You should read the following information in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, included elsewhere in this prospectus. The consolidated financial statements for the five fiscal years ended December 25, 1999 have been audited by Ernst & Young LLP, independent auditors.

                                                                              Nine Months
                                         Years Ended(1)                        Ended(1)
                          ----------------------------------------------- -------------------
                          Dec. 31, Dec. 31, Dec. 31,    Dec. 26, Dec. 25, Sept. 25, Sept. 23,
                            1995     1996     1997        1998     1999     1999      2000
                          -------- -------- --------    -------- -------- --------- ---------
                                       (In thousands, except per share data)
Consolidated Statements
   of Income Data:
  Net sales.............  $102,474 $135,874 $160,280    $169,030 $232,586 $164,536  $260,079
  Cost of goods sold....    55,446   77,616   93,620      82,787  105,654   76,430   119,110
                          -------- -------- --------    -------- -------- --------  --------
  Gross profit..........    47,028   58,258   66,660      86,243  126,932   88,106   140,969
  Operating expenses:
   Selling, general and
      administrative....    13,935   17,720   17,102      24,680   27,063   19,195    23,678
   Research and
      development.......     7,703   10,383   12,657      14,876   17,339   12,476    15,474
                          -------- -------- --------    -------- -------- --------  --------
  Total operating
     expenses...........    21,638   28,103   29,759      39,556   44,402   31,671    39,152
                          -------- -------- --------    -------- -------- --------  --------
  Operating income......    25,390   30,155   36,901      46,687   82,530   56,435   101,817
  Other income, net.....       558      818   11,971(2)      833    1,602      698       351
                          -------- -------- --------    -------- -------- --------  --------
  Income before income
     taxes..............    25,948   30,973   48,872      47,520   84,132   57,133   102,168
  Provision for income
     taxes..............     2,869    7,943   12,780      12,354   19,965   13,558    24,116
                          -------- -------- --------    -------- -------- --------  --------
   Net income...........  $ 23,079 $ 23,030 $ 36,092    $ 35,166 $ 64,167 $ 43,575  $ 78,052
                          ======== ======== ========    ======== ======== ========  ========
   Net income per share
      (basic and
      diluted)..........  $   0.23 $   0.23 $   0.37    $   0.35 $   0.64 $   0.44  $   0.78
                          ======== ======== ========    ======== ======== ========  ========
   Weighted average
      common shares
      outstanding (basic
      and diluted)......    98,876   98,876   98,876      99,624  100,000  100,000   100,000
                          ======== ======== ========    ======== ======== ========  ========
  Cash dividends per
     share(3)...........  $   0.04 $   0.03 $   0.09    $   0.12 $   0.13 $   0.13  $   0.29
                          ======== ======== ========    ======== ======== ========  ========

                                                        As of September 23, 2000
                                                        ------------------------
                                                                 As Adjusted for
                                                         Actual  the Offering(4)
                                                        -------- ---------------
                                                             (In thousands)
Balance Sheet Data:
 Cash and cash equivalents............................  $135,968    $252,678
 Total assets.........................................   340,104     456,814
 Long-term debt.......................................    47,907      47,907
 Total stockholders' equity...........................   245,895     362,605

--------------------
(1) Our fiscal quarters are 13-week quarters and do not always end on the last day of the calendar quarter. Our fiscal year end is the last Saturday of the calendar year and does not always fall on December 31. Prior to 1998, our fiscal quarters were calendar quarters, and our fiscal years ended on December 31.
(2) Includes a $10 million foreign currency gain.

(3) Represents cash dividends per share based on the actual number of shares outstanding at the time of the dividend, as adjusted for the 1.12379256 for 1 stock split of our common shares, effected through a stock dividend on November 6, 2000.

(4) Reflects the issuance and sale of 7,875,000 common shares offered hereby at an assumed initial public offering price of $16.00 per share, the mid-point of the estimated price range set forth on the prospectus cover page after deduction of underwriting fees and offering expenses payable by us.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our common shares.

                          Risks Related to Our Company

Our Global Positioning System products depend upon satellites maintained by the United States Department of Defense. If a significant number of these satellites become inoperable, unavailable or are not replaced or if the policies of the United States government for the use of the Global Positioning System without charge are changed, our business will suffer.

     The Global Positioning System is a satellite-based navigation and positioning system consisting of a constellation of orbiting satellites. The satellites and their ground control and monitoring stations are maintained and operated by the United States Department of Defense. The Department of Defense does not currently charge users for access to the satellite signals. These satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. The satellites were originally designed to have lives of 7.5 years and are subject to damage by the hostile space environment in which they operate. However, of the current deployment of satellites in place, the average age is 6 years and some have been operating for more than 11 years.

     If a significant number of satellites were to become inoperable, unavailable or are not replaced, it would impair the current utility of our Global Positioning System products and the growth of current and additional market opportunities. In addition, there can be no assurance that the U.S. government will remain committed to the operation and maintenance of Global Positioning System satellites over a long period, or that the policies of the U.S. government that provide for the use of the Global Positioning System without charge and without accuracy degradation will remain unchanged. Because of the increasing commercial applications of the Global Positioning System, other U.S. government agencies may become involved in the administration or the regulation of the use of Global Positioning System signals. Any of the foregoing factors could affect the willingness of buyers of our products to select Global Positioning System-based products instead of products based on competing technologies.

Any reallocation of radio frequency spectrum could cause interference with the reception of Global Positioning System signals. This interference could harm our business.

     Our Global Positioning System technology is dependent on the use of radio frequency spectrum. The assignment of spectrum is controlled by an international organization known as the International Telecommunications Union ("ITU"). The Federal Communications Commission ("FCC") is responsible for the assignment of spectrum for non-government use in the United States in accordance with ITU regulations. Any ITU or FCC reallocation of radio frequency spectrum, including frequency band segmentation or sharing of spectrum, could cause interference with the reception of Global Positioning System signals and may materially and adversely affect the utility and reliability of our products, which would, in turn, cause a material adverse effect on our operating results. In addition, emissions from mobile satellite service and other equipment operating in adjacent frequency bands or inband may materially and adversely affect the utility and reliability of our products, which could result in a material adverse effect on our operating results.

Ultra-Wideband radio devices could cause interference with the reception of Global Positioning System signals. This intereference could harm our business.

     On May 11, 2000, the FCC issued a Notice of Proposed Rulemaking that proposes rules for the operation of Ultra-Wideband ("UWB") radio devices on an unlicensed basis in the frequency bands allocated to the Global Positioning System. If the FCC issues final rules authorizing such operation, UWB devices might cause interference with the reception of Global Positioning System signals. Such interference could reduce demand for Global Positioning System products in the future. Any resulting change in market demand for Global Positioning System products could have a material adverse effect on our financial results.

If we are not successful in the continued development, introduction or timely manufacture of new products, demand for our products could decrease.

     We expect that a significant portion of our future revenue will continue to be derived from sales of newly introduced products. The market for our products is characterized by rapidly changing technology, evolving industry standards and changes in customer needs. If we fail to modify or improve our products in response to changes in technology, industry standards or customer needs, our products could rapidly become less competitive or obsolete. We must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products and achieve market acceptance for such products. However, there can be no assurance that development stage products will be successfully completed or, if developed, will achieve significant customer acceptance.

     If we are unable to successfully develop and introduce competitive new products, and enhance our existing products, our future results of operations would be adversely affected. Our pursuit of necessary technology may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that we can accept. We may not succeed in adapting our products to new technologies as they emerge. Development and manufacturing schedules for technology products are difficult to predict, and there can be no assurance that we will achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to our future success. We have previously experienced delays in shipping certain of our products and any future delays, whether due to manufacturing delays, lack of market acceptance, delays in regulatory approval, or otherwise, could have a material adverse effect on our results of operations.

If we do not correctly anticipate demand for our products, we may not be able to secure sufficient quantities or cost-effective production of our products or we could have costly excess production or inventories.

     Historically, we have experienced steady increases in demand for our products and have generally been able to increase production to meet that demand. However, the demand for our products depends on many factors and will be difficult to forecast. We expect that it will become more difficult to forecast demand as we introduce and support multiple products and as competition in the market for our products intensifies. Significant unanticipated fluctuations in demand could cause the following problems in our operations:

   . If demand increases beyond what we forecast, we would have to rapidly increase production. We would depend on suppliers to provide additional volumes of components and those suppliers might not be able to increase production rapidly enough to meet unexpected demand.

   . Rapid increases in production levels to meet unanticipated demand could result in higher costs for manufacturing and supply of components and other expenses. These higher costs could lower our profit margins. Further, if production is increased rapidly, manufacturing quality could decline, which may also lower our margins.

   . If forecasted demand does not develop, we could have excess production resulting in higher inventories of finished products and components, which would use cash and could lead to write-offs of some or all of the excess inventories. Lower than forecasted demand could also result in excess manufacturing capacity at our facilities, which could result in lower margins.

We may become subject to significant product liability costs.

     If our aviation products malfunction or contain errors or defects, airplane collisions or crashes could occur resulting in property damage, personal injury or death. Malfunctions or errors or defects in our marine navigational products could cause boats to run aground or cause other wreckage, personal injury or death. If any of these events occurs, we could be subject to significant liability for personal injury and property damage. We maintain insurance against accident-related risks involving our products. However, there can be no assurance that such insurance would be sufficient to cover the cost of damages to others or that such insurance will continue to be available at commercially reasonable rates. If we are unable to maintain sufficient insurance to cover product liability costs, our business could be harmed.

We depend on our suppliers, some of which are the sole source for specific components, and our production would be seriously harmed if these suppliers are not able to meet our demand and alternative sources are not available, or if the costs of components rise.

     We are dependent on third party suppliers for various components used in our current products. Some of the components that we procure from third party suppliers include semiconductors and electroluminescent panels, liquid crystal displays, memory chips and microprocessors. The cost, quality and availability of components are essential to the successful production and sale of our products. Some components come from our sole source suppliers. International Business Machines Corporation, NEC Electronics, Inc. and Texas Instruments Taiwan Ltd. are each the sole source supplier to us of certain application-specific integrated circuits incorporating our proprietary designs which they manufacture for us. Intel Corporation is the sole source supplier of certain microprocessors used in some of our products. Alternative sources may not be currently available for these sole source components.

     In the past, we have experienced shortages, particularly involving components that are also used in cellular phones. In addition, if there are shortages in supply of components, the costs of such components may rise. If suppliers are unable to meet our demand for components on a timely basis and if we are unable to obtain an alternative source or if the price of the alternative source is prohibitive, or if the costs of components rise, our ability to maintain timely and cost-effective production of our products would be seriously harmed. In the last twelve months, we have experienced upward pricing pressures on our high technology components. We continue to search for alternate sources or redesign components for less expensive parts. However, if we are unable to find alternate sources or are not able to effectively redesign components, our business, financial condition and results of operations could be materially adversely affected.

     We license mapping data for use in our products from various sources. There are only a limited number of suppliers of mapping data for each geographical region. If we are unable to continue licensing such mapping data and are unable to obtain an alternative source, or if the price of the alternative source is prohibitive, our ability to supply mapping data for use in our products would be seriously harmed.

We rely on independent dealers and distributors to sell our products, and disruption to these channels would harm our business.

     Because we sell a majority of our products to independent dealers and distributors, we are subject to many risks, including risks related to their inventory levels and support for our products. In particular, our dealers and distributors maintain significant levels of our products in their inventories. If dealers and distributors attempt to reduce their levels of inventory or if they do not maintain sufficient levels to meet customer demand, our sales could be negatively impacted.

     Our dealers and distributors also sell products offered by our competitors. If our competitors offer our dealers and distributors more favorable terms, those dealers and distributors mayde-emphasize or decline to carry our products. In the future, we may not be able to retain or attract a sufficient number of qualified dealers and distributors. If we are unable to maintain successful relationships with dealers and distributors or to expand our distribution channels, our business will suffer.

If we fail to manage our growth and expansion effectively, we may not be able to successfully manage our business.

     Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We continue to increase the scope of our operations domestically and internationally and have grown our shipments and headcount substantially. In addition, we plan to continue to hire a significant number of employees within the next 12 months. This growth has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources.

Our business may suffer if we are not able to hire and retain sufficient qualified personnel or if we lose our key personnel.

     Our future success depends partly on the continued contribution of our key executive, engineering, sales, marketing, manufacturing and administrative personnel. In particular, we rely on Min H. Kao and Gary Burrell, our Co-Chairmen, Co-Chief Executive Officers and founders. We currently do not have employment agreements with any of our key executive officers. We do not have key man life insurance on any of our key executive officers and do not currently intend to obtain such insurance. The loss of the services of any of our senior level management, or other key employees, could harm our business. Recruiting and retaining the skilled personnel we require to maintain our market position may be difficult. For example, there is a nationwide shortage of qualified electrical engineers and software engineers that are necessary for us to design and develop new products and therefore, it may be challenging to recruit such personnel. If we fail to hire and retain qualified employees, we may not be able to maintain and expand our business.

Our sales and gross margins for our products may fluctuate.

     Our sales and gross margins for our products may fluctuate from period to period due to a number of factors, including product mix, competition and unit volumes. In particular, the average selling prices of a specific product tend to decrease over that product's life. To offset such decreases, we intend to rely primarily on obtaining yield improvements and corresponding cost reductions in the manufacture of existing products and on introducing new products that incorporate advanced features and therefore can be sold at higher average selling prices. However, there can be no assurance that we will be able to obtain any such yield improvements or cost reductions or introduce any such new products in the future. To the extent that such cost reductions and new product introductions do not occur in a timely manner or our customers' products do not achieve market acceptance, our business, financial condition and results of operations could be materially adversely affected.

Our quarterly operating results are subject to fluctuations and seasonality.

     Our operating results are difficult to predict. Our future quarterly operating results may fluctuate significantly. If this occurs, the price of our stock would likely decline. As we expand our operations, our operating expenses, particularly our sales, marketing and research and development costs, may increase. If revenues decrease and we are unable to reduce those costs rapidly, our operating results would be negatively affected.

     Historically, our revenues have usually been weaker in the first and third quarters of each fiscal year and have, from time to time, been lower than the preceding quarter. Our devices are highly consumer-oriented, and consumer buying is traditionally lower in these quarters. Sales of certain of our consumer products tend to be higher in our second fiscal quarter due to increased consumer spending for such products during the bass fishing season. Sales of certain of our consumer products also tend to be higher in our fourth fiscal quarter due to increased consumer spending patterns on electronic devices during the holiday season. In addition, we attempt to time our new product releases to coincide with relatively higher consumer spending in the second and fourth fiscal quarters, which contributes to these seasonal variations.

Because our reporting currency is in U.S. Dollars and the functional currencies of two of our operating subsidiaries are in NT Dollars and the British Pound Sterling, respectively, exchange rate fluctuations impact the financial statements of our operating subsidiaries and our consolidated financial statements.

     Foreign exchange effects on our financial statements can be material because our reporting currency is in U.S. Dollars while the functional currencies of Garmin Corporation and Garmin (Europe) Ltd., two of our operating subsidiaries, are in NT Dollars and the British Pound Sterling, respectively. We are exposed to foreign exchange risks related to recurring foreign currency payments, principally in U.S. Dollars. In addition, fluctuations in exchange rates between the U.S. Dollar and the NT Dollar, and between the U.S. Dollar and the British Pound Sterling, may have an adverse impact on the financial statements of Garmin Corporation and Garmin (Europe) Ltd., respectively, and, as a consequence, upon consolidation have an indirect adverse effect on our consolidated financial statements.

If we are unable to compete effectively with existing or new competitors, our resulting loss of competitive position could result in price reductions, fewer customer orders, reduced margins and loss of market share.

     The markets for our products are highly competitive and we expect competition to increase in the future. We plan to enter the wireless market and will be competing against Telefon AB LM Ericsson, Motorola, Inc. and Nokia Oy with certain products. These competitors, as well as some of our existing competitors or potential competitors, such as Honeywell International, Inc. and UPS Aviation Technologies, have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly to new or emerging technologies or changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

Our intellectual property rights are important to our operations, and we could suffer loss if they infringe upon other's rights or are infringed upon by others.

     We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. To this end, we hold rights to a number of patents and registered trademarks and regularly file applications to attempt to protect our rights in new technology and trademarks. However, there is no guarantee that our patent applications will become issued patents, or that our trademark applications will become registered trademarks. Moreover, even if approved, our patents or trademarks may thereafter be successfully challenged by others or otherwise become invalidated for a variety of reasons. In addition, the only patents we have obtained are U.S. patents. Thus, any patents or trademarks we currently have or may later acquire may not provide us a significant competitive advantage.

     Third parties may claim that we are infringing their intellectual property rights. Such claims could have a serious adverse effect on our business and financial condition. Litigation concerning patents or other intellectual property can be costly and time consuming. We may seek licenses from such parties, but they could refuse to grant us a license or demand commercially unreasonable terms. We might not have sufficient resources to pay for the licenses. Such infringement claims could also cause us to incur substantial liabilities and to suspend or permanently cease the use of critical technologies or processes or the production or sale of major products.

Failure to obtain required certifications of our products on a timely basis could harm our business.

     We have certain products, especially in our aviation segment, that are subject to governmental and similar certifications before they can be sold. For example, Federal Aviation Administration ("FAA") certification is required for all of our aviation products that are intended for installation in type certificated aircraft. To the extent that it is required, certification is an expensive and time consuming process that requires significant focus and resources. An inability to obtain, or excessive delay in obtaining, such certifications could have an adverse effect on our ability to introduce new products and, therefore, our operating results. In addition, we cannot assure you that our certified products will not be decertified. Any such decertification could have an adverse effect on our operating results.

Our business is subject to economic, political and other risks associated with international sales and operations.

     Our business is subject to risks associated with doing business internationally. We estimate that approximately 28% of our net sales in the fiscal year ended December 25, 1999 represented products shipped to international destinations. Accordingly, our future results could be harmed by a variety of international factors, including:

   . changes in foreign currency exchange rates;

   . changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

   . trade protection measures and import or export licensing requirements;

   . potentially negative consequences from changes in tax laws;

   . difficulty in managing widespread sales and manufacturing operations;
     and

   . less effective protection of intellectual property.

We may experience unique economic and political risks associated with companies that operate in Taiwan.

     Relations between Taiwan and the People's Republic of China, also referred to as the PRC, and other factors affecting the political or economic conditions of Taiwan in the future could affect our business and the market price and the liquidity of our shares. Our principal manufacturing facilities where we manufacture all of our products, except our panel-mounted aviation products, are located in Taiwan.

     Taiwan has a unique international political status. The PRC asserts sovereignty over all of China, including Taiwan, certain other islands and all of mainland China. The PRC government does not recognize the legitimacy of the Taiwan government. Although significant economic and cultural relations have been established during recent years between Taiwan and the PRC, the PRC government has indicated that it may use military force to gain control over Taiwan in certain circumstances, such as the declaration of independence by Taiwan. Relations between Taiwan and the PRC have on occasion adversely affected the market value of Taiwanese companies and could negatively affect our operations in Taiwan in the future.

There is uncertainty as to our shareholders' ability to enforce certain foreign civil liabilities in the Cayman Islands and Taiwan.

     We are a Cayman Islands company and a substantial portion of our assets are located outside the United States, particularly in Taiwan. As a result, it may be difficult for you to effect service of process within the United States upon us. In addition, there is uncertainty as to whether the courts of the Cayman Islands and Taiwan would recognize or enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands or Taiwan against us predicated upon the securities laws of the United States or any state thereof.

Our shareholders may face difficulties in protecting their interests because we are incorporated under Cayman Islands law.

     Our corporate affairs are governed by our Memorandum and Articles of Association and by the Companies Law (2000 Revision) and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or our controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less developed nature of Cayman Islands law in this area.

We may pursue strategic acquisitions, investments, strategic partnerships or other ventures, and our business could be materially harmed if we fail to successfully identify, complete and integrate such transactions.

     We intend to evaluate acquisition opportunities and opportunities to make investments in complementary businesses, technologies, services or products, or to enter into any strategic partnerships with parties who can provide access to those assets, additional product or services offerings or additional industry expertise. We currently have no commitments to make any material investments or acquisitions, or to enter into strategic partnerships. We may not identify suitable acquisition, investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on commercially favorable terms, or at all.

     Any future acquisition could result in difficulties assimilating acquired operations and products, diversion of capital and management's attention away from other business issues and opportunities and amortization of acquired intangible assets. Integration of acquired companies may result in problems related to integration of technology and inexperienced management teams. In addition, the key personnel of the acquired company may decide not to work for us. Our management has not had experience in assimilating acquired organizations and products into our operations. We may not successfully integrate any operations, personnel or products that we may acquire in the future. If we fail to successfully integrate such transactions, our business could be materially harmed.

We have benefited in the past from Taiwan government tax incentives offered on certain high technology capital investments that may not always be available.

     Our effective tax rate is lower than the U.S. Federal statutory rate, because we have benefited from lower tax rates since our inception and from incentives offered in Taiwan related to our high technology investments in Taiwan. The loss of these tax benefits could have a significant effect on our financial results in the future.

Changes in our United States federal income tax classification or in applicable tax law could result in adverse tax consequences to our shareholders.

     We do not believe that we (or any of our non-United States subsidiaries) are currently a "foreign personal holding company" or "passive foreign investment company" for United States federal income tax purposes. We would constitute a foreign personal holding company in any taxable year if (1) 60% (or 50% in any year following the year in which we first became a foreign personal holding company) or more of our gross income were foreign personal holding company income (which is generally income of a passive nature such as dividends, interest and royalties) (the "income test") and (2) more than 50% of the voting power or value of our equity were owned, directly or indirectly, by five or fewer U.S. holders that are individuals (the "shareholder test"). If we (or any of our non-United States subsidiaries) are classified as a foreign personal holding company in any taxable year, then each shareholder that is a United States person would be required to pay tax on its pro rata share of the undistributed foreign personal holding income of such foreign personal holding company. We currently satisfy the shareholder test for qualifying as a foreign personal holding company but intend to manage our affairs so as to attempt to avoid satisfaction of the income test for qualifying as a foreign personal holding company, or minimize the impact to our shareholders if we satisfy the income test, to the extent this management of our affairs would be consistent with our business goals, although we cannot assure you in this regard.

     We do not expect to become a passive foreign investment company. However, because the passive foreign investment company determination is made annually on the basis of facts and circumstances that may be beyond our control and because the principles for applying the passive foreign investment company tests are not entirely clear, we cannot assure you that we will not become a passive foreign investment company. If we are a passive foreign investment company in any year, then any of our shareholders that is a United States person could be liable to pay tax at ordinary income tax rates plus an interest charge upon some distributions by us or when that shareholder sells our common shares at a gain. Further, if we are classified as a passive foreign investment company in any year in which a United States person is a shareholder, we generally will continue to be treated as a passive foreign investment company with respect to such shareholder in all succeeding years, regardless of whether we continue to satisfy the income or asset tests described above. Additional tax considerations would apply if we or any of our subsidiaries were a controlled foreign corporation or a personal holding company.

                          Risks Relating to Our Shares

We have broad discretion to use the offering proceeds, and the investment of these proceeds may not yield a favorable return.

     We have not committed the net proceeds to us from this offering to any specific purpose other than to use generally for working capital and other general corporate purposes, including possible acquisitions, strategic partnerships and expansion into new products and markets. Our management will have significant flexibility in applying the net proceeds of this offering. The proceeds may be invested in ways that do not yield favorable returns. If we do not apply the funds we receive effectively, we may adversely affect our financial performance and available resources.

We do not plan to pay dividends in the foreseeable future.

     We do not currently anticipate paying cash dividends going forward. In addition, if in the future we determined to pay dividends on our shares, as a holding company, we expect to be principally dependent on receipt of funds from our operating subsidiaries. Our principal operating subsidiary is a Taiwan company and dividends payable to us from that company would be subject to Taiwan withholding tax, which is currently applicable at the rate of 20%.

Our common stock has no prior market, and you may have difficulty reselling your shares if no liquid trading market develops.

     Before this offering, there has not been a public market for our common shares, and an active public market for our common shares may not develop or be sustained after this offering. We have applied to list our shares on the Nasdaq National Market. However, being listed on the Nasdaq National Market does not guarantee that a liquid trading market will develop. If no liquid trading develops, you may have difficulty reselling your shares.

The markets for high technology stocks have experienced extreme volatility and you may not be able to resell your shares at or above the initial public offering price.

     The markets for high technology stocks have experienced extreme volatility that has often been unrelated to the operating performance of the particular companies. These broad market fluctuations may adversely affect the trading price of our common shares. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price.

Our officers and directors exert substantial influence over us.

     Following the completion of this offering, members of our Board of Directors and our executive officers, together with members of their families and entities that may be deemed affiliates of or related to such persons or entities, will beneficially own approximately 56.2% of our outstanding common shares. Accordingly, these shareholders may be able to elect all members of our Board of Directors and determine the outcome of corporate actions requiring shareholder approval, such as mergers and acquisitions. This level of ownership may have a significant effect in delaying, deferring or preventing a change in control of Garmin Ltd. and may adversely affect the voting and other rights of other holders of our common shares.

Prior to 2006, without the approval of a majority of certain of our shareholders, we may not dispose of our shares of Garmin Corporation or its assets, even if it would benefit all of our shareholders.

     In connection with the reorganization whereby Garmin Ltd. became the holding company for Garmin Corporation, shareholders of Garmin Corporation entered into a shareholders' agreement whereby each shareholder party to the agreement agreed to take all reasonable actions required to prevent the disposition by Garmin Ltd. of any shares of Garmin Corporation or of substantially all of the assets of Garmin Corporation until after December 31, 2005 except upon approval of a majority in interest of such shareholders who are U.S. citizens or residents. Certain of our officers and directors own a substantial portion of these shares.

Provisions in our charter documents might deter, delay or prevent a third party from acquiring us, which could decrease the value of our shares.

     Our Board of Directors has the authority to issue up to 1,000,000 preferred shares and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. This could have an adverse impact on the market price of our common shares. We have no present plans to issue any preferred shares, but we may do so. The rights of the holders of common shares may be subject to, and adversely affected by, the rights of the holders of any preferred shares that may be issued in the future. In addition, we have adopted a classified board of directors. Our shareholders are unable to remove any director or the entire board of directors without a super majority vote. In addition, a super majority vote is required to approve transactions with interested shareholders. Shareholders do not have the right to call a shareholders meeting. We intend to adopt a shareholders' rights plan after our independent directors have been placed on our Board of Directors which under certain circumstances would significantly impair the ability of third parties to acquire control of us without prior approval of our Board of Directors. This shareholders' rights plan and the provisions in our charter documents could make it more difficult for a third party to acquire us, even if doing so would benefit our shareholders.

Future sales of our shares to the public may cause our share price to fall.

     Upon completion of the offering, we will have outstanding 107,875,000 shares, assuming no exercise of the underwriters' over-allotment option. Of these, 97,375,000 shares will continue to be held by existing shareholders following completion of the offering and may be sold at any time or in any manner, subject to compliance with applicable securities laws and, in the case of certain shareholders, observance of the lock-up period agreed with the underwriters. If our shareholders sell substantial amounts of their shares in the public market following the offering, the market price of our shares could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

As a new investor, you will experience immediate and substantial dilution in the net tangible book value of the shares.

     The initial public offering price of the shares is substantially higher than the net tangible book value per share of the outstanding common shares as of September 23, 2000. As a result, if you purchase the shares in this offering, you will suffer an immediate and substantial dilution of $12.67 per share in the net tangible book value per share based upon an initial public offering price of $16.00 per share, the midpoint of our estimated offering price range. In the event we issue additional shares in the future pursuant to stock options or otherwise, you may experience further dilution.

                                  CONVENTIONS

     All references to Taiwan in this prospectus are to the Republic of China. In this prospectus, references to "NT Dollars" or "New Taiwan Dollar(s)" are to the currency of Taiwan and all references to "U.S. Dollar," "Dollars," "$" or "US$" are to the currency of the United States of America. Unless otherwise indicated, the information contained in this prospectus:

  . assumes that the underwriters do not exercise the option granted by us and the selling shareholders to purchase additional shares in this offering to cover over-allotments;

  . assumes that no outstanding employee stock options are exercised;

  . is presented as if Garmin Ltd., which was established in July 2000, had been in existence for all periods presented;

  . is presented as if the 1.12379256 for 1 stock split of Garmin Ltd. common shares, effected through a stock dividend on November 6, 2000, had taken place prior to the periods presented; and

  . is presented as if the exchange offer pursuant to which the holders of shares of Garmin Corporation effectively exchanged their shares for shares of Garmin Ltd. had taken place prior to the periods presented. See note 1 of our consolidated financial statements and "Reorganization."

                                USE OF PROCEEDS

     The net proceeds to us from this offering, based on an assumed initial public offering price of $16.00 per share, the mid-point of the estimated price range set forth on the prospectus cover page and after deducting underwriting discounts and the estimated offering expenses payable by us, are estimated to be approximately $116.7 million, or $119.5 million if the underwriters' over-allotment option is exercised in full. We will not receive any proceeds from the sale of our shares by the selling shareholders in this offering. We plan to use the proceeds to us from this offering for working capital and other general corporate purposes, including possible acquisitions or strategic partnerships. We currently have no specific plan for allocating those proceeds among working capital and other general corporate purposes. We currently have no commitments to make any material investments or acquisitions and will retain broad discretion in the allocation of net proceeds of this offering.

     The amounts and timing of these expenditures will vary depending on a number of factors, including competitive and technological developments, success of our marketing efforts and the rate of growth, if any, of our business. Because of these uncertainties, we cannot tell you with any reasonable certainty how we plan to allocate the net proceeds.

                                DIVIDEND POLICY

     We intend to retain any earnings for use in our business. Although we have historically declared cash dividends, we do not intend to pay dividends on our common shares for the foreseeable future. Future cash dividends, if any, will be declared by our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant. Our Articles of Association provide that dividends must be paid out of our profits and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test. We expect that any dividends we declare will be paid in U.S. Dollars.

                                    DILUTION

     Our net tangible book value as of September 23, 2000 was approximately $242.2 million, or $2.42 per common share. Net tangible book value per share is equal to our net tangible assets, less total liabilities, divided by the number of common shares outstanding as of September 23, 2000. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of common shares in this offering and the net tangible book value per common share immediately after completion of this offering. After giving effect to the sale of shares at an assumed public offering price of $16.00 per common share, the mid-point of the estimated price range as set forth on the prospectus cover page, and the application of the net proceeds from this offering, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our net tangible adjusted book value as of September 23, 2000 would have been approximately $358.9 million, or $3.33 per common share. This amount represents an immediate increase in net tangible book value of $0.91 per share to existing shareholders and an immediate dilution in net tangible book value of $12.67 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share...........................       $16.00
  Net tangible book value per share as of September 23, 2000...... $2.42
  Increase in net tangible book value per share attributable to new investors................................................  0.91
                                                                   -----
Net tangible book value per share after the offering..............         3.33
                                                                         ------
Dilution per share to new investors...............................       $12.67
                                                                         ======

     The following table summarizes the difference as of September 23, 2000, between our existing shareholders and the new investors with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid:

                          Shares Purchased   Total Consideration
                         ------------------- -------------------- Average Price
                           Number    Percent    Amount    Percent   Per Share
                         ----------- ------- ------------ ------- -------------
Existing shareholders... 100,000,000   92.7% $  5,009,000    3.8%    $ 0.05
New investors...........   7,875,000    7.3   126,000,000   96.2      16.00
                         -----------  -----  ------------  -----
  Total................. 107,875,000  100.0% $131,009,000  100.0%
                         ===========  =====  ============  =====

     The foregoing tables and calculations assume no exercise by the underwriters of their over-allotment option and no exercise of outstanding employee stock options. We have reserved 3,500,000 common shares for issuance under our 2000 Equity Incentive Plan and 50,000 common shares for issuance under our 2000 Non-Employee Directors' Option Plan. We expect to have options for approximately 1,200,000 common shares outstanding at the completion of this offering, all of which will have a per share exercise price equal to the initial public offering price of the common shares in this offering. In addition, we have reserved 1,000,000 common shares for issuance under our Employee Stock Purchase Plan. Immediately following this offering, a company stock fund will be added to Garmin International, Inc.'s Savings and Profit Sharing Plan. We expect to reserve 500,000 common shares for issuance under that Plan. To the extent that the over-allotment option or outstanding options are exercised, there may be further dilution to new investors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 23, 2000. Our capitalization is presented on an actual basis and on an as adjusted basis to reflect the issuance and sale of 7,875,000 common shares offered by Garmin Ltd. at an assumed initial public offering price of $16.00 per share, the mid-point of the estimated price range set forth on the prospectus cover page after deduction of underwriting fees and offering expenses payable by us.

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto, included elsewhere in this prospectus.

                                                                  As of
                                                           September 23, 2000
                                                           ---------------------
                                                                         As
                                                                      Adjusted
                                                                       for the
                                                            Actual    Offering
                                                           ---------  ----------
                                                               (Dollars in
                                                               thousands)
Cash and cash equivalents................................  $ 135,968  $ 252,678
                                                           =========  =========
Long-term debt...........................................  $  47,907  $  47,907
Stockholders' equity:
  Preferred stock, $1.00 par value; 1,000,000 shares
     authorized; no shares issued and outstanding........         --         --
  Common stock, $0.01 par value; 500,000,000 shares
     authorized; 100,000,000 shares issued and
     outstanding actual; 107,875,000 shares issued and
     outstanding as adjusted for the offering............      1,000      1,079
  Additional paid-in capital.............................     29,593    146,224
  Retained earnings......................................    225,529    225,529
  Accumulated other comprehensive loss...................    (10,227)   (10,227)
                                                           ---------  ---------
    Total stockholders' equity...........................    245,895    362,605
                                                           ---------  ---------
    Total capitalization.................................  $ 293,802  $ 410,512
                                                           =========  =========

     The information in the table above assumes no exercise by the underwriters of their over-allotment option and no exercise of employee stock options. We expect to grant options for a total of 1,200,000 common shares to our employees under our 2000 Equity Incentive Plan immediately prior to the offering.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following tables present our selected financial data. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and notes to those statements included in this prospectus. We have prepared the consolidated financial data below using the consolidated financial statements of Garmin Ltd. for each of the five fiscal years in the period ended December 25, 1999 and the nine month periods ended September 25, 1999 and September 23, 2000. The consolidated financial statements for each of the five fiscal years in the period ended December 25, 1999 have been audited by Ernst & Young LLP, independent auditors.

     The financial statements as of and for the nine month periods ended September 25, 1999 and September 23, 2000 have not been audited, but in the opinion of management, include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our financial position and results of operations for these periods. This data should be read together with our consolidated financial statements and the notes to those statements included in the prospectus. The results of operations for any interim period are not necessarily indicative of the results of operations that may be expected for a full fiscal year.

                                                                             Nine Months
                                        Years Ended (1)                       Ended (1)
                          ----------------------------------------------- -----------------
                                                                           Sept.    Sept.
                          Dec. 31, Dec. 31, Dec. 31,    Dec. 26, Dec. 25,   25,      23,
                            1995     1996     1997        1998     1999     1999     2000
                          -------- -------- --------    -------- -------- -------- --------
                                      (In thousands, except per share data)
Consolidated Statements
   of
   Income Data:
  Net sales.............  $102,474 $135,874 $160,280    $169,030 $232,586 $164,536 $260,079
  Cost of goods sold....    55,446   77,616   93,620      82,787  105,654   76,430  119,110
                          -------- -------- --------    -------- -------- -------- --------
  Gross profit..........    47,028   58,258   66,660      86,243  126,932   88,106  140,969
  Operating expenses:
   Selling, general and
      administrative....    13,935   17,720   17,102      24,680   27,063   19,195   23,678
   Research and
      development.......     7,703   10,383   12,657      14,876   17,339   12,476   15,474
                          -------- -------- --------    -------- -------- -------- --------
  Total operating
     expenses...........    21,638   28,103   29,759      39,556   44,402   31,671   39,152
                          -------- -------- --------    -------- -------- -------- --------
  Operating income......    25,390   30,155   36,901      46,687   82,530   56,435  101,817
  Other income, net
     (2)................       558      818   11,971(3)      833    1,602      698      351
                          -------- -------- --------    -------- -------- -------- --------
  Income before income
     taxes..............    25,948   30,973   48,872      47,520   84,132   57,133  102,168
  Provision for income
     taxes..............     2,869    7,943   12,780      12,354   19,965   13,558   24,116
                          -------- -------- --------    -------- -------- -------- --------
   Net income...........  $ 23,079 $ 23,030 $ 36,092    $ 35,166 $ 64,167 $ 43,575 $ 78,052
                          ======== ======== ========    ======== ======== ======== ========
   Net income per share
      (basic
      and diluted)......  $   0.23 $   0.23 $   0.37    $   0.35 $   0.64 $   0.44 $   0.78
                          ======== ======== ========    ======== ======== ======== ========
   Weighted average
      common shares
      outstanding (basic
      and diluted)......    98,876   98,876   98,876      99,624  100,000  100,000  100,000
                          ======== ======== ========    ======== ======== ======== ========
  Cash dividends per
     share (4)..........  $   0.04 $   0.03 $   0.09    $   0.12 $   0.13 $   0.13 $   0.29
                          ======== ======== ========    ======== ======== ======== ========

                                          As of (1)                            As of (1)
                         ------------------------------------------------  ------------------
                                                                            Sept.     Sept.
                         Dec. 31,  Dec. 31,  Dec. 31,  Dec. 26,  Dec. 25,    25,       23,
                           1995      1996      1997      1998      1999      1999      2000
                         --------  --------  --------  --------  --------  --------  --------
                                                 (In thousands)
Balance Sheet Data:
  Cash and cash
     equivalents........ $ 18,097  $ 37,073  $ 64,243  $ 80,360  $104,079  $ 94,644  $135,968
  Total assets..........   91,440   118,775   143,482   174,532   254,645   216,518   340,104
  Total debt(5).........   14,533    14,275    15,823     9,708    27,720     9,345    47,907
  Total stockholders'
     equity.............   63,981    86,047   104,204   135,940   194,599   167,925   245,895

                                                                              Nine Months
                                       Years Ended (1)                         Ended (1)
                         ------------------------------------------------  ------------------
                                                                            Sept.     Sept.
                         Dec. 31,  Dec. 31,  Dec. 31,  Dec. 26,  Dec. 25,    25,       23,
                           1995      1996      1997      1998      1999      1999      2000
                         --------  --------  --------  --------  --------  --------  --------
                                                 (In thousands)
Other Data:
  Net cash provided by
     (used in):
  Operating activities.. $  9,565  $ 27,094  $ 39,868  $ 36,548  $ 44,342  $ 34,040  $ 61,665
  Investing activities..  (11,709)   (3,870)   (2,615)   (9,339)  (32,302)  (10,387)  (23,036)
  Financing activities..   10,255    (4,182)   (3,408)  (12,126)   10,153    (7,864)   (8,959)

---------------------
(1) Our fiscal quarters are 13-week quarters and do not always end on the last day of the calendar quarter. Our fiscal year-end is the last Saturday of the calendar year and does not always fall on December 31. Prior to 1998, our fiscal quarters were calendar quarters, and our fiscal years ended on December 31.
(2) Other income, net mainly consists of interest income, interest expense and foreign currency gain/(loss).
(3) Includes a $10 million foreign currency gain.

(4) Represents cash dividends per share based on the actual number of shares outstanding at the time of the dividend, as adjusted for the 1.12379256 for 1 stock split of our common shares, effected through a stock dividend on November 6, 2000.
(5) Total debt consists of notes payable and long-term debt.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following discussion and analysis of the financial condition and results of operations is based on the consolidated financial statements included in this prospectus which were prepared to reflect the consolidated financial position, results of operations and cash flows of Garmin Ltd. and subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements contained elsewhere in this prospectus.

Overview

     We are a leading worldwide provider of navigation, communications and information devices, most of which are enabled by Global Positioning System, or GPS, technology. We operate in two business segments, the consumer and aviation markets. Both of our segments offer products through our network of independent dealers and distributors. However, the nature of products and types of customers for the two segments vary significantly. As such, the segments are managed separately. Our consumer segment includes portable GPS receivers and accessories for marine, recreation, land and automotive use sold primarily to retail outlets. Our aviation products are portable and panel-mount avionics for Visual Flight Rules and Instrument Flight Rules navigation and are sold primarily to retail outlets and certain aircraft manufacturers.

     Since our first products were delivered in 1991, we have generated positive income from operations each year and have funded our growth from these profits. Our sales have increased at a compounded annual growth rate of 23% since 1995 and our net income has increased at a compounded annual growth rate of 29% since 1995. All of this growth has been organic; none has occurred as a result of any acquisition or merger.

     Since our principal locations are in the United States, Taiwan and the U.K., we experience some foreign currency fluctuations in our operating results. The functional currency of our European operations is the British Pound Sterling and the functional currency of our Asian operations is the New Taiwan Dollar. Other than in 1997, when we experienced a $10.0 million foreign currency gain due to a strong U.S. Dollar, we generally have not been significantly affected by foreign currency fluctuations. To date, we have not entered into hedging transactions with either the British Pound Sterling or the New Taiwan Dollar, although we may utilize hedging transactions in the future.

 Net Sales

     Our net sales are generated through sales to our global dealer and distributor network and to original equipment manufacturers. We recognize sales when products are shipped. Our sales are largely of a consumer nature; therefore backlog levels are not necessarily indicative of our future sales results. We aim to achieve a quick turnaround on orders we receive, and we typically ship most orders within 72 hours.

     Net sales are subject to some seasonal fluctuation. Typically, sales of our consumer products are highest in the second quarter, due to increased demand during the spring and summer marine season, and in the fourth quarter, due to increased demand during the holiday buying season. Our aviation products do not experience much seasonal variation, but are more influenced by the timing of the release of new products when the initial demand is typically the strongest.

 Gross Profit

     The most significant components of our cost of goods sold are raw material, labor and depreciation. Raw material costs, which are our most significant cost item, generally have not fluctuated materially as a percentage of sales since early 1998, when we negotiated lower raw material costs with our key suppliers. As a result, gross profit increased substantially as a percentage of sales in 1998 from that realized in prior years.

     In the last twelve months, we have experienced upward pricing pressures on our high technology components, but have offset these with efficiencies in our manufacturing processes. Our existing practice of performing in-house the design and manufacture of our products has enabled us to utilize alternative lower cost components from different suppliers and, where necessary, to redesign our products to permit us to use these lower cost components. We believe that because of our practice of performing in-house the design, manufacture and marketing of our products, both the Taipei, Taiwan and Olathe, Kansas manufacturing plants have experienced relatively low costs of manufacturing, compared to our competition. In general, products manufactured in Taiwan have been our highest volume products. Our manufacturing labor costs historically have been lower in Taiwan than in Olathe.

     Sales price variability has had and can be expected to have an effect on our gross profit. In the past, prices of some of our handheld devices sold into the consumer market have declined due to market pressures and introduction of new products sold at lower price points. The average selling prices of our aviation products have increased due to the introduction of more advanced and innovative products. In conjunction with the effects of lower labor costs experienced on Taiwan production, the effect of the sales price variability inherent within the mix of GPS-enabled products sold could have a significant impact on our gross profit.

 Selling, General and Administrative Expenses

     Our selling, general and administrative expenses consist primarily of:

   . salaries for sales and marketing personnel;

   . salaries and related costs for executives and administrative personnel;

   . advertising, marketing, and other brand building costs;

   . accounting and legal costs;

   . information systems and infrastructure costs;

   . travel and related costs; and

   . occupancy and other overhead costs.

     Since we plan to increase market penetration in the future, we expect selling, general and administrative expenses to continue to increase for the foreseeable future. However, a majority of these expenses are relatively fixed and would not be expected to increase as significantly as sales. We also intend to increase advertising and marketing expenses in order to build increased brand awareness in the consumer marketplace. We do not anticipate that these increased expenses will significantly impact our financial results in 2000 and subsequent periods.

 Research and Development

     The majority of our research and development costs represent salaries for our engineers, costs for high technology components used in product and prototype development, and costs of test equipment needed during product development.

     We have continued to grow our research and development capabilities since our inception. Substantially all of the research and development of our products is performed in the United States.

     We are committed to increasing the level of innovative design and development of new products as we strive for expanded ability to serve our existing consumer and aviation markets as well as new markets for GPS-enabled devices. We continue to grow our research and development budget on absolute terms and are experiencing accelerating returns on our research and development investment as net sales increase.

 Customers

     No customer accounted for greater than 10% of our sales in the year ended December 25, 1999. Our top ten customers accounted for approximately 29% of net sales. We have experienced average sales days in our customer accounts receivable of 35 days since 1997.

 Income Taxes

     We have experienced a relatively low effective tax rate in Taiwan due to lower marginal tax rates and substantial tax incentives offered by the Taiwanese government on certain high-technology capital investments. Therefore, profits earned in Taiwan have been taxed at a lower rate than those in the United States and Europe. As a result, our consolidated effective tax rate was approximately 24% during 1999. We have taken advantage of this tax benefit in Taiwan since our inception and we expect to continue to benefit from lower effective tax rates at least through 2004. The current Taiwan tax incentives terminate at the end of 2004. Additional incentives could be available after 2004 depending on whether or not the Taiwan government chooses to continue their current tax incentive policies. However, there can be no assurance that such tax incentives will be available after 2004.

Results of Operations

     The following table sets forth our results of operations as a percentage of net sales during the periods shown:

                                                                 Fiscal
                                    Fiscal Years Ended      Nine Months Ended
                                -------------------------- -------------------
                                Dec. 31, Dec. 26, Dec. 25, Sept. 25, Sept. 23,
                                  1997     1998     1999     1999      2000
                                -------- -------- -------- --------- ---------
Net sales......................  100.0%   100.0%   100.0%    100.0%    100.0%
Cost of goods sold.............   58.4%    49.0%    45.4%     46.5%     45.8%
                                 -----    -----    -----     -----     -----
Gross profit...................   41.6%    51.0%    54.6%     53.5%     54.2%
Operating expenses:
Selling, general and
  administrative...............   10.7%    14.6%    11.6%     11.6%      9.1%
Research and development.......    7.9%     8.8%     7.5%      7.6%      6.0%
                                 -----    -----    -----     -----     -----
Total operating expenses.......   18.6%    23.4%    19.1%     19.2%     15.1%
                                 -----    -----    -----     -----     -----
Operating income...............   23.0%    27.6%    35.5%     34.3%     39.1%
Other income, net..............    7.5%     0.5%     0.7%      0.4%      0.2%
                                 -----    -----    -----     -----     -----
Income before income taxes.....   30.5%    28.1%    36.2%     34.7%     39.3%
Provision for income taxes.....    8.0%     7.3%     8.6%      8.2%      9.3%
                                 -----    -----    -----     -----     -----
Net income.....................   22.5%    20.8%    27.6%     26.5%     30.0%
                                 =====    =====    =====     =====     =====

     The following table sets forth our results of operations for each of our two segments through income before income taxes during the periods shown. For each line item in the table, the total of the consumer and aviation segments' amounts equals the amount in the consolidated statements of income included in this prospectus.

                                           Fiscal Years Ended                        Fiscal Nine Months Ended
                          ----------------------------------------------------- -----------------------------------
                            Dec. 31, 1997     Dec. 26, 1998     Dec. 25, 1999    Sept. 25, 1999    Sept. 23, 2000
                          ----------------- ----------------- ----------------- ----------------- -----------------
                          Consumer Aviation Consumer Aviation Consumer Aviation Consumer Aviation Consumer Aviation
                          -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                                      (in thousands)
Net sales...............  $122,025 $38,255  $135,446 $33,584  $169,164 $63,422  $121,125 $43,411  $173,322 $86,757
Cost of goods sold......    76,271  17,349    68,787  14,000    78,088  27,566    58,715  17,715    83,102  36,008
                          -------- -------  -------- -------  -------- -------  -------- -------  -------- -------
Gross profit............    45,754  20,906    66,659  19,584    91,076  35,856    62,410  25,696    90,220  50,749
Operating expenses:
Selling, general and
  administrative........    13,063   4,039    20,047   4,633    20,486   6,577    14,689   4,506    17,385   6,293
Research and
  development...........     7,808   4,849     9,177   5,699    11,431   5,908     8,097   4,379     9,708   5,766
                          -------- -------  -------- -------  -------- -------  -------- -------  -------- -------
Total operating
  expenses..............    20,871   8,888    29,224  10,332    31,917  12,485    22,786   8,885    27,093  12,059
                          -------- -------  -------- -------  -------- -------  -------- -------  -------- -------
Operating income........    24,883  12,018    37,435   9,252    59,159  23,371    39,624  16,811    63,127  38,690
Other income (expense)..     9,114   2,857       500     333     1,291     311       564     134       718    (367)
                          -------- -------  -------- -------  -------- -------  -------- -------  -------- -------
Income before income
  taxes.................  $ 33,997 $14,875  $ 37,935 $ 9,585  $ 60,450 $23,682  $ 40,188 $16,945  $ 63,845 $38,323
                          ======== =======  ======== =======  ======== =======  ======== =======  ======== =======

Nine Months Ended September 23, 2000 and September 25, 1999

 Net Sales

     Our net sales were $260.1 million in the nine months ended September 23, 2000, a 58% increase over net sales of $164.5 million in the nine months ended September 25, 1999. The increase in sales during this period was driven by increased demand across nearly all product lines which reflects the overall growth of the GPS market. Sales from our consumer products accounted for 66.6% of net sales in the nine months ended September 23, 2000 compared to 73.6% of net sales in the nine months ended September 25, 1999. Sales from our aviation products accounted for 33.4% of net sales in the nine months ended September 23, 2000 compared to 26.4% of net sales in the nine months ended September 25, 1999. Net sales increased $52.2 million, or 43%, in the consumer segment and $43.3 million, or 100%, in the aviation segment. In May 2000, President Clinton withdrew the prior government degradation placed on GPS accuracy. Although difficult to quantify, management believes that the withdrawal of this degradation has helped drive increased demand for and sales of consumer GPS devices in 2000. The aviation sales growth was driven by new products introduced in early 2000 and continued strong demand of our panel mount aviation products that were introduced in early 1999.

 Gross Profit

     Gross profit was $141.0 million in the nine months ended September 23, 2000, a 60% increase over gross profit of $88.1 million in the nine months ended September 25, 1999. Gross profit as a percent of net sales increased to 54.2% in the nine months ended September 23, 2000 from 53.5% in the nine months ended September 25, 1999 due primarily to the effects of increased efficiencies from higher volume across all products and the 7.0 percentage point shift in the mix to higher margin aviation sales. Gross profit increased $27.8 million, or 45%, in the consumer segment and $25.1 million, or 97%, in the aviation segment. The percentage increase in gross profits for each segment is comparable to the percentage increase in that segment's net sales.

 Selling, General and Administrative Expenses

     Despite a 58% increase in net sales, selling, general and administrative expenses only increased 23%, to $23.7 million (9.1% of net sales) in the first nine months of 2000 from $19.2 million (11.6% of net sales) in the first nine months of 1999. Selling, general and administrative expenses increased $2.7 million, or 18%, in the consumer segment and $1.8 million, or 40%, in the aviation segment. The increase in expense reflects increased employment generally across the organization but also specifically in the areas of customer service and marketing, in support of our increased sales in both segments. The percentage increase was higher in the aviation segment than in the consumer segment due to the significant increase in aviation net sales as compared to consumer sales growth. We also experienced an increase in our cooperative advertising costs, which is an ongoing program with our key dealers and distributors in both segments. The selling, general and administrative expenses are expected to increase at a significantly lower rate than sales in both segments due to the effects of increased volume on these relatively fixed costs.

 Research and Development Expense

     Research and development expense increased approximately 24% to $15.5 million (6.0% of net sales) in the first nine months of 2000 from $12.5 million (7.6% of net sales) in the first nine months of 1999. Research and development expense increased $1.6 million, or 20%, in the consumer segment and $1.4 million, or 32%, in the aviation segment. The increase in expense was due primarily to additional product development costs in both consumer and aviation segments as well as additional software development in the consumer segment. The percentage increase was higher in the aviation segment due to the increasing demand for additional features and functionality in the panel mount and other aviation product lines.

 Other Income (Expense)

     Other income (expense) principally consists of interest income, interest expense and foreign currency exchange gains and losses. Other income (expense) for the first nine months of 2000 amounted to $0.4 million compared to $0.7 million in the first nine months of 1999. Interest income for the first nine months of 2000 amounted to $4.4 million compared to $2.7 million in the first nine months of 1999. Interest expense increased to $2.3 million in the first nine months of 2000 from $0.4 million in the first nine months of 1999, due primarily to the additional long-term debt required to finance the 1999 purchase of our new Taiwan facility and further expand our Olathe, Kansas facility in 2000. We recognized a foreign currency exchange loss of $1.4 million in the first nine months of 2000 compared to a $1.1 million loss in the first nine months of 1999 due to a weakness of the U.S. Dollar compared to the New Taiwan Dollar during the first nine months of 2000.

 Income Tax Provision

     Income tax expense increased by $10.5 million, to $24.1 million, in the first nine months of 2000 from $13.6 million in the first nine months of 1999, due to our higher taxable income. The effective tax rate was 23.6% in the first nine months of 2000 versus 23.7% in the first nine months of 1999.

 Net Income

     As a result of the above, net income in the nine months ended September 23, 2000 was $78.1 million compared to $43.6 million in the nine months ended September 25, 1999.

Fiscal Year Ended December 25, 1999 Compared to Fiscal Year Ended December 26, 1998

 Net Sales

     Our net sales increased 38%, to $232.6 million, in fiscal 1999, from $169.0 million in fiscal 1998. Net sales from our consumer products accounted for 72.7% of net sales in fiscal 1999 compared to 80.1% of net sales in fiscal 1998. Net sales from our aviation products accounted for 27.3% of net sales in fiscal 1999 compared to 19.9% of net sales in fiscal 1998. Net sales increased $33.7 million, or 25%, in the consumer segment and $29.8 million, or 89%, in the aviation segment. The aviation sales growth was driven by continued strong demand for new products introduced in early 1998 and significant demand for our panel mount aviation products that were introduced in early 1999. The consumer products sales growth was driven by new handheld products introduced in 1999.

 Gross Profit

     Gross profit increased 47%, to $126.9 million, in fiscal 1999, from $86.2 million in fiscal 1998. Gross profit as a percent of net sales increased to 54.6% in fiscal 1999, from 51.0% in fiscal

1998, due primarily to the effects of increased manufacturing efficiencies due to higher volume and favorable product mix associated with the incremental sales of aviation products. Gross profit increased $24.4 million, or 37%, in the consumer segment and $16.3 million, or 83%, in the aviation segment. Gross profit as a percentage of consumer net sales increased to 53.8% in fiscal 1999 from 49.2% in fiscal 1998 due to increased sales of higher margin recreational products introduced in 1999. Gross profit as a percentage of aviation net sales decreased to 56.5% in fiscal 1999 from 58.3% in fiscal 1998 due to a slight shift in the aviation sales mix in 1999 to panel mount products, which sell at slightly lower margins than portable aviation products.

 Selling, General and Administrative Expenses

     Despite a 38% increase in net sales, selling, general and administrative expenses increased only 10%, to $27.1 million (11.6% of net sales), in fiscal 1999, from $24.7 million (14.6% of net sales) in fiscal 1998. Selling, general and administrative expenses increased $0.4 million, or 2%, in the consumer segment and $1.9 million, or 42%, in the aviation segment. The increase in expense was driven primarily by increased advertising costs and additional marketing and administrative staff needed to support the increased sales during 1999, particularly in the aviation segment. The percentage increase was much higher in the aviation segment than in the consumer segment due to the significant increase in aviation net sales. Again, the selling, general and administrative expenses increased at a lower rate than sales in both segments, as expected, due to the effects of increased volume on relatively fixed costs.

 Research and Development Expense

     Research and development expense increased approximately 17%, to $17.3 million (7.5% of net sales), in fiscal 1999, from $14.9 million (8.8% of net sales) in fiscal 1998. Research and development expense increased $2.3 million, or 25%, in the consumer segment and $0.2 million, or 4%, in the aviation segment. The increase in expense was due primarily to additional product development costs in the consumer segment related to increases in the engineering staff dedicated to new product development initiatives in this segment. Research and development expense in the aviation development segment experienced little change in 1999 as development of the new family of panel mount aviation products was completed in late 1998 and required less continuing development effort in 1999.

 Other Income (Expense)

     Other income (expense) for fiscal 1999 amounted to $1.6 million, compared to $0.8 million in fiscal 1998. Interest income for 1999 amounted to $4.3 million, compared to $3.5 million in fiscal 1998. Interest expense increased to $0.6 million in fiscal 1999 from $0.5 million in fiscal 1998. No additional debt was undertaken during fiscal 1998 and 1999, with the exception of a new facility purchased in Taiwan late in fiscal 1999. We recognized a foreign currency exchange loss of $1.5 million in fiscal 1999, compared to $2.2 million loss in fiscal 1998, due to weakness of the U.S. Dollar compared to the New Taiwan Dollar in both years.

 Income Tax Provision

     Income tax expense increased by $7.6 million, to $20.0 million, in fiscal 1999, from $12.4 million in fiscal 1998, due to our higher taxable income. The effective tax rate was 23.7% in fiscal 1999 versus 26.0% in fiscal 1998. This decrease was driven primarily by added tax incentives made available by the Taiwanese government in 1999.

 Net Income

     As a result of the above, net income in fiscal 1999 was $64.2 million compared to $35.2 million in fiscal 1998.

Fiscal Year Ended December 26, 1998 Compared to Fiscal Year Ended December 31, 1997

 Net Sales

     Our net sales increased 5%, to $169.0 million, in fiscal 1998, from $160.3 million in fiscal 1997. Net sales from our consumer products accounted for 80.1% of net sales in fiscal 1998, compared to 76.1% of net sales in fiscal 1997. Net sales from our aviation products accounted for 19.9% of net sales in fiscal 1998, compared to 23.9% of net sales in fiscal 1997. Net sales increased $13.4 million, or 11%, in the consumer segment and decreased $4.7 million, or 12% in the aviation segment. The increase in consumer products sales was driven by key introductions of new recreational and marine products during 1998. The reduction in sales of our aviation products in fiscal 1998 was driven by the tendency of our customers to postpone orders in anticipation of new products which were announced during 1998 but not shipped until early 1999.

 Gross Profit

     Gross profit increased 29%, to $86.2 million, in fiscal 1998, from $66.7 million in fiscal 1997. Gross profit as a percent of net sales increased to 51.0% in fiscal 1998, from 41.6% in fiscal 1997, due primarily to significantly reduced material costs. Material cost reductions designed into next generation products sold in 1998 drove additional margin improvement. Gross profit increased $20.9 million, or 46%, in the consumer segment and decreased $1.3 million, or 6%, in the aviation segment. Gross profit as a percentage of consumer net sales increased to 49.2% in fiscal 1998 from 37.5% in fiscal 1997 due primarily to the material cost reductions negotiated with certain key suppliers. Gross profit as a percentage of aviation net sales increased to 58.3% in fiscal 1998 from 54.6% in fiscal 1997, despite the decline in net sales, due to a reduction in sales of certain lower margin aviation panel mount products as a percentage of total aviation sales.

 Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased 44%, to $24.7 million (14.6% of net sales), in fiscal 1998, from $17.1 million (10.7% of net sales) in fiscal 1997. Selling, general and administrative expenses increased $7.0 million, or 53%, in the consumer segment and $0.6 million or 15% in the aviation segment. The increase in expense was driven primarily by additional investments in marketing and administrative staff in anticipation of new product shipments across all product lines that did not materialize until early 1999. During 1998, we also incurred a $2.5 million charge pursuant to a dispute resolution that also provided us a license on certain of our consumer segment GPS-enabled products. As a result, selling, general and administrative expenses as a percentage of net sales increased to 14.8% in fiscal 1998 from 10.7% in fiscal 1997 in the consumer segment and increased to 13.8% in fiscal 1998 from 10.6% in fiscal 1997 in the aviation segment.

 Research and Development Expense

     Research and development expense increased approximately 18%, to $14.9 million (8.8% of net sales), in fiscal 1998, from $12.7 million (7.9% of net sales) in fiscal 1997. Research and development expense increased $1.4 million, or 18%, in the consumer segment and $0.9 million, or 18%, in the aviation segment. The increases were due primarily to additional product development costs in both consumer and aviation segments as well as additional software development.

 Other Income (Expense)

     Other income (expense) for fiscal 1998 amounted to $0.8 million, compared to $12.0 million in fiscal 1997. Interest income for 1998 amounted to $3.5 million, compared to $2.6 million in fiscal 1997. Interest expense was $0.5 million in fiscal 1998, compared to $0.9 million in fiscal 1997. No additional debt was undertaken during fiscal 1997 and 1998. We recognized a foreign currency exchange loss of $2.2 million in fiscal 1998 compared to a gain of $10.0 million in fiscal 1997 due to the significant strength of the U.S. Dollar compared to the New Taiwan Dollar during 1997. Other income (expense) decreased $8.6 million, or 95%, in the consumer segment and $2.5 million, or 88%, in the aviation segment, due primarily to the effects of the foreign currency loss experienced in 1998 compared to the significant foreign currency gain experienced in 1997 in both segments.


 Income Tax Provision

     Income tax expense decreased by $0.4 million to $12.4 million in fiscal 1998 from $12.8 million in fiscal 1997 reflecting the decreased taxable income in 1998. The effective tax rate was 26.0% in fiscal 1998 versus 26.1% in fiscal 1997, a rate lower than the United States statutory rate, primarily due to lower tax rates on Taiwan source income.

 Net Income

     As a result of the above, net income in fiscal 1998 was $35.2 million compared to $36.1 million in fiscal 1997.

Selected Quarterly Information

     The following tables present our operating results for each of the ten fiscal quarters in the period ended September 23, 2000 in dollars. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited annual consolidated financial statements included in this prospectus. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with our consolidated financial statements and the notes to those statements included in the prospectus.

     The historical financial information may not be indicative of our future performance. We expect that quarterly sales may fluctuate significantly.

                                                               Three Months Ended
                         ---------------------------------------------------------------------------------------------------
                         June 27, Sept. 26, Dec. 26,     March 27, June 26,  Sept. 25, Dec. 25, March 25, June 24, Sept. 23,
                           1998     1998      1998         1999      1999      1999      1999     2000      2000     2000
                         -------- --------- --------     --------- --------  --------- -------- --------- -------- ---------
                                                                  (unaudited)
                                                                 (in thousands)
Consolidated Statements
  of Income:
 Net sales.............. $48,641   $40,792  $40,175       $50,949  $55,446    $58,141  $68,050   $76,576  $93,964   $89,539
 Cost of goods sold.....  21,578    20,241   22,269        24,453   25,990     25,987   29,224    34,663   43,939    40,508
                         -------   -------  -------       -------  -------    -------  -------   -------  -------   -------
 Gross profit...........  27,063    20,551   17,906        26,496   29,456     32,154   38,826    41,913   50,025    49,031
                         -------   -------  -------       -------  -------    -------  -------   -------  -------   -------
 Operating expenses:
   Selling, general and
     administrative.....   5,245     6,062    8,730         6,352    6,082      6,761    7,868     7,091    7,984     8,603
   Research and
     development.          3,582     3,643    4,278         3,806    4,130      4,540    4,863     4,706    5,013     5,755
                         -------   -------  -------       -------  -------    -------  -------   -------  -------   -------
 Total operating
   expenses.............   8,827     9,705   13,008        10,158   10,212     11,301   12,731    11,797   12,997    14,358
                         -------   -------  -------       -------  -------    -------  -------   -------  -------   -------
 Operating income.......  18,236    10,846    4,898        16,338   19,244     20,853   26,095    30,116   37,028    34,673
 Other income
   (expense)............   3,250     2,274   (5,710)        3,582   (1,688)    (1,196)     904    (3,152)   1,143     2,360
                         -------   -------  -------       -------  -------    -------  -------   -------  -------   -------
 Income (loss) before
   income taxes.........  21,486    13,120     (812)(1)    19,920   17,556     19,657   26,999    26,964   38,171    37,033
 Income tax provision
   (benefit)............   5,586     3,411     (211)        4,727    4,166      4,665    6,407     6,365    9,010     8,741
                         -------   -------  -------       -------  -------    -------  -------   -------  -------   -------
   Net income (loss).... $15,900   $ 9,709  $  (601)      $15,193  $13,390    $14,992  $20,592   $20,599  $29,161   $28,292
                         =======   =======  =======       =======  =======    =======  =======   =======  =======   =======

---------------------
(1) Includes the effects of a $2.5 million selling, general and administrative charge pursuant to a one-time legal settlement and a $6.6 million foreign currency loss due to the weakness of the U.S. Dollar compared to the New Taiwan Dollar.

Liquidity and Capital Resources

     Net cash generated by operating activities was $39.9 million, $36.5 million and $44.3 million in fiscal 1997, 1998 and 1999, respectively, and was $34.0 million and $61.7 million during the first nine months of 1999 and 2000, respectively. We operate with a strong customer driven approach and therefore carry sufficient inventory to meet customer demand. Because we desire to respond quickly to our customers and minimize order fulfillment time, our inventory levels are generally high enough to meet most demand. We also attempt to carry sufficient inventory levels on key components so that potential supplier shortages have as minimal an impact as possible on our ability to deliver our finished products. We do not anticipate that our inventory management techniques will have a negative impact on our financial results in the future.

     During the first nine months of 2000, our capital expenditures totaled $16.4 million. In fiscal 1997, 1998 and 1999, our capital expenditures totaled approximately $2.7 million, $8.3 million and $32.2 million, respectively. These expenditures were incurred primarily to increase our manufacturing capacity both in the United States and in Taiwan. A significant investment was made in 1999 in our Taiwan facilities.

     We financed these capital expenditures through net operating cash flow, debt from outside financial institutions and capital leases. We also made use of capital leases to finance part of our capital expenditures programs during 1997 and 1998.

     As a result of our continuing expansion plans, capital expenditures in 2000 are expected to be in line with 1999 capital expenditures. The 2000 expenditures are primarily for our Olathe, Kansas building and land expansion project that is approximately 55% complete. We expect our needs for capital in 2001 to be less than in 2000 since the current expansions will be nearly complete. We expect our future capital requirements to consist primarily of purchases of production machinery and equipment to expand capacity. A portion will also be used for conversion of available space in our Olathe, Kansas building for assembly use and expansion of our testing operations using our recently acquired facility in Shijr, Taiwan. We may use a portion of the net proceeds from this offering to acquire targeted strategic businesses.

     We believe that our existing cash balances, cash flow from operations and the net proceeds from this offering will be sufficient to meet our projected capital expenditures, working capital and other cash requirements at least through the end of fiscal 2001.

     Cash dividends paid to stockholders were $3.6 million, $6.0 million, $7.5 million and $29.0 million in fiscal 1997, 1998, 1999 and 2000, respectively. Included in cash dividends for fiscal 2000 was a special one-time dividend of $17.4 million that was paid in order to provide funds to shareholders to pay withholding taxes and stock transfer taxes related to the reorganization of Garmin Corporation. We do not anticipate paying additional dividends in the foreseeable future.

Market Sensitivity

     We have market risk primarily in connection with the pricing of our products and services and the purchase of raw materials. Product pricing and raw materials costs are both significantly influenced by semiconductor market conditions. Historically, during cyclical industry downturns, we have been able to offset pricing declines for our products through a combination of improved product mix and success in obtaining price reductions in raw material costs.

     Although some fluctuations have occurred, particularly in 1997, we generally have not been significantly affected by foreign exchange fluctuations because the New Taiwan Dollar has proven to be relatively stable since the fourth quarter of 1998. However, more volatile foreign exchange rate fluctuations in the future could have a significant effect on our results of operations.

     As of September 23, 2000, we have interest rate risk in connection with our industrial revenue bonds that bear interest at a floating rate. Garmin International, Inc. entered into an interest rate swap agreement to modify the characteristics of $15 million of its outstanding long-term debt from a floating rate to a fixed rate basis. This agreement involves the receipt of floating rate amounts in exchange for fixed rate interest payments over the life of the agreement without an exchange of the underlying principal amount. The gain or loss on interest rate swap agreements is immaterial.

Inflation

     We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could adversely affect our business, financial condition and results of operations.

Recent Accounting Pronouncements

     In June 1998 and June 1999, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133. These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 will be effective for our fiscal year ending December 29, 2001. The adoption of Statement No. 133 is not expected to have a material impact on our financial condition or results of operations.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44") Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion No. 25 for (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. As of June 24, 2000, we have not issued any stock compensation awards.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or "SAB 101", Revenue Recognition, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Because our current revenue recognition policies are basically consistent with SAB 101, implementation of SAB 101 is not expected to have a material impact on our financial condition or results of operations.

                                 REORGANIZATION

     Garmin Corporation was formed in Taiwan, Republic of China, in January 1990. Prior to the reorganization described below, Garmin Corporation was the parent corporation of the Garmin group. Garmin Corporation currently owns 100% of Garmin International, Inc., a Kansas corporation. Garmin International, Inc. currently owns 100% of Garmin (Europe) Ltd., a U.K. company, 100% of Garmin Foreign Sales Corporation, a Barbados company, and 100% of Garmin Realty, LLC, a Kansas company.

     Under the current legal framework of Taiwan, Garmin Corporation is not permitted to offer its shares in the United States except upon compliance with cumbersome regulatory requirements in Taiwan. Therefore, on July 24, 2000, we formed Garmin Ltd. as a holding company for Garmin Corporation in order to facilitate the listing of our common shares in the United States. Subsequently, the stockholders of Garmin Corporation executed a shareholders agreement to transfer to Garmin Ltd. their investments in 88,984,394 common shares of stock of Garmin Corporation. These shares, which represented approximately 100% of the issued and outstanding common stock of Garmin Corporation as of July 24, 2000, were used by the stockholders to pay for their subscriptions to 100,000,000 common shares (post-split) of Garmin Ltd. with a per share par value of $0.01.

     As a result of that reorganization, Garmin Ltd., a Cayman Islands corporation, owns 100% of the capital stock of Garmin Corporation, except for one share of Garmin held of record, but not beneficially, by each of six shareholders as nominees to satisfy the Taiwan requirement that Garmin Corporation have at least seven shareholders, and 4,000 shares held by two related shareholders who did not convert their Garmin Corporation shares to shares of Garmin Ltd. These 4,006 shares represent approximately 0.004% of the outstanding shares of Garmin Corporation. In addition, under the shareholders' agreement, shareholders of Garmin Corporation party to the agreement agreed to take all reasonable actions required to prevent the disposition by Garmin Ltd. of any shares of Garmin Corporation or of substantially all of the assets of Garmin Corporation until after December 31, 2005 except upon approval of a majority in interest of such shareholders who are U.S. citizens or residents.

     As a result of this reorganization, Garmin Ltd. owns, directly or indirectly, each of Garmin Corporation, Garmin International, Inc., Garmin (Europe) Ltd., Garmin Foreign Sales Corporation and Garmin Realty, LLC.

     The diagrams set forth below illustrate the Garmin organization both prior to and after the reorganization discussed above.

 Prior to Reorganization in September              Post Reorganization
                 2000


                                                       Garmin Ltd.
                Garmin                                   (Cayman
             Corporation                                 Islands)
               (Taiwan)


                                                          Garmin
                Garmin                                 Corporation
            International,                               (Taiwan)
                 Inc.
               (Kansas)


    --------------------------
                Garmin       Garmin                       Garmin
   Garmin      (Europe)     Foreign                   International,
Realty, LLC      Ltd.        Sales                         Inc.
  (Kansas)      (U.K.)    Corporation                    (Kansas)
                           (Barbados)
                                                --------------------------
                                             Garmin       Garmin       Garmin
                                          Realty, LLC    (Europe)     Foreign
                                            (Kansas)       Ltd.        Sales
                                                          (U.K.)    Corporation
                                                                     (Barbados)

                                    BUSINESS

Company Overview

     We are a leading, worldwide provider of navigation, communications and information devices, most of which are enabled by GPS technology. We design, develop, manufacture and market under the GARMIN brand a diverse family of hand-held, portable and fixed mount GPS-enabled products and other navigation, communications and information products. Each of our GPS products utilizes our proprietary integrated circuit and receiver designs to collect, calculate and display location, direction, speed and other information in forms optimized for specific consumer uses.

     Our products cover a wide range of applications and price points, ranging from an entry-level handheld GPS receiver that retails for approximately $119 to an avionics instrument suite for general aviation aircraft that retails for approximately $22,000. Based upon independent market surveys, we estimate that in 1999 we had a market share by unit volume of approximately 50% in the North American GPS marine and recreational market, a 59% market share by unit volume of the U.S. general aviation retrofit market for GPS-enabled panel mount applications, and a 76% market share by unit volume of the U.S. market for portable aviation GPS devices. We believe that we have achieved our leading market position by offering a broad range of products for a variety of applications and by developing ergonomically designed and user friendly products with innovative features.

     We were founded in 1989 with a goal to be a leading supplier of navigation, communications and information equipment to customers around the world. With an initial staff of 10 individuals, we designed our first product, the GPS 100, and produced working prototypes within a year after we were founded. By January 1991, we established manufacturing facilities in Taiwan and began producing the GPS 100. Initial product deliveries included units that served Allied troops during the Gulf War.

     At the time of its introduction in 1990, we believe the GPS 100 was the most versatile GPS product available for a broad range of customers and applications. For example, the GPS 100 could be installed directly in the panel of an aircraft and could interface with a variety of cockpit instruments such as an autopilot or moving map display. The GPS 100 could also be mounted in a boat and interface with a variety of marine electronics, such as an autopilot, chart plotter and ship alarms. It included a battery pack which provided power for portable operation or, if installed in a vehicle, for continued operation if vehicle power was lost, providing life-saving guidance to an aircraft or vessel in distress. By attaching a small antenna the GPS 100 could be operated in a portable mode, providing navigation guidance to hunters, hikers, and other outdoor enthusiasts.

     After delivering the GPS 100, we expanded our design, marketing and production capabilities to develop additional products for our target markets. We currently produce approximately 50 different models, including GPS-enabled devices, depth sounders/fishfinders, VHF communications transmitters/receivers, radios, transponders (which transmit either an aircraft's altitude or its flight identification number in response to requests transmitted by ground-based air traffic control radar systems or air traffic avoidance devices on other aircraft) and audio products at our production facilities in Shijr, Taiwan and Olathe, Kansas. These products are sold through a network of approximately 2,500 dealers and distributors around the world.

     Our management team still includes the original founders of our company in addition to others with significant experience in our selected markets. We believe this combination of experience and stability has been a key factor in successfully serving our chosen markets and in anticipating the needs of customers as we create new products.

Overview of The Global Positioning System

     The Global Positioning System, or GPS, first made available by the U.S. government for commercial use in 1983, is a worldwide navigation system which enables the precise determination of geographic location using established satellite technology. The system consists of a constellation of orbiting satellites. The satellites and their ground control and monitoring stations are maintained and operated by the United States Department of Defense, which maintains an ongoing satellite replenishment program to ensure continuous global system coverage. Access to the system is provided free of charge by the U.S. government.

     "Where am I and how can I get to where I want to go?" The Global Positioning System can provide an instant response to this question anywhere in the world. The diagram below illustrates the use of GPS.


                                              . the satellites must be in
                                                view,

                                              . a minimum of four satellite
                                                signals required, and

                                              . location determined by
                                                triangulation

     Reception of GPS signals from the satellites requires line-of-sight visibility between the satellites and the receiver. GPS receivers generally do not work indoors and when a receiver is outside, buildings, hills and dense foliage can block reception. GPS receivers can be very compact, and it is not necessary to have a large dish antenna to receive GPS signals.

     Prior to May 2000, the U.S. Department of Defense intentionally degraded the accuracy of civilian GPS signals in a process known as Selective Availability ("SA") for national security purposes. SA variably degraded GPS position accuracy to a radius of 100 meters. On May 2, 2000, the U.S. Department of Defense discontinued SA. With SA removed, a GPS receiver can calculate its position to an accuracy of 10 meters or less, significantly enhancing the utility of GPS for most applications.

     The accuracy and utility of GPS can be enhanced even further through augmentation techniques which compute any remaining errors in the signal and broadcast these corrections to a GPS device. The FAA is developing a Wide Area Augmentation System ("WAAS") comprising ground reference stations and additional satellites which will improve the accuracy of GPS positioning available in the United States and portions of Canada and Mexico to approximately 3 meters. WAAS is intended to support the use of GPS as the primary means of enroute, terminal and approach navigation for aviation in the United States. The increased accuracy offered by WAAS will also enhance the utility of WAAS-enabled GPS receivers for consumer applications. The FAA has stated that it expects the WAAS system to have initial operating capability in 2002.

Market Opportunity

     The market for GPS-enabled products is projected to grow rapidly in the next five years. We believe improved accuracy, primarily as a result of the U.S. government's removal of SA, increased device functionality of GPS applications and the continued trend toward combining navigation, communications and information technologies in an integrated device will drive projected industry growth. We believe that the removal of SA will particularly benefit the consumer and general aviation markets in which we currently maintain leading positions. According to a 2000 report by Frost & Sullivan, the combined North American marine/recreational and aviation GPS market segments, which we currently serve, are projected to grow from an estimated $726 million in 1999 to $1.4 billion in 2005. Allied Business Intelligence, Inc. has forecast in a 1999 report that the worldwide commercial GPS market, which also includes markets in which we do not currently participate, will grow from an estimated $4.9 billion in 1999 to $13.9 billion by 2005, a 19% compound annual growth rate.

     To date we have concentrated primarily on the marine, recreational, and aviation markets because of the significant immediate market opportunity available in these markets.

   . Marine--Recreational boaters, fisherman, and commercial vessels use GPS receivers for worldwide navigation and locating favorite mooring or fishing spots. According to data from the National Marine Manufacturers Association published in the February 2000 issue of Boating Industry, there were 12,565,981 recreational boats in the United States in 1999 and an additional 483,600 recreational boats were produced in the United States in 1999.

   . Recreational--Hikers, hunters, campers and bikers use GPS receivers to navigate through rural and wilderness terrain. Frost & Sullivan estimated that GPS recreational product sales in North America in 1999 were 738,600 units. Frost & Sullivan projects annual recreational GPS product sales in North America alone to exceed 3 million units by 2006.

   . Aviation--GPS receivers can be used for en route navigation and landing approaches. Today, FAA certified GPS receivers can be used for non-precision approaches. When the FAA's WAAS system is fully operational, GPS receivers certified in accordance with FAA technical standards orders will be used for precision approaches and will become the primary navigation means for aircraft in the United States. According to the FAA's Aerospace Forecasts published in March 2000, there were a total of 204,700 active general aviation aircraft in the United States in 1998. The FAA's Aerospace Forecasts also state that the U.S. general aviation fleet is projected to grow by about 2,100 aircraft annually through 2005.

     These segments will continue to be the core of our business in the near-term. However, GPS capabilities are becoming increasingly commercially viable in a wide range of consumer products and services, including automotive navigation systems, wireless consumer and information devices (such as phones and personal digital assistants), emergency locating services, and tracking/anti-theft products. We intend to continue to be a leader in innovation by capitalizing on the increasing integration of information and location technologies as we expand the utility of, and market for, our devices. We intend to take advantage of our brand name and our product development experience to expand our product line in new GPS markets which we expect to experience significant growth, such as automotive and wireless applications. We currently have products under development for launches into these markets in the next 12 to 24 months.

   . Automotive--GPS receivers with detailed street map displays and "turn by turn" guidance currently offer navigational assistance to drivers around the world. We believe that GPS technology will be critical to delivering the next generation of automotive services including telematics and emergency assistance. By linking a GPS receiver to a cellular communications device, a vehicle's location can automatically be transmitted to a base station or emergency service provider in the event of a collision or air bag deployment, improving emergency assistance response times.

    Telematics is the combination of communications, entertainment and information within the automotive environment. Automobile manufacturers are increasingly focused on developing telematic solutions/services to enhance the automotive consumer's experience, comfort and safety. Telematic solutions/services include remote system diagnostics to alert the vehicle owner of maintenance issues, mobile commerce ("M-commerce") and "concierge services" such as General Motors' OnStar service. Vehicle location identification plays a meaningful role in delivery of these services. According to J.D. Power-LMC, there are approximately 200 million cars and light trucks in the U.S. alone, out of an estimated total of 621 million globally. J.D. Power-LMC predicts new vehicle deliveries (cars and light trucks) of 17.3 million and 53.3 million by 2005 for North America and globally, respectively. While we believe that telematics represents a significant growth opportunity for us, we expect that near-term penetration of telematics will represent only a small fraction of the total addressable market.

   . Wireless--Demand for wireless services is expected to continue to grow rapidly. International Data Corporation ("IDC") predicts that the number of global wireless subscribers will increase from approximately 303 million subscribers in 1998 to 1.1 billion subscribers in 2003, representing a compound annual growth rate of 29%. Increasingly, wireless devices incorporate elements of voice, text messaging, Internet access and navigation/location determination in a single unit. We believe that one of the key attributes of the wireless services markets will be the tailoring of services and content to the specific location of the end-user and that this will be particularly important to the emerging M-commerce industry. GPS is one of several location identification technologies that may be incorporated into wireless devices enabling delivery of location specific content and services, including M-commerce offerings. Emergency assistance mandates may also expand GPS wireless product opportunities. The FCC has ordered that by October 2001 cellular telephone carriers be able to identify an emergency 911 caller's location to within 125 meters. In addition, the European Union is currently investigating similar directives for a European emergency 112 system.

Our Vision and Strategy

     Our vision is to continually expand our position as a leading supplier of navigation, communications and information devices to customers around the world. Our goal is to design, produce, market and support innovative products that will expand our leadership in established markets and provide opportunity to serve new markets. The key elements of our strategy include:

     Maintain Our Customer Focused Approach To Product Design. Our goal is to serve our customers' needs by designing products that offer superior value, higher quality and lower cost of ownership than our competitors offer. We periodically meet with some of our major independent dealers to seek feedback on our existing products and product concepts that are candidates for design. Our product designers monitor feedback provided by customers through our sales and customer service departments as well as the Internet. We encourage our staff to evaluate product concepts relative to their own every-day life experience in order to visualize how customers will respond to our products. We believe we have strong brand recognition and a loyal customer base and that our customer focused approach has been a key factor in developing these to date.

     Emphasize Continuous Innovation. We have introduced industry-leading innovations, ranging from small, low-cost, high performance GPS-enabled devices to products that integrate a broad range of navigation, communications and information technologies. We continually improve our products by adding innovative features and incorporating new technologies that offer improved performance and lower cost. We intend to continue to be a leader in innovation as we expand the utility of, and market for, our devices.

     Expand and Broaden Our Product Line. Our goal is to offer a comprehensive line of navigation, communications and information products within each market segment, and to offer a variety of products within each line to appeal to a broad range of customer needs, price points and applications. This strategy allows efficient use of resources and improves the economics of scale within our organization. In addition, we expect to enter the new and rapidly expanding market for devices combining different technologies through the introduction of innovative mobile information appliances, which combine GPS, communications and information capabilities.

     Within the consumer market we offer fixed mounted and portable GPS-enabled devices, depth sounders/fishfinders, and VHF communication transmitters/receivers. Within the aviation market we offer panel mounted and portable GPS-enabled devices, traditional VHF navigation receivers, instrument landing receivers, marker beacon receivers, audio panels and digital transponders (which transmit altitude or identification information in response to requests transmitted by ground-based air traffic control radar systems or air traffic avoidance devices on other aircraft). We believe this breadth of market coverage provides our customers a one-stop shopping opportunity and contributes to our strength within our chosen markets.

     Within each product line we generally offer multiple products that allow our customers to choose the features and benefits that are most important to them. This approach allows us to better serve the low-end markets with cost-competitive products while our mid-range and high-end entries provide improved profit margins and opportunities to sell accessories.

     Maintain and Selectively Expand Our Distribution Network. We intend to expand our global network of approximately 2,500 independent dealers and distributors by developing new dealers in selected markets who meet our standards for sales volume and customer service. We also plan to pursue avenues of distribution that will reach new customers and introduce the utility of our products to new markets. We plan to maintain and expand on our close relationships with our global network of dealers and original equipment manufacturers who provide valuable input to our engineering and marketing teams.

     Continue Our Practice of Vertical Integration. Performing in-house the design, manufacturing and marketing functions in providing our products, also known as vertical integration, has enabled us to develop a broad set of core competencies that distinguish us from our competition. Examples include:

 . Our modern manufacturing facilities in Shijr, Taiwan and Olathe, Kansas, which we own and operate, unlike many of our competitors who outsource; and

 . Our proprietary GPS chipset designs, liquid crystal display modules and software technologies which we believe offer superior performance with higher quality and at lower cost.

     We intend to continue integrating vertically whenever superior results can be achieved. We continually evaluate technologies and processes and elect to develop those that will differentiate our products from a potentially large field of competitors. In some cases we may elect to partner with others that offer significant technology components. For example, we have licensed technologies from Qualcomm, Inc., a leading supplier of wireless technology, and from Etak, Inc. and Navigation Technologies, Inc., leading suppliers of automotive mapping information.

Products

     We have achieved a leading market position and a record of growth in revenues and profits by offering ergonomically designed, user friendly products with innovative features and designs covering a broad range of applications and price points.

Consumer

     We currently offer a wide range of consumer products, including handheld GPS receivers, our StreetPilot(R) portable automotive navigation devices and fixed-mount GPS/Sounder products, targeted toward the marine and recreational market segments. We believe our consumer products are known for their value leadership, high performance, innovation and ergonomics. Many of our products are optimized for outdoor enthusiasts. For example, our popular eTrex(R) product, is the smallest, full-featured handheld GPS receiver which is waterproof and rugged. Its unique design locates all control buttons on the side of the unit so that it can be conveniently held and operated with one hand. eTrex retails in the U.S. for approximately $119. Our exclusive TracBack(R) feature, found on many of our GPS receivers, further enhances GPS functionality as it automatically creates an "electronic breadcrumb" trail as you travel that can lead you back to your starting place. Based on data from the 1999 Frost & Sullivan report, we believe that we lead the North American marine and recreational GPS market with approximately 50% unit volume share in the combined market segments we serve.

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

     In addition to our products, we offer a broad set of accessories from which we believe a customer can achieve even more value from our products. For instance, our line of MapSource CDs, which can be loaded into selected GPS products through a personal computer, provide detailed mapping information for the United States as well as a number of European countries. With this information, our StreetPilot, StreetPilot ColorMap and eMap(TM) products can provide the customer with detailed information concerning business listings and points of interest. A user can enter a street address or choose a business listing (e.g., restaurants, hotels, and shops) and the unit will display the location of the destination on a map along with the user's location and the distance from the user's location.

     The table below includes a sampling of the innovative products that we currently offer to consumers.

--------------------------------------------------------------------------------
Handheld and portable consumer products:
--------------------------------------------------------------------------------
eMap Pocket-size GPS with built-in basic map showing highways and major streets for personal use and business travel. MapSource compatibility allows street level mapping, points of interest and address location functionality.
                     eMap introduces benefits of GPS to a new class of consumers.

eTrex & eTrex Summit Ultra compact full feature handheld GPS design for outdoor enthusiasts. Both models are waterproof and have rugged designs. The eTrex Summit also offers electronic compass and barometric altimeter functions. This entry level recreational product is our fastest growing product in unit sales.

StreetPilot GPS      Portable automotive navigation systems with basic map and
(2 models)           MapSource compatibility allowing street level mapping,
                     points of interest and address location functionality.
                     The ColorMap model features a color display.

GPS 12               Rugged handhelds for serious outdoor enthusiasts.
(4 models)           Capabilities and features available in different GPS 12
                     models include basic navigation, color graphics, built-in database of cities, detailed built-in maps and MapSource compatibility.

GPS 48 Handheld GPS with a built-in database of marine navigation aids.

GPS III(2 models)    Portable GPS, with unique selectable vertical or
                     horizontal displays. Capabilities and features available in different GPS III models include built-in basic maps and MapSource compatibility.

GPSMAP 175           This portable GPS/Plotter is suitable for avid boaters,
                     providing fuel and planning functions, distance and
                     bearing calculations and inland and offshore digital
                     marine charts. The unit offers a large display and the
                     capability to access detailed marine charts from G-
                     Chart(R) cartridges.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Marine fixed-mount units:
--------------------------------------------------------------------------------

GPS126 & 128         Low cost fixed-mount GPS's for boating with either a
                     built-in antenna or an external antenna for exposed installations.

GPSMAP (5 models)    Marine GPS/plotter combinations for boating and fishing
                     enthusiasts of different levels. Features available on different models include a variety of display sizes
                     (ranging in size from 4.2" to 7.1"), high-contrast LCD graphics, monochrome or 16-color active matrix displays and the capability of uploading current mapping data from a personal computer with MapSource CD-ROM's.

GBR 21 & 23          These differential beacon receivers complement all of our
                     GPS receivers by providing boaters and fisherman additional positioning accuracy to within approximately 5 meters.

--------------------------------------------------------------------------------
Sounder products:
--------------------------------------------------------------------------------

FishFinders          All fishfinders feature our exclusive DCG(R) and See-
(3 models)           Thru(R) technology, which aid fishermen in defining the
                     ocean/lake bottom and spotting fish in hidden or obscured areas.

GPSMAP/Sounder       The "all-in-one" product line with GPS, chartplotter and
(3 models)           sonar functionality. These units come with different
                     display sizes ranging in size from 4.2" to 7.1") and the capability of uploading current mapping data.

--------------------------------------------------------------------------------
Consumer communications products:
--------------------------------------------------------------------------------

NavTalk A waterproof handheld unit that combines a cellular telephone and a full-featured GPS receiver with mapping display. An optional feature offered includes FirstAssist(TM) emergency service which, at the touch of a button, connects the user to an emergency response center and transmits the unit's location to the center.

VHF 720 & 725        Waterproof, portable handheld marine radios with either
                     3-watt or 5-watt power output provide clear VHF communication capabilities for all types of boaters.

--------------------------------------------------------------------------------

Aviation

     Our panel mounted product line includes GPS-enabled navigation, VHF communications transmitters/receivers, traditional VHF navigation receivers, instrument landing receivers, digital transponders (which transmit either an aircraft's altitude or its flight identification number in response to requests transmitted by ground-based air traffic control radar systems or air traffic avoidance devices on other aircraft), marker beacon receivers and audio panels. Our goal is to supply every major electronic component in the cockpit, including weather information and primary flight instruments that use the latest display technologies.

     Our aviation products have won prestigious awards throughout the industry for their innovative features and ease of use. We were the first company to offer a GPS receiver, the GPS 155/165, which met the FAA's requirements for certain kinds of instrument approaches and did so a full year ahead of our competitors. The GPS 155/165 with its instrument approach capability won Flying Magazine's outstanding achievement award for 1994. The GNS 430/530 offers an unprecedented set of features and capabilities integrated into a single product. This high level of integration has revolutionized the aviation electronics industry by minimizing the use of precious space in the cockpit, enhancing the quality and safety of flight through the use of modern designs and components and reducing the cost of equipping an aircraft with modern electronics. The GNS 430 was also recognized by Flying Magazine as the Editor's Choice Product of the Year for 1998. In 1994 and again in 2000, we earned recognition from the Aircraft Electronics Association for outstanding contribution to the general aviation electronics industry.

     According to dealer surveys conducted by the Aircraft Electronics Association ("AEA") for 1999, we lead the U.S. industry, with a 59% share by unit volume of the U.S. GPS panel-mount retrofit market, a 41% share by unit volume of the U.S. audio panel retrofit market and a 76% share by unit volume of portable GPS devices sold to the U.S. aviation market. In addition, AEA estimates that our transponder product line, introduced in 1998, has captured 24% of the U.S. retrofit market share by unit volume.

     Large portions of our sales come from the retrofit market where older aircraft are fitted with the latest electronics from our broad product line. We believe this market continues to have good growth potential as aircraft owners elect to upgrade their existing aircraft at a cost that is lower than purchasing a new aircraft.

     We have also gained market share as an original equipment manufacturer supplier to leading airframe manufacturers such as the New Piper Aircraft Company, Raytheon Aircraft Company, Mooney Aircraft Corporation and Cirrus Design Corporation. We anticipate further growth in our sales to original equipment manufacturers market as our product offerings expand to include weather information and primary flight instruments that use the latest display technologies.

     The table below includes a sampling of the innovative aviation products that we currently offer.

--------------------------------------------------------------------------------
Handheld and portable aviation products:
--------------------------------------------------------------------------------

GPS 92 Value-priced unit for recreational pilots with built-in Jeppesen(R) database. The Jeppesen database includes airports, navigation beacons, controlled airspace, runway data and final approach waypoints.

GPS III Pilot        Aviation style GPS III, with built-in maps and Jeppesen
                     database.

GPSMAP 195           Portable GPS receiver with 4.1" moving map display and
                     built-in aviation database.

GPSMAP 295           A high-end portable GPS receiver designed specifically
                     for the serious aviator. Features include a 16-color
                     display and built-in aviation database; it can download
                     MapSource CD-ROM information through a personal computer
                     for street level map details.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Panel-mount aviation products:
--------------------------------------------------------------------------------

GNC 300XL TSO        Instrument Flight Rules ("IFR") certified product that
                     combines a GPS receiver with VHF radio and features moving map graphics.

400 Series           The GNS 430 is the world's first "all-in-one" IFR
(3 models)           certified GPS navigation receiver/traditional VHF
                     navigation receiver/instrument landing systems receiver and VHF communication transmitter/receiver. Features available in different 400 series models include 4" color map graphics, GPS, communication and navigation capabilities.

GNS 530 This unit combines all of the features of the GNS 430 along with a larger 5" color display.

GI-102A & 106A       Course deviation indicators (CDIs). The GI-106A features
                     an instrument landing system receiver to aid in landing.

GMA 340 A feature-rich audio panel with six-place stereo intercom and independent pilot/co-pilot communications capabilities.

GTX 320 & 327        FAA-certified transponders which transmit altitude or
                     flight information to air traffic control radar systems or other aircraft's air traffic avoidance devices and feature solid-state construction for longer life. The GTX
                     327 offers a digital display with unique timing functions.

--------------------------------------------------------------------------------
Aviation communications products:
--------------------------------------------------------------------------------

NavTalk Pilot        Similar to the original NavTalk, this GPS-enabled
                     cellular telephone, with built-in aviation database, offers AirCell(R) airborne service so that pilots can make and receive cellular telephone calls while airborne.

GPSCOM 190           A GPS-enabled handheld with a VHF radio. This unit
                     combines a portable GPS receiver with an aviation band
                     communication transmitter/receiver for communication with
                     airports and air traffic controllers.
--------------------------------------------------------------------------------

Sales and Marketing

     Our consumer products are sold through a worldwide network of approximately 2,500 independent dealers and distributors in approximately 100 countries who meet our sales and customer service qualifications. We intend to selectively grow our dealer network geographically and by product lines. Marketing support is provided geographically from our offices in Olathe, Kansas (North, South and Central America), Romsey, U.K. (Europe, Middle East and Africa) and Shijr, Taiwan (Asia and Australasia). Our distribution strategy is intended to increase our global penetration and presence while maintaining high quality standards to ensure end-user satisfaction.

     Our U.S. consumer segment marketing is handled through our dealers who are serviced by a staff of regional sales managers and in-house sales associates. Some of our largest consumer products dealers include:

   . Bass Pro Shops--a freshwater sports specialist with a sophisticated catalog sales effort and "super store" locations;

   . Boat America/Boat U.S.--A major marine dealer featuring memberships for special buying privileges;

   . Boaters World--a leading off-shore marine retailer with multiple locations;

   . Cabela's--a major catalogue retailer for the outdoor marine market;

   . Wal-Mart--one of the world's largest mass retailers; and

   . West Marine--one of the largest U.S. marine retailers specializing in offshore boating equipment.

     None of these dealers for our consumer products individually accounted for 10% or more of our total sales during 1999.

     Our European consumer segment marketing is handled through in-country distributors who resell to dealers. Working closely with our in-house sales and marketing staff in Romsey, U.K., these distributors are responsible for inventory levels and staff training requirements at each retail location. Our Taiwan-based marketing team handles our Asia marketing effort with support from our U.S. office.

     Aviation marketing is handled through dealers around the world. Our largest aviation dealers include Sportsmen's Market, Tropic Aero and JA Air Center. All have the training, equipment and certified staff required for the at-airport installation of our most sophisticated Instrument Flight Rules ("IFR") avionics equipment. Visual Flight Rules ("VFR") equipment including handheld GPS receivers, is sold through dealers, usually at airport locations or through catalogs.

     None of these dealers for our aviation products individually accounted for 10% or more of our total sales during 1999. In the aggregate the above named dealers for our consumer products and for our aviation products accounted for approximately 32% of our total sales during 1999.

     In addition to the traditional distribution channels mentioned, we enjoy significant market penetration with original equipment manufacturers. In the consumer market, our products are standard equipment on boats manufactured by Ranger Boats and Lund Boat Company. In the aviation market, our avionics are standard equipment on airplanes built by The New Piper Aircraft Company, Raytheon Aircraft Company, Mooney Aircraft Corporation and Cirrus Design Corporation. The qualification process associated with aviation original equipment manufacturer certification represents a significant barrier to entry for our potential competitors in the aviation original equipment manufacturer sales channel. Other airframe and boat manufacturers offer our products as optional equipment.

     We believe that customer word-of-mouth has been a significant driver of our brand's success to date, at little cost to us. We expect that our reputation for quality and innovative products and word-of-mouth support will continue to play a significant role in our growth and success. In addition, we expect to continue our investment in advertising and marketing to further build brand awareness. We expect to maximize the returns on our advertising and marketing budget by focusing on the most direct and cost-effective means to reach our targeted customer base, which includes trade show appearances, event sponsorships, packaging and in-store promotions, direct and dealer co-op advertising, and media/press relations. We believe our significant in-house experience designing campaigns, promotional materials, and media targeting is a significant competitive advantage.

     We also emphasize ongoing customer service and support. Customer service representatives, some of whom are pilots and mariners themselves, respond to thousands of support calls each day. Our web site, www.garmin.com, is also playing an increasing role in supporting brand awareness, answering customer questions and serving as a powerful showcase for our products. To avoid distribution channel conflict, however, only product accessories are sold directly through our site. Our site includes information on how to contact an authorized dealer and even links to our dealers' e-commerce sites where customers can directly purchase our products.

Competition

     The market for navigation, communications and information products is highly competitive and we expect competition to increase. We believe the principal competitive factors impacting the market for our products are features, quality, design, customer service, brand, price, time-to-market and availability. We believe that we generally compete favorably in these areas. In 1999, we had an estimated market share by unit volume of approximately 50% in the North American marine and recreational market based upon data from an independent market report published by Frost and Sullivan. In 1999, we estimate that we had a 59% market share by unit volume of the U.S. general aviation retrofit market for GPS-enabled panel mount applications and a 76% market share by unit volume of the U.S. market for portable aviation GPS devices based upon data from independent market reports published by the Aircraft Electronics Association.

     For our consumer GPS-enabled product lines, we consider our principal competitors to be Magellan Corporation ("Magellan"), a subsidiary of Orbital Sciences, Inc., Lowrance Electronics Inc. ("Lowrance"), Raytheon Marine Company ("Raytheon"), Furuno Electronic Company, MLR, Simrad AS ("Simrad"), the Cetrek division of Teleflex, Inc., Japan Radio Company and Koden Electronics Co., Ltd. For our fishfinder/depth sounder product lines, we consider our principal competitors to be Lowrance and the Humminbird division of Techsonic Industries, Inc. ("Humminbird"). For our marine VHF transceiver product lines, we consider Standard Communications, Shakespeare Corporation, Humminbird, Raytheon, Uniden Corporation, Simrad and Icom, Inc. to be our principal competitors. For our general aviation product lines, we consider our principal competitors to be Lowrance and Magellan, for portable GPS units, and UPS Aviation Technologies, a subsidiary of United Parcel Service, Inc., Honeywell, Inc., Northstar Technologies and Avidyne Corporation for panel-mount GPS and display units. For our wireless product lines, we consider our principal competitors to be Nokia Oy, Telefon AB LM Ericsson, Motorola, Inc. ("Motorola"), Benefon Oy, Siemens AG, Sony Corporation and Samsung. For our original equipment manufacturer product lines, we consider our principal competitors to be Trimble Navigation, Ltd., Conexant, Inc., Magellan, Motorola, Phillips N.V. ("Phillips") and SiRF Technology, Inc. For our automotive product lines, we consider our principal competitors to be Magellan, Alpine Electronics, Inc., Denso KK, Visteon, On-Star Division of General Motors Corporation and Phillips.

Research and Development

     We believe that our future success depends upon our ability to continue to develop new products and enhancements to our existing products. We intend to continue to employ a customer focused design approach by providing innovative products that respond to and anticipate customer needs for functionality, design and ease of use. We plan to introduce approximately 25 new products within the next 12 months.

     Our product innovations are driven by our strong emphasis on research and development and the close partnership between our engineering and manufacturing teams. Our products are created by our engineering and design staff of approximately 200 people worldwide. Our manufacturing staff includes manufacturing process engineers who work closely with our design engineers to ensure manufacturability and manufacturing cost control for our products. Our design staff includes industrial designers, as well as software engineers, electrical engineers and mechanical engineers. We believe the industrial design of our products has played an important role in our success. Once a development project is initiated and approved, a multi-disciplinary team is created to design the product and transition it into manufacturing. Despite intense competition for engineering professionals, we have been successful in recruiting and retaining a capable staff. We anticipate that our design staff will grow significantly upon the completion of our facility expansion.

Manufacturing and Operations

     One of our core competencies is our manufacturing capability at both our Shijr, Taiwan facility and our Olathe, Kansas facility. With the expansion of our Olathe facility underway, we believe that we have sufficient manufacturing capacity to meet current and near-term demand. Our vertically integrated approach has offered us the following competitive advantages:

     Reduced time-to-market. Manufacturing a new product requires a close relationship between the product designers and the manufacturing organization in order to minimize the time required introducing a new design to production. Utilizing concurrent engineering techniques, our products are introduced to production at an early development stage and the feedback provided by manufacturing is incorporated into the design before mass production begins. In this manner, we can significantly reduce the time required to move a product from its design phase to mass production deliveries, with improved quality and yields. Reducing time to market has enabled us to offer several industry firsts, such as the NavTalk GPS-enabled wireless phone and the GNC 430, which integrates traditional aviation navigation and communications systems with GPS in a single package.

     Design and process optimization. Using our manufacturing resources, we can rapidly prototype design concepts, products and processes in order to achieve higher efficiency, lower cost and best value for the customer. Our ability to fully explore product design and manufacturing process concepts has enabled us to optimize our designs to minimize size and weight in a GPS device that is fully functional, waterproof, and rugged.

     Logistical agility. Operating our own manufacturing facilities helps us minimize problems common to the electronics industry, such as component shortages and long component lead times. Many products can be re-engineered to bypass component shortages or reduce cost and the new designs can quickly fill the distribution pipeline. We can react rapidly to changes in market demand by maintaining a safety stock of long-lead components or by rescheduling components from one product line to another. We pragmatically evaluate manufacturing resources and can elect to sub-contract non-critical assemblies to others in order to maintain our strategic focus.

     Our design and manufacturing processes are certified to ISO 9001/2 for superior quality. In addition our aviation panel-mount products are designed according to processes which are approved and monitored by the FAA.

Intellectual Property

     Our success and ability to compete is dependent in part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements, to establish and protect our proprietary rights. As of November 7, 2000, we held 38 U.S. patents and have approximately 40 U.S. patent applications pending. Our U.S. patents do not create any patent rights in foreign countries. In addition, we often rely on licenses of intellectual property for use in our business. For example, we obtain licenses for digital cartography technology for use in our products from various sources. Our registered U.S. trademarks include: GARMIN; the GARMIN logo; the GARMIN globe design; the GARMIN "swoosh" design; STREETPILOT; ETREX; TRACBACK; DCG; PERSONAL NAVIGATOR; PERSONAL SURVEYOR; GPS II; GPS III; GUIDANCE BY GARMIN; GPSCOM; PHASETRAC 12; TRACPAK; G CHART; GPS 40; MULTITRAC 8; AUTOLOCATE; QUICKFIX, NAVTALK and SEE-THRU. Our mark GARMIN and certain other trademarks have also been registered in selected other countries. Our trademarks include EMAP, ETREX SUMMIT, METROGUIDE AND MAPSOURCE. Our patents and our registered trademarks and trademarks are owned by Garmin Corporation.

     We believe that our continued success depends in large part on the intellectual skills of our employees and their ability to continue to innovate. We will continue to file and prosecute patent applications when appropriate to attempt to protect our rights in our proprietary technologies. We will also encourage our employees to continue to invent and innovate new technologies so as to maintain our competitiveness in the marketplace.

     It is possible that our current patents, or patents which we may later acquire, may be successfully challenged or invalidated in whole or in part. It is also possible that we may not obtain issued patents for inventions we seek to protect. It is also possible that we may not develop proprietary products or technologies in the future that are patentable, or that any patent issued to us may not provide us with any competitive advantages, or that the patents of others will harm or altogether preclude our ability to do business. Legal protections afford only limited protection for our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any resulting litigation could result in substantial costs and diversion of our resources. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop technology that is similar to ours.

Regulations

     Our aviation products that are intended for installation in type certificated aircraft are required to be certified by the FAA, its European counterpart, the Joint Aviation Authorities ("JAA"), and other comparable organizations before they can be used in an aircraft. The telecommunications industry is highly regulated, and the regulatory environment in which we operate is subject to change. In accordance with FCC rules and regulations, wireless transceiver and cellular handset products are required to be certified by the FCC and comparable authorities in foreign countries where they are sold. Our products sold in Europe are required to comply with relevant directives of the European Commission. A delay in receiving required certifications for new products or enhancements to our products or losing certification for our existing products could adversely affect our business.

     Because Garmin Corporation, one of our principal subsidiaries, is located in Taiwan, foreign exchange control laws and regulations of Taiwan with respect to remittances into and out of Taiwan may have an impact on our operations. The Taiwan Foreign Exchange Control Statute, and regulations thereunder, provide that all foreign exchange transactions must be executed by banks designated to handle such business by the Ministry of Finance of Taiwan and by the Central Bank of China, also referred to as the CBC. Current regulations favor trade-related foreign exchange transactions. Consequently, foreign currency earned from exports of merchandise and services may now be retained and used freely by exporters, while all foreign currency needed for the import of merchandise and services may be purchased freely from the designated foreign exchange banks. Aside from trade-related foreign exchange transactions, Taiwan companies and residents may, without foreign exchange approval, remit outside and into Taiwan foreign currencies of up to $50 million and $5 million respectively, or their equivalent, each calendar year. Currency conversions within the limits are processed by the designated banks and do not have to be reviewed and approved by the CBC. The above limits apply to remittances involving a conversion between NT Dollars and U.S. Dollars or other foreign currencies. The CBC typically approves foreign exchange in excess of the limits if a party applies with the CBC for review and presents legitimate business reasons justifying the currency conversion. A requirement is also imposed on all enterprises to register all medium and long-term foreign debt with the CBC.

Employees

     As of June 30, 2000, we had 1,212 full-time employees worldwide, of whom 542 were in the United States, 643 were in Taiwan and 27 were in England. We believe that our relationship with our employees is good.

Facilities

     Our principal executive offices are located in a 103,000 square foot facility on 41 acres in Olathe, Kansas, where we produce all aviation panel-mount products and warehouse, distribute, sell and support our products in North and South America. An expansion of this facility to 240,000 square feet is currently underway and construction is expected to be completed in the first quarter of

2001. We recently purchased an additional 46 acres at this site. In connection with the bond financings for our facility in Olathe and the expansion of that facility, the City of Olathe holds the legal title to this property. Upon the payment in full of the outstanding bonds, the City of Olathe is obligated to transfer title to us for the aggregate sum of $200.

     We own a 249,326 square foot facility in Shijr, Taipei County, Taiwan where we manufacture all of our consumer and portable aviation products and warehouse, market and support our products in Pacific Rim countries. We occupy 186,367 square feet at this facility and lease the remainder to third parties.

     We lease approximately 15,000 square feet in Romsey, England for warehousing, marketing and supporting our products in Europe, Africa and the Middle East. We also repair products at this facility. We also lease an aggregate of 3,233 square feet of office space in Tempe, Arizona for software development, and Wichita, Kansas for support for our aviation original equipment manufacturer operations, and 24,311 square feet in Lenexa, Kansas used as a temporary shipping facility during construction of our expansion in Olathe.

Legal Proceedings

     From time to time, we may be involved in litigation relating to claims arising out of our operations. We currently are not a party to any material legal proceedings.

                                  MANAGEMENT

Directors and Executive Officers

     The following table sets forth information about our executive officers and directors as of November 15, 2000.

      Name          Age                       Position(s)
      ----          ---                       -----------
Min H. Kao, Ph.D.   51    Co-Chairman of the Board; Co-Chief Executive Officer
Gary L. Burrell     63    Co-Chairman of the Board; Co-Chief Executive Officer
Kevin Rauckman      38    Chief Financial Officer and Treasurer
Andrew R. Etkind    45    General Counsel and Secretary
Gary Kelley         54    Director of Marketing--Garmin International, Inc.
Ruey-Jeng Kao       63    Director

     Dr. Min H. Kao has been Co-Chairman and Co-Chief Executive Officer of Garmin Ltd. since August 2000. Dr. Kao is a founder of Garmin Corporation and has been President of Garmin Corporation since January 1999. He has been Chairman and a director of Garmin Corporation since January 1990. Dr. Kao has also been a director of Garmin International, Inc. since August 1990 and a Vice President since April 1991, a director of Garmin (Europe) Ltd. since 1992 and a director of Garmin Foreign Sales Corporation since May 1998 and Vice President since July 1998. Dr. Kao holds Ph.D. and MS degrees in Electrical Engineering from the University of Tennessee and a BS in Electrical Engineering from National Taiwan University.

     Gary Burrell has been Co-Chairman and Co-Chief Executive Officer of Garmin Ltd. since August 2000. He is a founder of Garmin Corporation and has been a director of Garmin Corporation since January 1990. He served as President of Garmin Corporation from January 1990 to December 1998. Mr. Burrell has also been President and a director of Garmin International, Inc. since August 1990, a director and Chairman of Garmin (Europe) Ltd. since 1992 and a director of Garmin Foreign Sales Corporation since May 1998 and President since July 1998. Mr. Burrell holds a BS degree in Electrical Engineering from Wichita State University and a MS degree in Electrical Engineering from Rennsselaer Polytechnic Institute.

     Kevin Rauckman has been Chief Financial Officer and Treasurer of Garmin Ltd. since August 2000. He has been Director of Finance and Treasurer of Garmin International, Inc. since January 1999 and has been a director and Treasurer of Garmin Foreign Sales Corporation since January 1999. Previously, Mr. Rauckman served as Director of Finance and in other finance capacities for one of AlliedSignal's (now known as Honeywell International, Inc.) Aerospace units from May 1996 to January 1999 and served as Finance Manager with Unisys Corporation, a technology hardware and consulting services company, from June 1993 to April 1996. Mr. Rauckman holds BS and MBA degrees in Business from the University of Kansas.

     Andrew R. Etkind has been General Counsel and Secretary of Garmin Ltd. since August 2000. He has been General Counsel of Garmin International, Inc. since February 1998 and Secretary since October 1998. Previously, Mr. Etkind served as Senior Attorney for Alumax Inc., a manufacturer of aluminum and aluminum products, from March 1996 to January 1998 and was Vice President, General Counsel and Secretary of Information Management Resources, Inc. (now known as IMR Global, Inc.), a software systems development and consulting company, from July 1993 to February 1996. Mr. Etkind holds BA, MA and LLM degrees from Cambridge University, England and a JD degree from the University of Michigan Law School.

     Gary Kelley has been Director of Marketing of Garmin International, Inc. since 1992 and has been a director of Garmin (Europe) Ltd. since 1993. Mr. Kelley holds a BBA degree from Baker University. He also holds a commercial pilot license with instrument and flight instructor ratings.

     Ruey-Jeng Kao has been a director of Garmin Ltd. since August 2000. He has been a Supervisor of Garmin Corporation since January 1990. Elected by shareholders, a Supervisor serves as an ex officio member of the board of directors, attending, but not voting in, board meetings, and oversees actions of the board of directors to protect the interests of all shareholders. Mr. Kao has been a partner in Fortune Land Law Offices, Taipei, Taiwan, since January 2000. Prior to founding Fortune Land Law Offices, Mr. Kao had his own law practice in Taipei, Taiwan from 1967 to 1999. He was Chairman of the Taipei Bar Association in 1996 and 1997. Mr. Kao holds LLB and LLM degrees from National Taiwan University. Mr. Kao is Dr. Kao's brother.

Board of Directors

     The Articles of Association provide for not less than one nor more than ten directors. The Board will consist of six directors, at least three of which shall be independent directors. We currently anticipate that our independent directors will be appointed within 90 days after the effective date of this registration statement. The directors are to be elected or appointed at the annual general meetings of our shareholders. The directors will be divided equally into three classes, designated Class I, Class II and Class III, respectively. The terms of office for each class are as follows:

   . Class I terms of office shall expire at the annual general meeting in 2001.

   . Class II terms of office shall expire at the general annual meeting in 2002.

   . Class III terms of office shall expire at the annual general meeting in 2003.

     At each general meeting held after the adoption of the Articles of Association, directors are to be elected for a full three year term, to succeed those whose terms expire. Each director shall hold office for the term for which he or she is elected and until his or her successor is elected and qualified. Vacancies on the Board can be filled by a majority of the directors present at a Board meeting. Any director so appointed shall hold office only until the next following annual general meeting of our shareholders and shall then be eligible for re-election at that meeting. The shareholders may, by a 75% vote, remove for cause any director before the expiration of his or her period of office.

Committees of the Board

 Audit Committee

     In accordance with our Articles of Association, we will establish an audit committee composed of three independent directors. The audit committee will be responsible for supervising corporate accounting and auditing, recommending our independent auditor and verifying our compliance with applicable accounting principles and rules. The audit committee will also be responsible for reviewing potential conflict of interest situations in material related party transactions. The members of our Audit Committee will be appointed after this offering.

 Compensation Committee

     Our board of directors intends to establish a compensation committee composed of three directors. The compensation committee will be responsible for reviewing and approving the compensation and benefits for our key executive officers, reviewing our employee benefit plans and making recommendations to our board of directors regarding those matters. The members of our Compensation Committee will be appointed after this offering.

Duties of Directors

     Under Cayman Islands laws, the directors have a duty of loyalty and must act honestly and in good faith and in our best interests. The directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duties to us, the directors must ensure compliance with the Memorandum and Articles of Association and the class rights vested thereunder in the holders of the shares. A shareholder may in certain circumstances have rights to damages if a duty owed by the directors is breached.

Compensation of Directors

     Under Taiwan banking practice, the directors of a company are generally required to personally guarantee the company's loans and mortgages. During fiscal year 1999, Dr. Kao and Mr. Burrell, as directors of Garmin Corporation, each received compensation from Garmin Corporation in the amount of $52,021 for their personal guarantees of Garmin Corporation's obligations. As Supervisor of Garmin Corporation, Mr. Ruey-Jeng Kao was also required to personally guarantee Garmin Corporation's loans and mortgages and during fiscal year 1999 received compensation from Garmin Corporation similar to Dr. Kao and Mr. Burrell for such personal guarantee.

Compensation Committee Interlocks and Insider Participation

     Dr. Kao and Mr. Burrell determined executive officer compensation for the last fiscal year and for prior years. Dr. Kao is the Co-Chairman and Co-Chief Executive Officer of Garmin Ltd., the President, Chairman and a director of Garmin Corporation, the Vice President and a director of Garmin International, Inc., a director of Garmin (Europe) Ltd. and a director of Garmin Foreign Sales Corporation. Mr. Burrell is the Co-Chairman and Co-Chief Executive Officer of Garmin Ltd., a director of Garmin Corporation, the President and a director of Garmin International, Inc., a director of Garmin (Europe) Ltd. and a director of Garmin Foreign Sales Corporation.

Executive Compensation

     The following table sets forth information about compensation earned in the fiscal years ended December 25, 1999, December 26, 1998 and December 31, 1997 by our Chief Executive Officer and our other executive officers (the "Named Executive Officers").

                               Annual Compensation(1)
                            -----------------------------------
                                                      Other
      Name and                                        Annual      All Other
 Principal Position    Year  Salary      Bonus     Compensation  Compensation
 ------------------    ----  ------      -----     ------------  ------------
Min H. Kao, Ph.D.      1999 $166,270    $14,330(2)   $52,104(3)    $18,091(4)
  Co-Chairman of the   1998  163,800        203       50,747        17,116
   Board; Co-Chief     1997  150,050        203       33,828        15,116
   Executive Officer
Gary L. Burrell        1999  166,270     14,330(2)    52,271(3)     18,101(5)
  Co-Chairman of the   1998  163,800        203       50,914        17,036
   Board; Co-Chief     1997  150,050        203       34,641        15,535
   Executive Officer
Andrew R. Etkind       1999  127,634     15,203          --         15,821(8)
  General Counsel and  1998  103,133(6)  10,203       24,000(7)     11,578
  Secretary            1997    N/A         N/A           --           N/A
Gary Kelley            1999  124,475      6,203          --         13,462(9)
  Director of          1998  122,112      6,703          --         13,293
   Marketing, Garmin   1997  112,362      1,703          --         10,908
   International,
   Inc.
Kevin Rauckman         1999  111,650      5,203          --          8,641(10)
  Chief Financial      1998    N/A         N/A           --           N/A
  Officer and          1997    N/A         N/A           --           N/A
   Treasurer

---------------------
 (1) All compensation paid to the Named Executive Officers was paid by Garmin International, Inc. to such Named Executive Officers in their capacities as officers and employees of Garmin International, Inc., except that the other annual compensation amounts for Dr. Kao and Mr. Burrell include compensation to each from Garmin Corporation in the following amounts:
     1999--$52,021; 1998--$50,747 and 1997--$33,828. Under Taiwan law, the
     directors of a company are required to personally guarantee the company's loans and mortgages. These salaries from Garmin Corporation were paid as compensation for the personal guarantees of Garmin Corporation's obligations signed by Dr. Kao and Mr. Burrell.
 (2) Includes a bonus payment equal to one month's salary payable to an employee upon 10 years of service, in the amount of $14,127 for each of Dr. Kao and Mr. Burrell, and a holiday bonus paid to all employees in a fixed amount of $203.
 (3) Includes $52,021 in compensation from Garmin Corporation, as described in footnote (1) above and incentive payments for inventions for which patent applications were filed in the amount of $83 to Dr. Kao and $250 to Mr. Burrell.
 (4) Includes a contribution to Dr. Kao's account under Garmin International, Inc.'s 401(k) plan of $7,500, a contribution to his account under Garmin International, Inc.'s pension plan of $10,405 and premiums on life insurance of $186.
 (5) Includes a contribution to Mr. Burrell's account under Garmin International, Inc.'s 401(k) plan of $7,500, a contribution to his account under Garmin International, Inc.'s pension plan of $10,415 and premiums on life insurance of $186.
 (6) Mr. Etkind joined Garmin International, Inc. in February 1998.
 (7) Consists of reimbursements of relocation expenses.
 (8) Includes a contribution to Mr. Etkind's account under Garmin International, Inc.'s 401(k) plan of $7,500, a contribution to his account under Garmin International, Inc.'s pension plan of $8,135 and premiums on life insurance of $186.
 (9) Includes a contribution to Mr. Kelley's account under Garmin International, Inc.'s 401(k) plan of $5,871, a contribution to his account under Garmin International, Inc.'s pension plan of $7,405 and premiums on life insurance of $186.
(10) Includes a contribution to Mr. Rauckman's account under Garmin International, Inc.'s 401(k) plan of $4,941, a contribution to his account under Garmin International, Inc.'s pension plan of $3,529 and premiums on life insurance of $171.

Option Grants and Exercises During 1999

     No options were granted to or exercised by the Named Executive Officers during 1999.

Pension Plan

     Effective January 1, 1990, we established a retirement plan called a "money purchase pension plan" (the "Pension Plan"). An employee of Garmin International, Inc. automatically becomes a participant in the Pension Plan as of the first January 1 or July 1 after he or she reaches age 21 and completes three months of service. All contributions to the Pension Plan are made by Garmin International, Inc. Garmin International, Inc.'s contribution for each participant is equal to 3% of each participant's eligible compensation up to 20% of the Social Security taxable wage base, plus 6% of each participant's eligible compensation in excess of 20% of the Social Security taxable wage base. For 2000, the Social Security taxable wage base is $76,200, but this amount is increased from time to time by the Social Security Administration. Participants become vested in their accounts gradually over a seven-year period. Participants become fully vested if they reach age 65, die or become disabled while they are still working for us. Participants are allowed to direct the investment of their accounts in a menu of authorized investment alternatives. A participant's account is distributable when the participant terminates employment, retires, dies, or becomes disabled. The Pension Plan is intended to qualify under Section 401 of the Internal Revenue Code, so that participants are not taxed on contributions or earnings on those contributions until withdrawn from the Pension Plan, and so that contributions by Garmin International, Inc. are tax deductible when made. The Named Executive Officers, as employees of Garmin International, Inc., are covered by the Pension Plan.

Equity Incentive Plan

     Our 2000 Equity Incentive Plan, which was approved by our shareholders on October 24, 2000, provides for grants of non-qualified stock options and incentive stock options. The 2000 Equity Incentive Plan also provides for grants of restricted shares, bonus shares, deferred shares, stock appreciation rights, performance units and performance shares. The objectives of the plan are to strengthen key employees' commitment to the success of Garmin Ltd., to stimulate employee efforts on behalf of Garmin Ltd., and to help us attract new employees with skills which are in high demand and retain existing key employees. The 2000 Equity Incentive Plan is administered by the board of directors or a committee of the board. The 2000 Equity Incentive Plan provides for up to 3,500,000 common shares to be used for awards. The shares may be newly issued shares, and any awards that lapse or are forfeited, or used for tax withholding, may be used again. The number is subject to adjustment for changes in capitalization, reorganizations, mergers, stock splits, and other corporate transactions as the board or the committee determines to require an equitable adjustment.

     Employees of Garmin Ltd. or any majority owned subsidiary are eligible for awards. The 2000 Equity Plan will remain in effect until all the shares available have been used to pay awards, subject to the right of the board of directors to amend or terminate the 2000 Equity Incentive Plan at any time.

     The board or the committee will select the grantees and set the term of each award, which may not be more than ten years. The board of directors or the committee has the power to determine the terms of the awards granted, including the number of shares subject to each award, the form of consideration payable upon exercise, the period in which the award may be exercised after termination of employment, and all other matters. The exercise price of an option and the strike price of a stock appreciation right must be at least the fair market value of a share as of the grant date, unless the award is replacing an award granted by an entity that is acquired by Garmin Ltd. or a subsidiary. The board of directors or the committee will also set the vesting conditions of the award, except that vesting will be accelerated if Garmin Ltd. terminates the grantee's employment (other than for death, disability or cause) or the grantee terminates employment because of a diminution in compensation or status or a required move of over 50 miles, within 1 year after a change of control of Garmin Ltd. Awards granted under the 2000 Equity Incentive Plan are not generally transferable by the grantee. No grantee may be granted awards in any five-year period that, on exercise, would yield more than 700,000 shares, and no grantee may be granted SARs, Performance Units or Performance Shares in any five-year period relating to more than 100,000 shares.

Director Option Plan

     We have adopted, and on October 24, 2000 our shareholders approved, the 2000 Non-Employee Directors' Option Plan ("Directors Plan"), effective November 1, 2000. The Directors Plan makes 50,000 common shares available for payment to non-employee directors. The shares may be newly issued shares, and any awards that lapse or are forfeited, or used for tax withholding may be used again. The number is subject to adjustment for changes in capitalization, reorganizations, mergers, stock splits, and other corporate transactions as the board or the committee determines to require an equitable adjustment. The Directors Plan will automatically terminate on the tenth anniversary of the effective date, unless sooner terminated by the board of directors, or because all the available shares have been paid under the Directors Plan.

     The objectives of the Directors Plan are to strengthen non-employee directors' commitment to the success of Garmin Ltd., to align their interests with the interests of shareholders and to help us attract and retain experienced and knowledgeable individuals to serve as directors. Only directors who are not officers and not otherwise employed by Garmin Ltd. or a subsidiary are eligible to participate in the Directors Plan. The Directors' Plan is administered by the board of directors or a committee of the board.

     The Directors Plan provides for an automatic annual option grant.

     Each year at the annual meeting, each eligible director will automatically be granted an option for a number of shares equal to four times the annual retainer (currently expected to be $10,000) divided by the fair market value of a share on the grant date. If an eligible director first joins the board at a time other than the annual meeting, he or she will receive a pro-rata grant for that year. The per-share option price will be 100% of the fair market value of a share on the grant date. The option will vest in equal installments over three years, subject to acceleration in the event the director terminates his or her directorship on account of death, disability or an involuntary termination within one year after a change of control of Garmin Ltd. These options will have a term of 10 years, subject to earlier termination on certain terminations of the director's service on the board of directors.

Employee Stock Purchase Plan

     We have adopted an employee stock purchase plan ("ESPP") to provide for eligible employees to purchase our common shares through payroll deductions. The ESPP was adopted on

October 20, 2000 and was approved by our shareholders on October 24, 2000. The ESPP may be amended or terminated at any time by our Board of Directors. A total of 1,000,000 common shares have been reserved for delivery under the ESPP. The shares may be newly issued shares. The number is subject to adjustment for changes in capitalization, reorganizations, mergers, stock splits, and other corporate transactions which occur after the effective date of this prospectus as the board or the committee determines to require an equitable adjustment.

     The plan will be administered by a committee appointed by our Board of Directors which will have full and exclusive authority to interpret the terms of the plan and determine eligibility. All employees of Garmin Ltd. and participating subsidiaries will be eligible to participate, except those whose customary employment is less than 20 hours per week or is five months or less per calendar year, or those who are 5% or greater shareholders of Garmin Ltd. In addition, no employee may be granted an option to purchase shares under the plan to the extent that the person's right to purchase shares under the plan accrues at a rate that exceeds $25,000 worth of shares for each calendar year. Participation in the plan will be voluntary.

     The ESPP generally contains 12-month offering periods. The offering periods generally start on each January 1, except for the first offering period, which commences on the date of this offering and ends on December 31, 2001. Eligible employees will automatically be enrolled in the plan, and may elect to have us deduct up to 10% of their base earnings to be used to purchase our common shares, subject to the calendar year limitation described above. On the last trading day of each year after 2000 (the "Purchase Date"), the funds accumulated will automatically be used to purchase our common shares at a purchase price equal to the lesser of (i) 85% of the fair market value of our common shares that day, or (ii) 85% of the fair market value of our common shares as of the enrollment date (or the date of this registration statement, in the case of the first offering period).

     Participants may end their participation at any time during an offering period and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us. Rights granted under the ESPP are generally not transferable by a participant other than by will, the laws of descent and distribution. The plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

Savings and Profit Sharing Plan

     Garmin International, Inc. sponsors a retirement plan which is sometimes called a "401(k) plan" (the "401(k) Plan") because of the section of the Internal Revenue Code which authorizes this type of plan. Every employee of Garmin International, Inc. is eligible to participate in the 401(k) Plan as of the first January 1 or July 1 after he or she reaches age 21 and completes three months of service. Participants can elect to make pre-tax contributions to the 401(k) Plan from their eligible compensation, up to the limits imposed by law. Participants are always fully vested in their pre-tax contributions and earnings on those contributions. In addition, Garmin International, Inc. makes a matching contribution for each participant equal to 75% of his or her pre-tax contributions up to 10% of the participant's eligible compensation. Garmin International, Inc. may also make a profit sharing contribution which is divided among participants based on their compensation. Participants become vested in their matching and profit sharing contributions, and earnings on those contributions, gradually over five years. Participants become fully vested automatically if they reach age 65, die or become disabled while they are still working for Garmin International, Inc. Participants are allowed to direct the investment of their accounts in a menu of authorized investment alternatives. It is anticipated that participants will be given an opportunity to direct the investment of their accounts up to 100% in Garmin Ltd. common shares effective within 30 days after the effective date of this registration statement. Accounts are distributable when the participant terminates employment, retires, dies, becomes disabled, reaches age 59 1/2 or suffers a financial hardship. Participants may also be permitted to request a loan from their 401(k) Plan accounts. The 401(k) Plan is intended to be a tax-qualified plan under the Internal Revenue Code which means that participants are generally not taxed on contributions to the 401(k) Plan or earnings on those contributions until they are withdrawn from the 401(k) Plan, and that contributions by Garmin International, Inc. are tax deductible when made. The Named Executive Officers, as employees of Garmin International, Inc., are covered by this plan.

Employment Agreements

     We do not have employment agreements with any of our key personnel.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Reorganization

     As part of the recent restructuring of our company, shareholders of Garmin Corporation were offered common shares of Garmin Ltd. in exchange for their shares of Garmin Corporation. Pursuant to this transaction, we acquired approximately 100% of Garmin Corporation. We are a holding company and currently intend to continue to conduct our principal business activities through Garmin Corporation, Garmin International, Inc. and Garmin (Europe) Ltd.

     One share of Garmin Corporation's stock is held by each of six shareholders as nominees under nominee trusts in order to comply with Article 2 of the Company Law of Taiwan which requires that, as a "company limited by stock," Garmin Corporation have at least seven shareholders, and 4,000 shares are held by two related shareholders. See "Reorganization."

Trademarks and Licenses

     All of our U.S. and foreign trademarks and patents are currently held by Garmin Corporation. Garmin Corporation licenses such trademarks to Garmin International, Inc. and Garmin (Europe) Ltd., but no fee is paid for such licenses.

Certain Relationships

     Ruey-Jeng Kao, a director of Garmin Ltd., is also a Supervisor of Garmin Corporation. Mr. Kao's law firm, Ruey-Jeng Kao Law Office, received compensation for legal services provided to Garmin Corporation during the 1999 fiscal year. Mr. Kao is currently a partner in the Fortune Land Law Offices which has received compensation from Garmin Corporation for legal services during the 2000 fiscal year and will receive additional compensation during fiscal year 2000 for legal services rendered to us in connection with the reorganization and this offering. Mr. Kao is Dr. Kao's brother.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information with respect to the beneficial ownership of our common shares as of November 15, 2000, on a fully-diluted basis and as adjusted to reflect the sale of shares offered hereby, by:

   . each person known to us to own beneficially 5% or more of our common shares;

   . each selling shareholder;

   . each of our directors;

   . each of our executive officers named in the Summary Compensation Table;
     and

   . all of our directors and executive officers as a group.

     For purposes of calculating the percentage beneficially owned, the number of common shares deemed outstanding prior to this offering consists of 100,000,000 common shares outstanding as of November 15, 2000. The number of common shares deemed outstanding after this offering includes an additional 7,875,000 shares that are being offered for sale by us, and 2,625,000 shares that are being offered for sale by the selling shareholders, in this offering (excluding the shares subject to the underwriters' over-allotment option).

                              Common Shares                         Common Shares
                            Beneficially Owned       Number of    Beneficially Owned
                          Before Offering(1)(2)     Shares to be After Offering(1)(2)
                          -------------------------   Sold in    --------------------
Name of Beneficial Owner     Number           %     the Offering    Number       %
------------------------  -------------    -------- ------------ ------------ -------
Min H. Kao(3).....           22,872,328(3)    22.87       N/A      22,872,328   21.20
Gary L.
   Burrell(4).....           22,376,007       22.38       N/A      22,376,007   20.74
Ruey-Jeng Kao(5)..            8,972,481        8.97       N/A       8,972,481    8.32
Jia-Fang Tsai(6)..            7,337,440(6)     7.51       N/A       7,337,440    6.80
Kevin Rauckman....                  --          N/A       N/A             N/A     N/A
Andrew R. Etkind..                  --          N/A       N/A             N/A     N/A
Gary Kelley.......                  --          N/A       N/A             N/A     N/A
Shu-Fen Hsu Lin...              977,794           *   146,918         830,876       *
Yu-Yen Chang......              250,011           *    58,767         191,244       *
Sen-Shuh Chiou....              466,689           *    22,878         443,811       *
Min-Shia C. Chau..              500,023           *    29,384         470,639       *
Yin-An Hsieh......              250,011           *    71,904         178,107       *
Gender Industrial
   Corp...........            1,920,672        1.92   654,196       1,266,476    1.17
Chi-Min Wang......              188,797           *   123,411          65,386       *
Hsing-Yung Chung..            1,805,645        1.81   183,647       1,621,998    1.50
Ching-Shun Su.....              409,706           *   117,534         292,172       *
Fan-Min Huang.....              183,200           *    29,384         153,816       *
Gene-Wen Su.......              648,746           *    36,606         612,140       *
Ching-Yao Su......              476,806           *    32,683         444,123       *
Ha-Na Wu..........              500,023           *    19,625         480,398       *

                              Common Shares                      Common Shares
                            Beneficially Owned    Number of    Beneficially Owned
                          Before Offering(1)(2)  Shares to be After Offering(1)(2)
                          ----------------------   Sold in    --------------------
Name of Beneficial Owner     Number        %     the Offering    Number       %
------------------------  ------------- -------- ------------ ------------ -------
Wen-Jen Hung.........            83,336        *     7,346          75,990       *
Mei-Hsueh Lin........           153,498        *    58,830          94,668       *
Kuo-Cheng Kao........         1,849,721     1.85    78,440       1,771,281    1.64
Chao-Chung Wu........           800,276        *    39,220         761,056       *
Tsung-Te Ho..........           718,828        *    78,211         640,617       *
An-Hsiung Tseng......         1,866,905     1.87   138,066       1,728,839    1.60
Tsai-Sheng Liu.......           551,959        *    83,743         468,216       *
Chiu-Chieh Lai.......           321,528        *    10,284         311,244       *
Li-Yun Peng..........           102,570        *     3,268          99,302       *
I-Mao Kuan...........           136,541        *    20,914         115,627       *
Yueh-Roei Tseng......           239,123        *    15,427         223,696       *
Tzay-Nong Tseng......           238,617        *    15,427         223,190       *
Hui-Ching Chen.......           203,941        *    16,528         187,413       *
Hui-Min Chen.........           254,512        *    16,161         238,351       *
Jin-Lien Huang.......           384,633        *    49,952         334,681       *
Tsai-Wei Tseng.......           379,280        *    60,971         318,309       *
Donald H. Eller(7)...         2,000,090     2.00   196,101       1,803,989    1.67
Dave Don Casey.......         3,750,169     3.75    65,367       3,684,802    3.42
Paul K. Shumaker.....         2,500,113     2.50   143,807       2,356,306    2.18
All directors and
   executive
   officers as a
   group (6
   persons)..........        54,220,816    54.22       N/A      54,220,816   50.26

---------------------
*  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable within 60 days of November 15, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting power and investment power with respect to the shares set forth opposite such shareholder's name.
(2) Based on 100,000,000 shares of common stock outstanding prior to the offering and 107,875,000 outstanding upon the completion of the offering.
(3) Dr. Kao's address is 1200 East 151st Street, Olathe, Kansas 66062. The amount of common shares beneficially owned includes 8,990,341 shares held by the Min-Hwan Kao 2000 Grantor Retained Annuity Trust and 3,942,718 shares held by the Min-Hwan Kao Revocable Trust 9/28/95. The amount of common shares beneficially owned also includes 948,928 shares held by his children, and 8,990,341 shares held by the Yu-Fan C. Kao 2000 Grantor Retained Annuity Trust, of which he disclaims beneficial ownership. Yu-Fan
    C. Kao is Dr. Kao's wife.
(4) Mr. Burrell's address is 1200 East 151st Street, Olathe, Kansas 66062. The amount of common shares beneficially owned includes 3,000,135 shares held by the Gary L. Burrell 2000 Grantor Retained Annuity Trust. The amount also includes 3,000,135 shares held by the Judith M. Burrell 2000 Grantor Retained Annuity Trust, as to which Mr. Burrell disclaims beneficial ownership. Mr. Burrell's son acts as trustee of both of these trusts.

(5) Mr. Kao's address is 8th Floor, 132, Hsinyi Road, Section 3, Taipei, Taiwan, Republic of China.
(6) Ms. Tsai's address is 10FL. No. 48, Lane 177, BBC I, Tunhwa S. Rd., Taipei, Taiwan, Republic of China. The amount of common shares beneficially owned includes 3,809,262 shares held by her husband, as to which Ms. Tsai disclaims beneficial ownership.
(7) Does not include 17,980,682 shares held by the Min-Hwan Kao 2000 Grantor Retained Annuity Trust (8,990,341 shares) and the Yu-Fan C. Kao 2000 Grantor Retained Annuity Trust (8,990,341 shares), for which Mr. Eller acts as trustee, and which are included in the number of shares beneficially owned by Dr. Kao. See footnote (3) above.

                          DESCRIPTION OF SHARE CAPITAL

     Our authorized share capital consists of 500,000,000 common shares with a par value of $0.01 per share and 1,000,000 undesignated preferred shares, each with a par value of $1.00 per share. As of the date hereof, there are 100,000,000 common shares issued and outstanding and no preferred shares have been issued. There are no other authorized classes of common shares other than our common shares.

     We are a Cayman Islands company and our affairs are governed by our Memorandum and Articles of Association and the Companies Law (2000 Revision) and the common law of the Cayman Islands. The following are summaries of material provisions of our Memorandum and Articles of Association and the Companies Law insofar as they relate to the material terms of our common shares. We have filed copies of our complete Memorandum and Articles of Association as exhibits to our registration statement on Form S-1.

Common Shares

     General. All the outstanding common shares are fully paid and nonassessable. Certificates representing the common shares are issued in registered form. The common shares are issued when registered in the register of shareholders of Garmin Ltd. The common shares are not entitled to any sinking fund or pre-emptive or redemption rights. Our shareholders may freely hold and vote their shares.

     Voting Rights. Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote, including the election of directors. Voting at any meeting of shareholders is by a poll. The Articles of Association does not provide for written consents of shareholders.

     A quorum required for a meeting of shareholders consists of at least a number of shareholders present or by proxy and entitled to vote representing the holders of not less than a majority of our issued voting share capital. Shareholders' meetings are held annually and may only be convened by the Board of Directors. Advance notice of at least 10 days is required for the convening of shareholders' meetings. Shareholders do not have the right to call a shareholders' meeting.

     Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast in a general meeting of Garmin Ltd., while a special resolution requires the affirmative vote of 75% of the votes cast attaching to the common shares. A special resolution is required for matters such as a change of name, amending the Memorandum and Articles of Association and removing directors. Holders of common shares, which are currently the only shares carrying the right to vote at our general meetings, have the power, among other things, to elect directors, appoint auditors, and make changes in the amount of our authorized share capital.

     Dividends. The holders of our common shares are entitled to receive such dividends as may be declared by the Board of Directors. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.

     Liquidation. If Garmin Ltd. is to be liquidated, the liquidator may, with the approval of the shareholders, divide among the shareholders in cash or in kind the whole or any part of our assets, may determine how such division shall be carried out as between the shareholders or different classes of shareholders, and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the approval of the shareholders, thinks fit, provided that a shareholder shall not be compelled to accept any shares or other assets which would subject such shareholder to liability.

     Miscellaneous. Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

Undesignated Preferred Shares

     Pursuant to our Articles of Association, the Board of Directors has the authority, without further action by the shareholders, to issue up to 1,000,000 preferred shares in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common shares. The Board of Directors, without shareholder approval, can issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of our common shares. Subject to the directors' duty of acting in the best interest of Garmin Ltd., preferred shares can be issued quickly with terms calculated to delay or prevent a change in control of Garmin Ltd. or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of the common shares, and may adversely affect the voting and other rights of the holders of common shares. No preferred shares have been issued and we have no present plans to issue any preferred shares.

Shareholders' Rights Plan

     We contemplate adopting a shareholders rights plan ("Rights Plan") after our independent directors have been placed on our Board of Directors. In connection with the Rights Plan, our Board of Directors would grant one right ("Right") for each outstanding common share as of the close of business on a certain date (the "Rights Record Date"). Common shares issued after such date (assuming no triggering event) would automatically receive these Rights upon issuance. The Rights would not be exercisable or transferable separately from the common shares until the end of a certain period of time following (1) a public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of a certain percentage or more of our outstanding common shares, or (2) the commencement or announcement of an intention to make a tender or exchange offer that would result in an acquiring person or group beneficially owning a certain percentage or more of our outstanding common shares (an "Acquiring Person"), unless our Board of Directors sets a later date in either event (the earlier of (i) or (ii) being the "Rights Distribution Date"). Under the Rights Plan, our Board of Directors would have the option to redeem the Rights at a nominal cost or prevent the Rights from being triggered by designating certain offers for all the outstanding common shares as a Permitted Offer (as defined in the Rights
Plan). The Rights would expire ten years after the Rights Record Date unless earlier redeemed by us.

     The Rights, when exercisable, would entitle their holders (other than those held by an Acquiring Person, any Associate or Affiliate of such Acquiring Person or certain transferees) to purchase a fraction of a preferred share or, in certain instances, other securities of Garmin Ltd., including common shares, having a certain market value. In certain circumstances, if we are involved in a merger or consolidation and are not the surviving entity or dispose of more than 50 percent of our assets or earnings power, the Rights also would entitle their holders (other than an Acquiring Person or any Associate, Affiliate of such Acquiring Person or certain transferees) to purchase the highest priority voting shares in the surviving entity or its affiliates having a certain market value.

     The Rights Plan is intended to encourage a potential Acquiring Person to negotiate directly with the Board of Directors, but may have certain antitakeover effects. The Rights Plan could significantly dilute the interests in Garmin Ltd. of an Acquiring Person. The Rights Plan may therefore have the effect of delaying, deterring or preventing a change in control of Garmin Ltd.

Differences in Corporate Law

     The Companies Law is modeled after that of England but does not follow recent United Kingdom statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to Garmin Ltd. and the laws applicable to companies incorporated in the United States and their shareholders.

     Mergers and Similar Arrangements. Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to not approve the arrangement if it satisfies itself that:

   . a company is acting or proposing to act illegally, or beyond the scope of the company's powers as defined in its charter or the laws of its jurisdiction of organization (also known as ultra vires);

   . the act complained of, although not ultra vires, could be effected only if authorized by more than a simple majority vote (which has not been obtained); or

   . those who control the company are perpetrating a "fraud on the minority."

Indemnification

     Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide for indemnification, to the fullest extent permitted by law, of officers and directors for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in their capacities as such, and advancement of expenses of defending any such action, suit or proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of U.S. law.

Inspection of Books and Records

     Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Additional Information."

Transfer Agent

     We have appointed UMB Bank, N.A. as the transfer agent and registrar for the common shares.

Listing

     Our common shares have been approved for listing on the Nasdaq National Market under the symbol "GRMN".

Prohibited Sale of Securities Under Cayman Islands Law

     An exempted company such as Garmin Ltd. that is not listed on the Cayman Islands Stock Exchange is prohibited from making any invitations to the public in the Cayman Islands to subscribe for any of its securities.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no U.S. public market for our shares, and there can be no assurance that a significant public market for our shares will develop or be sustained after this offering. We can make no prediction as to the effect, if any, that market sales of common shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant numbers of common shares, including shares issued upon exercise of outstanding options, in the public market could adversely affect the market price of the common shares and could impair our future ability to raise capital through an offering of our equity securities.

     Upon completion of this offering, we will have 107,875,000 shares outstanding assuming no exercise of the underwriting over-allotment option and no exercise of outstanding options. Of these shares, the 10,500,000 shares sold in this offering will be freely tradeable without restriction under the Securities Act except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 97,375,000 shares are subject to lock-up agreements. These lock-up agreements provide that, with some limited exceptions, the shareholder will not offer, sell, contract to sell or otherwise dispose of our securities that are substantially similar to our shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, our shares for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated. All of these remaining shares are also "restricted securities" as that term is defined in Rule 144 under the Securities Act and will be eligible for sale in the public market subject to limitations imposed by Rule 144 as summarized below, upon expiration of the 180-day lock-up period.

     These shares are treated as if they were acquired at the same time as the Garmin Corporation shares for which they were exchanged, and will be freely tradeable without restriction under the Securities Act upon expiration of the 180-day lock-up period, except for any shares owned by our affiliates, which shares will continue to be subject to Rule 144 limitations applicable to affiliates.

     In addition, we have agreed that, without the prior consent of the underwriters, we will not offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any equity securities or any securities which may be converted into or exchanged for any such equity securities for a period of 180 days from the date of this prospectus, except that:

   . we may without such consent grant options, none of which will be exercisable prior to 180 days after the date of this prospectus, and sell common shares pursuant to our 2000 Equity Incentive Plan, our Directors Plan, our Employee Stock Purchase Plan and Garmin
     International, Inc.'s Savings and Profit Sharing Plan and,

   . we may without consent issue equity shares in connection with any bona fide business acquisition of or by Garmin Ltd. (whether by reconstruction or amalgamation, consolidation, sale of assets, sale or exchange of stock or otherwise), provided that prior to any such issuance, the recipients of such equity shares in such transaction shall have agreed in writing that, unless they have received the prior consent of Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, they will be bound by the lock-up restrictions described above in this paragraph for the remainder of such 180-day period.

     Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted common shares from us or any affiliate of ours, the purchaser or subsequent holder of such securities is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

   . 1% of our then outstanding common shares; or

   . the average weekly trading volume of our common shares on the Nasdaq
     National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the later of the date of acquisition of restricted shares from us or from any affiliate of ours and the purchaser or subsequent holder thereof is deemed not to have been an affiliate of ours at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or public information requirements.

     We intend to file registration statements on Form S-8 under the Securities Act to register an aggregate of 3,500,000 and 50,000 common shares reserved for issuance under our 2000 Equity Incentive Plan and our Directors Plan, respectively. In addition, we intend to file registration statements on Form S-8 under the Securities Act to register an aggregate of 1,000,000 shares for issuance under our Employee Stock Purchase Plan and 500,000 shares for issuance under our 401(k) Plan. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up agreements described above.

                               TAX CONSIDERATIONS

     A summary of the material United States federal income tax and general Cayman Islands tax consequences of the beneficial ownership and disposition of our common shares is set forth below. This summary is based on laws, regulations, rulings, income tax conventions or treaties, administrative practices and judicial decisions in effect at the date of this prospectus. Subsequent legislative, judicial or administrative changes or interpretations may be retroactive and could affect your tax consequences.

     Your tax treatment as a holder of common shares may vary depending upon your particular situation, and some holders may be subject to special rules not discussed below. We do not discuss below any state, local or foreign tax consequences of the beneficial ownership and disposition of the common shares other than the Cayman Islands. This summary does not address all tax aspects that may be important to you as a holder of common shares.

     You are urged to consult your tax advisor as to your particular tax consequences of the ownership and disposition of a common share, including whether any state, local or foreign tax laws apply to you.

Cayman Islands Tax Considerations

     The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of the inheritance tax or estate duty. There are no other taxes likely to be material to Garmin Ltd. levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. The Cayman Islands are not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

     Under current Cayman Islands law, Garmin Ltd. will not be subject to income, capital, transfer, sales or corporation tax in the Cayman Islands. Garmin Ltd. has been incorporated under the laws of the Cayman Islands as an exempted company. Garmin Ltd. has received from the Governor in Council of the Cayman Islands an Undertaking as to Tax Concessions pursuant to Section 6 of the Tax Concessions Law (1999 Revision). The Undertaking provides that, for a period of 20 years from the date of such Undertaking, no law subsequently enacted in the Cayman Islands imposing any tax or withholding tax on profits, income, gains or appreciation will apply to Garmin Ltd. or its operations.

     Under the current law of the Cayman Islands, no Cayman Islands withholding tax applies to distributions by Garmin Ltd. in respect of the shares. Holders are not subject to any income, capital, transfer, sales or other taxes in the Cayman Islands in respect of their purchase, holding or disposition of the common shares.

United States Federal Income Tax Considerations

     The following is a general discussion of the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the common shares. This summary is based on existing United States federal income tax law, which is subject to change, possibly retroactively. The discussion addresses only persons that hold common shares as capital assets, which generally are properties held for investment, under the United States Internal Revenue Code of 1986, and that use the U.S. Dollar as their functional currency. The discussion does not consider the circumstances of particular purchasers that may be subject to special tax rules, such as banks, insurance companies, tax-exempt organizations, persons subject to the alternative minimum tax, dealers, traders who elect to mark to market, financial institutions, persons holding common shares as part of a hedge, straddle, integration, conversion or constructive sale transaction, persons that have a functional currency other than the U.S. Dollar and persons treated as owning 10% or more of the voting power of our shares.

     For purposes of this discussion, a "U.S. holder" is a beneficial owner of common shares that is:

   . an individual who is a citizen or resident of the United States for United States federal income tax purposes;

   . a corporation, partnership or other business entity organized in or under the laws of the United States or any of its political subdivisions;

   . a trust (1) the administration of which is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decisions of the trust or (2) that was in existence on August 20, 1996, was treated as a United States person under the Internal Revenue Code on the preceding day, and elected to continue to be so treated provided that it satisfies certain conditions; or

   . an estate the income of which is subject to United States federal income tax regardless of its source.

A "Non-U.S. holder" is a beneficial owner of common shares that is not a U.S. holder.

     We believe that neither we nor any of our subsidiaries are currently a "foreign personal holding company", "personal holding company", "passive foreign investment company", or "controlled foreign corporation" for United States federal income tax purposes. Except as expressly noted below, the discussion below assumes that we will not be so treated. As discussed below under "--Foreign Personal Holding Company", we currently satisfy the "shareholder test" for purposes of qualifying as a foreign personal holding company. We cannot assure you that we are not or will not become a foreign personal holding company, personal holding company, passive foreign investment company or controlled foreign corporation.

     Each prospective purchaser should consult its own tax advisor with respect to the United States federal, state, local and foreign tax consequences of acquiring, owning or disposing of common shares.

     Distributions on Common Shares. A distribution on common shares will be treated as foreign source dividend income to a U.S. holder to the extent paid out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes. The amount of such dividend will be the U.S. Dollar value of such dividend when received. Such dividend will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. To the extent that the amount of any distribution on common shares exceeds our current and accumulated earnings and profits, as determined for United States federal income tax purposes, the distribution will be treated:

   . first, as a nontaxable return of capital that would be applied against and would reduce the U.S. holder's tax basis in its common shares until this tax basis is equal to zero; and

   . thereafter, as capital gain.

For foreign tax credit purposes, dividends on common shares generally would constitute "passive income" or, in the case of some U.S. holders, "financial services income."

     Although we do not expect to pay dividends, we expect that any dividends we declare will be paid in United States Dollars. However, the amount of any distribution paid in a currency other than the U.S. Dollar will be the U.S. Dollar value of the payment made. The U.S. Dollar value of the payment made will be determined at the foreign exchange rate on the date such payment is includible in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. Dollars. Any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in income to the date such payment is converted into U.S. Dollars will be treated as United States source ordinary income or loss to the U.S. holder.

     Sale, Exchange or Other Disposition. A U.S. holder generally will recognize gain or loss upon the sale or other taxable disposition of common shares in an amount equal to the difference between (1) the United States Dollar value of the amount realized on the sale or other taxable disposition and (2) the U.S. holder's adjusted tax basis in the common shares. Such gain or loss will generally be capital gain or loss. In the case of some non-corporate U.S. holders, any gain may be subject to United States federal income tax at a preferential rate where the U.S. holder's holding period exceeds one year. Further, any gain recognized by a U.S. holder on a sale or other taxable disposition of common shares will generally be treated as United States source gain for foreign tax credit purposes. Any loss recognized by a U.S. holder should be allocable to reduce U.S. source income for U.S. foreign tax credit purposes, except for certain U.S. holders for whom previous distributions with respect to the common shares qualified as "financial services income." In that event, any such recognized loss would be treated as reducing foreign source income to the extent of the amount of such distributions. A U.S. holder's ability to deduct capital losses in respect of common shares is subject to limitations.

     Foreign Personal Holding Company. We do not believe that we (nor any of our non-United States subsidiaries) are a "foreign personal holding company." If we (or any of our non-United States subsidiaries) are classified as a foreign personal holding company in any taxable year, then each shareholder that is a United States person would be required to pay tax on its pro rata share of the undistributed foreign personal holding income of such foreign personal holding company. We would constitute a foreign personal holding company in any taxable year if:

   . 60% (or 50% in any year following the year in which we first became a foreign personal holding company) or more of our gross income were foreign personal holding company income (which is generally income of a passive nature such as dividends, interest and royalties) (the "income test"); and

   . more than 50% of the voting power or value of our equity were owned, directly or indirectly, by five or fewer U.S. holders that are individuals (the "shareholder test").

     We currently satisfy the shareholder test. Based on our current ownership, we expect that we will satisfy the shareholder test after this offering. However, we intend to manage our affairs so as to attempt to avoid the satisfaction of the income test, or minimize the impact to our shareholders if we satisfy the income test, to the extent this management of our affairs would be consistent with our business goals, although we cannot assure you in this regard.

     Our gross income for purposes of the income test is expected to consist of
(1) any dividends paid from Garmin Corporation and Garmin International, Inc., upon a proposed acquisition of a direct interest in Garmin International, Inc. by Garmin Ltd. and (2) the gross income of Garmin (Europe) Ltd. because Garmin Ltd. will, upon the acquisition of Garmin (Europe) Ltd. from Garmin International, Inc., elect to treat Garmin (Europe) Ltd. as a branch of Garmin, Ltd. for United States federal income tax purposes. In addition, for purposes of determining whether we satisfy the income test in any taxable year, to the extent that Garmin Corporation is treated as a foreign personal holding company, we would be considered to have received a dividend in an amount equal to the undistributed foreign personal holding company income of Garmin Corporation. However, based on its current income and operations, we do not expect that Garmin Corporation would be treated as a foreign personal holding company. Because the gross income of Garmin (Europe) Ltd. should not be treated as foreign personal holding company income and because such gross income is expected to exceed 40% of the total gross income of Garmin Ltd., we do not expect that we will satisfy the income test after this offering.

     If we (or any non-United States subsidiary) are or become a foreign personal holding company, U.S. holders, whether or not such holders are individuals, would be required to include in income, as a dividend, their pro rata share of our taxable income whether or not we pay dividends. In addition, if we are a foreign personal holding company, and your common shares are acquired by inheritance, the beneficiary would not receive a basis in those common shares equal to their fair market value on the date of death. Instead, the beneficiary would have a tax basis equal to the lower of the fair market value of these common shares or your tax basis in them. We intend to manage our affairs so as to attempt to minimize having income imputed to you under these rules, to the extent such management of our affairs is consistent with our business goals, although there can be no assurance in this regard. We urge you to consult your tax advisor regarding the consequences of an investment in a foreign personal holding company before purchasing shares.

     Personal Holding Company. We do not believe that we (or any of our subsidiaries) are a "personal holding company" for United States federal income tax purposes. We (or a subsidiary) would generally be classified as a personal holding company if:

   . at any time during the last half of our (or such subsidiary's) taxable year, five or fewer individuals own, directly or indirectly, more than 50% of our (or such subsidiary's) stock (by value) (the "shareholder test"); and

   . at least 60% of our (or such subsidiary's) gross income for the taxable year, as adjusted, is personal holding company income (which is generally income of a passive nature, such as dividends, interest and royalties) and which, for a non-United States corporation, is either:

           . derived from United States sources; or

           . effectively connected to a United States trade or business (the
             "income test").

However, if we (or a subsidiary) constitute a foreign personal holding company or a passive foreign investment company, we (or such subsidiary) cannot constitute a personal holding company. If we (or a subsidiary) were to constitute a personal holding company, we (or such subsidiary) would be subject to a United States tax of 39.6% on our undistributed personal holding company income. We (and our subsidiaries) currently satisfy the shareholder test but do not expect to satisfy the income test. We intend to manage our and our subsidiaries' affairs so as to attempt to avoid the satisfaction of the income test, provided that such management would be consistent with our goals, although we cannot assure you in this regard.

     Passive Foreign Investment Company. We do not believe that we (or any of our non-United States subsidiaries) are a "passive foreign investment company" for United States federal income tax purposes. We would be treated as a passive foreign investment company only if:

   . at least 75% of our gross income for a taxable year is passive income;
     or

   . the value of our assets during the taxable year which produce passive income represents at least 50% of the value of our total assets.

In making this determination, our proportionate share of the income and assets of entities in which we hold at least a 25% interest will be included in our income and assets. Based upon our current and anticipated income, assets and activities, we do not expect that we (or any of our non-United States subsidiaries) will be classified as a passive foreign investment company. However, because the passive foreign investment company determination is made annually on the basis of facts and circumstances that may be beyond our control, and because the principles for applying the passive foreign investment company tests are not entirely clear, we cannot assure you that we (or any of our non-United States subsidiaries) will not become a passive foreign investment company.

     If we are a passive foreign investment company for any taxable year during a U.S. holder's holding period of the common shares, a U.S. holder would be subject to additional tax on certain excess distributions received or gains realized with respect to such shares. In such case, a U.S. holder would be subject to the following adverse tax consequences:

   . the excess distribution or gain would be allocated ratably over such U.S. holder's holding period;

   . the amount allocated to the current taxable year and to any year prior to our treatment as a passive foreign investment company would be subject to tax as ordinary income;

   . the amount allocated to each other taxable year would be subject to tax at the highest applicable marginal rate in effect for that year; and

   . an interest charge would be imposed to recover the deemed benefit from the deferred payment of such tax.

These rules would effectively prevent a U.S. holder from treating the gain realized on the disposition of the common shares as capital gain. If we are classified as a passive foreign investment company in any year in which a United States person is a shareholder, we generally will continue to be treated as a passive foreign investment company with respect to such shareholder in all succeeding years, regardless of whether we continue to satisfy the income or asset tests described above. A U.S. holder who owns common shares during any year that we are a passive foreign investment company must file Internal Revenue Service Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund). The passive foreign investment company rules are extremely complex and U.S. holders should consult with their own tax advisors regarding the application of the passive foreign investment company rules to the common shares. We do not intend to notify any holder of common shares as to whether we qualify as a passive foreign investment company in any taxable year, nor do we intend to provide information that would enable a holder of common shares to make a qualified electing fund election.

     Controlled Foreign Corporation. We do not believe that we (or any of our non-United States subsidiaries) are a "controlled foreign corporation" for United States federal income tax purposes. If we (or any of our non-United States subsidiaries) are treated as a controlled foreign corporation, the U.S. holders that own, directly or indirectly, at least 10% of the voting power of the equity of such controlled foreign corporation, referred to as 10% U.S. Shareholders, would be required to include in income their pro rata share of the Subpart F income of the controlled foreign corporation (which generally is income of a passive nature such as dividends and interest) whether or not we pay dividends. In addition, if we are treated as a controlled foreign corporation, 10% U.S. Shareholders would be subject to special rules on disposition of common shares that may treat all or a portion of any gain as ordinary dividend income. It is not anticipated that a U.S. holder purchasing shares in this offering will be a 10% U.S. Shareholder. As a result, there should be no adverse impact to such U.S. holders if we (or any of our non-United States subsidiaries) become a controlled foreign corporation.

     Taxation of Non-U.S. Holders. Distributions on common shares to a Non-U.S. holder would not be subject to U.S. withholding tax or to United States federal income tax unless such income is effectively connected with the conduct by such Non-U.S. holder of a trade or business within the United States. Gain realized by a Non-U.S. holder on the sale or other disposition of a common share generally will not be subject to United States federal income tax unless either:

   . the gain is effectively connected with the Non-U.S. holder's conduct of a trade or business in the United States; or

   . the Non-U.S. holder is an individual who was present in the United
     States for at least 183 days in the taxable year of the sale or other disposition and other conditions are met.

     Information Reporting and Backup Withholding. United States backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate holders. Information reporting will apply to payments of dividends on, and to proceeds from the sale or redemption of, common shares by a paying agent within the United States to a holder (other than an "exempt recipient", including a corporation, a payee that is a Non-U.S. holder that provides an appropriate certification and certain other persons). A paying agent within the United States will be required to withhold 31% of any such payment made within the United States to a holder (other than an "exempt recipient", including a corporation, a payee that is a Non-U.S. holder that provides an appropriate certification and certain other persons) if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with such backup withholding requirements.

     The Treasury Department issued new regulations which make certain modifications to the backup withholding and information reporting rules. These new regulations, which generally will be effective for payments made after December 31, 2000, attempt to unify certification requirements and modify reliance standards. Prospective investors are urged to consult their own tax advisors regarding these new regulations.

                                  UNDERWRITING

     We intend to offer the common shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Subject to
the terms and conditions of a U.S. purchase agreement, dated            , 2000,
the U.S. underwriters named below, who are represented by Credit Suisse First Boston Corporation ("CSFB") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") as joint book-running managers, and concurrently with the sale of 1,575,000 shares to the international managers, have severally agreed to purchase from us and the selling shareholders the respective number of common shares set forth opposite their names below.

                                                                       Number of
                                                                        Shares
U.S. Underwriters:
  Credit Suisse First Boston Corporation.............................
  Merrill Lynch, Pierce, Fenner & Smith
           Incorporated..............................................
  Salomon Smith Barney Inc...........................................
                                                                       ---------
    Total............................................................  8,925,000
                                                                       =========

     We and the selling shareholders have also entered into an international purchase agreement with the international managers for sale of the common shares outside the U.S. and Canada for whom Credit Suisse First Boston (Europe) Limited and Merrill Lynch International are acting as joint book-running managers. Subject to the terms and conditions in the international purchase agreement, and concurrently with the sale of 8,925,000 shares to the U.S. underwriters pursuant to the U.S. purchase agreement, we and the selling shareholders have agreed to sell to the international managers, and the international managers severally have agreed to purchase, 1,575,000 shares from us and the selling shareholders. The initial public offering price per common share and the total underwriting discount per common share are identical under the U.S. purchase agreement and the international purchase agreement.

     The U.S. underwriters and the international managers have agreed to purchase all of the common shares sold under the U.S. and international purchase agreements if any of these common shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of common shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

     The U.S. purchase agreement provides that the obligations of the several U.S. underwriters to purchase and accept delivery of the common shares offered in this offering are subject to approval of certain legal matters and to certain other conditions. The U.S. underwriters are obligated to purchase and accept delivery of all the common shares, other than those common shares covered by the over-allotment option described below, if they purchase any of the common shares.

     We and the selling shareholders have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the U.S. underwriters and the international managers may be required to make in respect of those liabilities.

     The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

     The U.S. underwriters propose to initially offer some of the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the common shares to dealers at the
initial public offering price less a concession not in excess of $      per
share. The U.S. underwriters may allow, and these dealers may re-allow, a
concession not in excess of $      per share on sales to other dealers. After
the initial offering of the common shares to the public, the U.S. representatives may change the public offering price and such concessions.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholders. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                           Per Share Without Option With Option
                                           --------- -------------- -----------
Public offering price....................     $           $             $
Underwriting discount....................     $            $            $
Proceeds, before expenses, to Garmin
   Ltd...................................     $           $               $
Proceeds, before expenses, to the selling
   shareholders..........................     $           $             $

     The expenses of the offering, not including the underwriting discount, are estimated at $1.1 million and are payable by us.

Over-allotment Option

     We and the selling shareholders have granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,338,750 additional common shares at the initial public offering price less the underwriting fees. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares proportionate to such U.S. underwriter's initial purchase commitment.

     We and the selling shareholders have also granted options to the international managers, exercisable for 30 days from the date of this prospectus, to purchase up to 236,250 additional common shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

Intersyndicate Agreement

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell common shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

No Sales of Similar Securities

     We, our executive officers and directors, the selling shareholders and all of our other shareholders have agreed, and are contractually bound, for a period of 180 days after the date of this prospectus, not to, without the prior written consent of CSFB and Merrill Lynch:

   . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

   . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common shares regardless of whether a covered transaction is to be settled by the delivery of common shares or such other securities, in cash or otherwise;

     except that:

   . we may without such consent grant options, none of which will be exercisable prior to 180 days after the date of this prospectus, and sell common shares pursuant to our 2000 Equity Incentive Plan, our Directors Plan, our Employee Stock Purchase Plan and Garmin
     International, Inc.'s Savings and Profit Sharing Plan;

   . we may without such consent issue equity shares in connection with any bona fide business acquisition of or by Garmin Ltd. (whether by reconstruction or amalgamation, consolidation, sale of assets, sale or exchange of stock or otherwise), provided that prior to any such issuance, the recipients of such equity shares in such transaction shall have agreed in writing that, unless they have received the prior consent of CSFB and Merrill Lynch, they will be bound by the lock-up restrictions described above in this paragraph for the remainder of such 180-day period; and

   . our executive officers and directors, the selling shareholders and our other shareholders may offer, sell, assign or otherwise transfer common shares to family trusts provided those trusts agree to be bound by the lock-up restrictions described above.

     In addition, during this period, we have also agreed not to file any registration statement (other than registration statements on Form S-8) for, and each of our executive officers, directors and several shareholders have agreed not to make any demand for, or exercise any right of, the registration of any common shares or any securities convertible into or exchangeable for common shares without the prior written consent of CSFB and Merrill Lynch.

Reserved Shares

     At our request, the underwriters have reserved for sale at the initial public offering price up to 10% of the common shares to be sold in this offering for sale to our employees, friends and persons having relationships with us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered through this prospectus.

Quotation on the Nasdaq National Market

     Prior to the offering, there has been no established trading market for our common shares. The initial public offering price for the common shares offered by this prospectus will be determined by negotiations among us and the representatives of the U.S. underwriters. The factors to be considered in determining the initial public offering price include:

   . the history of and the prospects for the industry in which we compete;

   . our past and present operations;

   . our historical results of operations;

   . our prospects for future earnings;

   . the recent market prices of securities of generally comparable companies; and

   . the general condition of the securities markets at the time of the offering.

     An active trading market for the common shares may not develop. It is also possible that after the offering the common shares will not trade in the public market at or above the initial public offering price.

     Our common shares have been approved for listing on the Nasdaq National Market under the symbol "GRMN."

     The U.S. underwriters have informed us that they do not expect discretionary sales to exceed 5% of the common shares being offered.

Price Stabilization, Short Positions and Penalty Bids

     In connection with this offering, certain U.S. underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the U.S. underwriters may create a syndicate short position by making short sales of our common shares and may purchase our common shares on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the U.S. underwriters of a greater number of common shares than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the U.S. underwriters' over-allotment option to purchase additional common shares in the offering from us through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the U.S. underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. The U.S. underwriters may close out any covered short position by either exercising their over-allotment option to purchase additional shares from us or purchasing common shares in the open market. The U.S. underwriters must close out any naked short position by purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the U.S. underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares from us through the over-allotment option. The U.S. underwriting syndicate may reclaim selling concessions if the syndicate repurchases previously distributed common shares in syndicate covering transactions, in stabilization transactions or in some other way or if CSFB and/or Merrill Lynch receives a report that indicates clients of such syndicate members have "flipped" the common shares. Similar to other purchase activities, these activities may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The U.S. underwriters are not required to engage in these activities, and may end any of these activities at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

     The distribution of the common shares in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common shares are made. Any resale of the common shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common shares.

Representations of Purchasers

     By purchasing common shares in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that

    . the purchaser is entitled under applicable provincial securities laws to purchase the common shares without the benefit of a prospectus qualified under those securities laws,

    . where required by law, that the purchaser is purchasing as principal and not as agent, and

    . the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

     All of the issuer's directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

     A purchaser of common shares to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common shares acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common shares acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

     Canadian purchasers of common shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common shares in their particular circumstances and about the eligibility of the common shares for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Legal matters relating to the offering as to Cayman Islands and Taiwan law will be passed on for us by Maples and Calder, George Town, Grand Cayman, Cayman Islands, and Fortune Land Law Offices, Taipei, Taiwan, respectively. Legal matters relating to the offering as to Taiwan law will be passed on for the underwriters by Lee & Li, Taipei, Taiwan. The validity of the common shares offered hereby and the principal tax consequences for holders who are not resident in the Cayman Islands will be passed upon by Maples and Calder, George Town, Grand Cayman, Cayman Islands, our Cayman Islands counsel. Legal matters as to United States law will be passed upon for us by Sonnenschein Nath & Rosenthal and for the underwriters by Simpson Thacher & Bartlett.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 25, 1999 and December 26, 1998, and for each of the three years in the period ended December 25, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     We are a Cayman Islands holding company. We are incorporated in the Cayman Islands because of the following benefits associated with being a Cayman Islands corporation:

   . political and economic stability;

   . an effective judicial system;

   . a favorable tax system;

   . the absence of exchange control or currency restrictions; and

   . the availability of professional and support services.

     However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

     A substantial majority of our assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or to enforce against us, judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. We have appointed Andrew R. Etkind, c/o Garmin International, Inc., as our agent for service of process in the United States.

     Maples and Calder, our counsel as to Cayman Islands law, and Fortune Land Law Offices, our counsel as to Taiwan law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and Taiwan, respectively, would (1) recognize or enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) to be competent to hear original actions brought in each respective jurisdiction, against us predicated upon the securities laws of the United States or any state thereof.

     Maples and Calder has further advised us that a final and conclusive judgment in federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the Courts of the Cayman Islands under the common law doctrine of obligation.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act of 1933 and the rules and regulations of the SEC, for the registration of the common shares offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, part of the registration statement has been omitted from this prospectus as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common shares offered by this prospectus, please refer to the registration statement. Although this prospectus contains all material terms of the contracts or other documents referred to in this prospectus, the descriptions of these contracts or other documents contained in this prospectus are not necessarily complete.

     Upon consummation of this offering, we will be subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). As a result, we will be required to file reports, proxy statements and other information with the other information with the Securities and Exchange Commission. You may read and copy all or any portion of the registration statement, these reports, proxy statements and any other information that we file at the public reference facilities maintained by the SEC at:

   . Judiciary Plaza
    450 Fifth Street, N.W.
    Room 1024
    Washington, D.C. 20549;

   . Seven World Trade Center
    13th Floor
    New York, New York 10048; and

   . Northwestern Atrium Center
    500 West Madison Street
    Suite 1400
    Chicago, Illinois 60661-2511.

     Copies of these materials can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Upon approval of our common shares for quotation on the Nasdaq National Market, our periodic reports and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC maintains a Web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

                          GARMIN LTD. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors............................................. F-2

Consolidated Balance Sheets at December 26, 1998, December 25, 1999 and
   September 23, 2000 (unaudited).......................................... F-3

Consolidated Statements of Income for the years ended December 31, 1997,
   December 26, 1998 and December 25, 1999 and for the nine-month periods ended September 25, 1999 and September 23, 2000 (unaudited)............. F-4

Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1997, December 26, 1998 and December 25, 1999 and for the
   nine-month period ended September 23, 2000 (unaudited).................. F-5

Consolidated Statements of Cash Flows for the years ended December 31,
   1997, December 26, 1998 and December 25, 1999 and for the nine-month periods ended September 25, 1999 and September 23, 2000 (unaudited)..... F-6

Notes to Consolidated Financial Statements................................. F-8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Garmin Ltd. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Garmin Ltd. and subsidiaries (the Company) as of December 26, 1998 and December 25, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 25, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Garmin Ltd. and subsidiaries at December 26, 1998 and December 25, 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 25, 1999, in conformity with accounting principles generally accepted in the United States.

                                                /s/ Ernst & Young LLP
                                                    Ernst & Young LLP

Kansas City, Missouri
February 26, 2000, except for Note 1,
 as to which the date is September 22, 2000,

 and Note 13, as to which the date is November 6, 2000.

                          GARMIN LTD. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
             (In thousands, except share and per share information)

                                         December 26, December 25, September 23,
                                             1998         1999         2000
                                         ------------ ------------ -------------
                                                                    (unaudited)
                Assets
Current assets:
  Cash and cash equivalents............    $ 80,360     $104,079     $135,968
  Marketable securities................       2,176          --           --
  Accounts receivable, less allowance
     for doubtful accounts of $618 in
     1998, $1,116 in 1999 and $1,470 in
     2000..............................      17,560       35,908       41,742
  Inventories..........................      37,974       51,248       79,578
  Deferred income taxes (Note 8).......       6,570        5,883        6,868
  Prepaid expenses and other current
     assets (Note 3)...................         704          864        2,251
                                           --------     --------     --------
   Total current assets................     145,344      197,982      266,407
Property and equipment (Notes 3 and 5):
  Land and improvements................       7,520       22,548       21,909
  Building and improvements............       7,810       19,324       24,958
  Office furniture and equipment.......       6,594        7,575        8,626
  Manufacturing equipment..............      12,235       15,313       14,197
  Engineering equipment................       4,466        5,116        9,157
  Vehicles.............................         209          230          249
                                           --------     --------     --------
                                             38,834       70,106       79,096
  Accumulated depreciation and
     amortization......................      10,083       14,255       18,225
                                           --------     --------     --------
                                             28,751       55,851       60,871
Deferred income taxes (Note 8).........         223           75           57
Restricted cash (Note 5)...............         --           --         9,085
Intangible assets......................         214          737        3,684
                                           --------     --------     --------
  Total assets.........................    $174,532     $254,645     $340,104
                                           ========     ========     ========
 Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable.....................    $  9,334     $ 15,402     $ 23,014
  Salaries and benefits payable........       2,904        2,928        3,195
  Accrued warranty costs...............       3,114        4,429        6,950
  Accrued sales program costs..........         662        2,330        1,628
  Litigation settlement (Note 12)......       2,500          --           --
  Other accrued expenses...............       1,872        2,567        1,985
  Income taxes payable.................       8,498        4,580        9,433
  Notes payable (Note 3)...............         363            5          --
                                           --------     --------     --------
   Total current liabilities...........      29,247       32,241       46,205
Long-term debt (Note 5)................       9,345       27,715       47,907
Other liabilities......................         --            90           97
Stockholders' equity:
  Preferred stock, $1.00 par value,
     1,000,000 shares authorized, none
     issued............................         --           --           --
  Common stock, $0.01 par value,
     500,000,000 shares authorized:
  Shares issued and outstanding--
     55,555,555 in 1998 and 100,000,000
     in 1999 and 2000..................         555        1,000        1,000
  Additional paid-in capital...........      17,585       29,593       29,593
  Retained earnings (Notes 5 and 6)....     132,247      176,431      225,529
  Accumulated other comprehensive
     loss..............................     (14,447)     (12,425)     (10,227)
                                           --------     --------     --------
   Total stockholders' equity..........     135,940      194,599      245,895
                                           --------     --------     --------
   Total liabilities and stockholders'
      equity...........................    $174,532     $254,645     $340,104
                                           ========     ========     ========

                            See accompanying notes.

                          GARMIN LTD. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share information)

                                        Year ended                    Nine months ended
                          -------------------------------------- ---------------------------
                          December 31, December 26, December 25, September 25, September 23,
                              1997         1998         1999         1999          2000
                          ------------ ------------ ------------ ------------- -------------
                                                                  (unaudited)   (unaudited)
Net sales...............    $160,280     $169,030     $232,586     $164,536      $260,079
Cost of goods sold......      93,620       82,787      105,654       76,430       119,110
                            --------     --------     --------     --------      --------
Gross profit............      66,660       86,243      126,932       88,106       140,969
Selling, general and
   administrative
   expenses.............      17,102       24,680       27,063       19,195        23,678
Research and development
   expense..............      12,657       14,876       17,339       12,476        15,474
                            --------     --------     --------     --------      --------
                              29,759       39,556       44,402       31,671        39,152
                            --------     --------     --------     --------      --------
Operating income........      36,901       46,687       82,530       56,435       101,817
Other income (expense):
  Interest income.......       2,598        3,512        4,327        2,692         4,427
  Interest expense......        (897)        (545)        (577)        (431)       (2,325)
  Foreign currency......       9,967       (2,171)      (1,469)      (1,138)       (1,398)
  Other.................         303           37         (679)        (425)         (353)
                            --------     --------     --------     --------      --------
                              11,971          833        1,602          698           351
                            --------     --------     --------     --------      --------
Income before income
   taxes................      48,872       47,520       84,132       57,133       102,168
Income tax provision
   (benefit):
  Current...............      12,841       16,608       19,130       11,400        25,083
  Deferred..............         (61)      (4,254)         835        2,158          (967)
                            --------     --------     --------     --------      --------
                              12,780       12,354       19,965       13,558        24,116
                            --------     --------     --------     --------      --------
Net income..............    $ 36,092     $ 35,166     $ 64,167     $ 43,575      $ 78,052
                            ========     ========     ========     ========      ========
Basic and diluted net
   income per share.....    $   0.37     $   0.35     $   0.64     $   0.44      $   0.78
                            ========     ========     ========     ========      ========
Weighted-average common
   shares outstanding...      98,876       99,624      100,000      100,000       100,000
                            ========     ========     ========     ========      ========


                            See accompanying notes.

                          GARMIN LTD. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (In thousands, except per share data)

                                                                Accumulated
                           Common Stock   Additional               Other
                          ---------------  Paid-In   Retained  Comprehensive
                          Shares  Dollars  Capital   Earnings  Income (Loss)  Total
                          ------- ------- ---------- --------  ------------- --------
Balance at December 31,
   1996.................   39,442 $  394   $12,984   $ 75,071    $ (2,403)   $ 86,046
  Net income............      --     --        --      36,092         --       36,092
  Translation
     adjustment.........      --     --        --         --      (14,305)    (14,305)
                                                                             --------
   Comprehensive
      income............                                                       21,787
  Cash dividend ($0.09
     per share).........      --     --        --      (3,629)        --       (3,629)
  20% stock dividend....    7,889     79     2,459     (2,538)        --          --
                          ------- ------   -------   --------    --------    --------
Balance at December 31,
   1997.................   47,331    473    15,443    104,996     (16,708)    104,204
  Net income............      --     --        --      35,166          --      35,166
  Translation
     adjustment.........      --     --        --         --        2,261       2,261
                                                                             --------
   Comprehensive
      income............                                                       37,427
  Cash dividend ($0.12
     per share).........      --     --        --      (6,000)        --       (6,000)
  15% stock dividend....    7,100     71     1,844     (1,915)        --          --
  Issuance of common
     stock..............    1,124     11       298        --          --          309
                          ------- ------   -------   --------    --------    --------
Balance at December 26,
   1998.................   55,555    555    17,585    132,247     (14,447)    135,940
  Net income............      --     --        --      64,167         --       64,167
  Translation
     adjustment.........      --     --        --         --        2,022       2,022
                                                                             --------
   Comprehensive
      income............                                                       66,189
  Cash dividend ($0.13
     per share).........      --     --        --      (7,530)        --       (7,530)
  80% stock dividend....   44,445    445    12,008    (12,453)        --          --
                          ------- ------   -------   --------    --------    --------
Balance at December 25,
   1999.................  100,000  1,000    29,593    176,431     (12,425)    194,599
  Net income
     (unaudited)........      --     --        --      78,052         --       78,052
  Translation adjustment
     (unaudited)........      --     --        --         --        2,198       2,198
                                                                             --------
   Comprehensive income
      (unaudited).......                                                       80,250
  Cash dividend ($0.29
     per share)
     (unaudited)........      --     --        --     (28,954)        --      (28,954)
                          ------- ------   -------   --------    --------    --------
Balance at September 23,
   2000.................  100,000 $1,000   $29,593   $225,529    $(10,227)   $245,895
                          ======= ======   =======   ========    ========    ========


                            See accompanying notes.

                          GARMIN LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                        Year ended                    Nine months ended
                          -------------------------------------- ---------------------------
                          December 31, December 26, December 25, September 25, September 23,
                              1997         1998         1999         1999          2000
                          ------------ ------------ ------------ ------------- -------------
                                                                  (unaudited)   (unaudited)
Operating Activities
Net income..............    $36,092      $35,166      $ 64,167      $43,575      $ 78,052
Adjustments to reconcile
   net income to net
   cash provided by
   operating activities:
  Depreciation..........      3,225        4,308         5,554        4,020         5,194
  Amortization..........         53           30            18           15            15
  Loss on disposal of
     property and
     equipment..........          5           80           136            4           709
  Provision for doubtful
     accounts...........        287          414           825          171           241
  Deferred income
     taxes..............        (61)      (4,254)          835        2,158          (967)
  Net sale (purchase) of
     trading
     securities.........     (1,034)      (1,236)        2,173        2,156           --
  Changes in operating
     assets and
     liabilities:
   Accounts receivable..     (6,173)       1,054       (19,212)      (9,590)       (6,665)
   Inventories..........      2,729       (2,905)      (12,917)         574       (27,942)
   Prepaid expenses and
      other current
      assets............       (512)       1,481          (508)        (904)         (933)
   Accounts payable.....      4,001         (611)        5,888        5,167         7,504
   Accrued expenses.....       (191)       1,057         1,278       (2,237)        1,603
   Income taxes
      payable...........      1,447        1,964        (3,895)     (11,069)        4,854
                            -------      -------      --------      -------      --------
Net cash provided by
   operating
   activities...........     39,868       36,548        44,342       34,040        61,665
Investing activities
Purchases of property
   and equipment........     (2,667)      (8,280)      (32,195)     (11,048)      (16,408)
Proceeds from sale of
   property and
   equipment............          1           44            69           64         5,854
Payment of lease
   termination fee......        --        (1,179)          --           --            --
Increase in restricted
   cash.................        --           --            --           --         (9,085)
Other...................         51           76          (176)         597        (3,397)
                            -------      -------      --------      -------      --------
Net cash used in
   investing
   activities...........     (2,615)      (9,339)      (32,302)     (10,387)      (23,036)

Financing activities
Dividends...............     (3,629)      (6,000)       (7,530)      (7,530)      (28,954)
Principal payments on
   capital lease
   obligations..........       (987)      (5,166)          --           --            --
Proceeds from issuance
   of notes payable and
   long-term debt.......      1,208          --         18,040          --            --
Proceeds from issuance
   of common stock......        --           309           --           --            --
Principal payments on
   notes payable........        --        (1,269)         (357)        (334)           (5)
Proceeds from issuance
   of Industrial Revenue
   Bonds ...............        --           --            --           --         20,000
                            -------      -------      --------      -------      --------
Net cash provided by
   (used in) financing
   activities...........     (3,408)     (12,126)       10,153       (7,864)       (8,959)
Effect of exchange rate
   changes on cash......     (6,675)       1,034         1,526       (1,505)        2,219
                            -------      -------      --------      -------      --------
Net increase in cash and
   cash equivalents.....     27,170       16,117        23,719       14,284        31,889
Cash and cash
   equivalents at
   beginning of period..     37,073       64,243        80,360       80,360       104,079
                            -------      -------      --------      -------      --------
Cash and cash
   equivalents at end of
   period...............    $64,243      $80,360      $104,079      $94,644      $135,968
                            =======      =======      ========      =======      ========

                          GARMIN LTD. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                 (In thousands)

                                        Year ended                    Nine months ended
                          -------------------------------------- ---------------------------
                          December 31, December 26, December 25, September 25, September 23,
                              1997         1998         1999         1999          2000
                          ------------ ------------ ------------ ------------- -------------
                                                                  (unaudited)   (unaudited)
Supplemental disclosures
   of cash flow
   information
Cash paid during the
   period for income
   taxes................    $12,865      $15,048      $28,733       $21,934       $15,035
                            =======      =======      =======       =======       =======
Cash received during the
   period from income
   tax refunds..........    $ 1,464      $   399      $   --        $   --        $    12
                            =======      =======      =======       =======       =======
Cash paid during the
   period for interest..    $   921      $   565      $   558       $   267       $ 1,477
                            =======      =======      =======       =======       =======
Supplemental disclosures
   of noncash investing
   and financing
   activities
Additions to property
   and equipment through
   the issuance of
   capital lease
   obligations..........    $ 1,563      $   305      $   --        $   --        $   --
                            =======      =======      =======       =======       =======
Issuance of stock
   dividends............    $ 2,538      $ 1,915      $12,453       $12,453       $   --
                            =======      =======      =======       =======       =======


                            See accompanying notes.

                                  GARMIN LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)


                    DECEMBER 26, 1998 AND DECEMBER 25, 1999

1. Organization

     On July 24, 2000, the stockholders of Garmin Corporation (GARMIN) incorporated Garmin Ltd. under the laws of the Cayman Islands. Subsequently, the stockholders of GARMIN executed a Shareholders Agreement to transfer to Garmin Ltd. their investments in 88,984,394 common shares of stock of GARMIN. These shares, which represented approximately 100% of the issued and outstanding common stock of GARMIN as of July 24, 2000, were used by the stockholders to pay for their subscriptions to 100,000,000 common shares of Garmin Ltd. at a par value of $0.01 or an aggregate value of $1,000. As such, the exchange of shares in this reorganization between GARMIN and the newly formed holding company, Garmin Ltd., completed on September 22, 2000, has been accounted for at historical cost similar to that in pooling-of-interests accounting. In addition to the shares of GARMIN owned by Garmin Ltd., one share of GARMIN is held by each of six shareholders pursuant to the requirement of Taiwan law that a company have at least seven shareholders and 4,000 shares are owned by two related stockholders who did not convert GARMIN shares to shares of the Company. These 4,006 shares are not reported as or considered to be held by minority interests in the accompanying consolidated financial statements due to immateriality. As a result, GARMIN is considered herein to be a wholly-owned subsidiary of Garmin Ltd.

2. Summary of Significant Accounting Policies

 Basis of Presentation and Principles of Consolidation

     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Accordingly, the accompanying consolidated financial statements reflect the accounts of Garmin Ltd. and its wholly-owned subsidiaries as if the reorganization described in Note 1 was effective prior to January 1, 1997. All significant intercompany balances and transactions have been eliminated.

 Nature of Business

     Garmin Ltd. and subsidiaries (together, the Company) manufacture, market and distribute Global Positioning System-enabled products and other related products. GARMIN was incorporated in Taiwan, Republic of China on January 16, 1990. GARMIN is primarily responsible for the manufacturing and distribution of the Company's products to Garmin International, Inc. and Garmin (Europe) Limited and, to a lesser extent, new product development and sales and marketing of the Company's products in Asia and the Far East. In April 1990, a 100%-owned subsidiary, Garmin International, Inc. (GII) was incorporated in the United States. GII is primarily responsible for sales and marketing of the Company's products in many international markets and in the United States as well as research and new product development. During June 1992, GII formed Garmin (Europe) Limited (GEL), a wholly-owned subsidiary in the United Kingdom, to sell its products principally within the European market. During the nine months ended September 23, 2000, Garmin Realty LLC was incorporated to hold certain real estate.

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)


 Fiscal Year

     Prior to 1998, GARMIN's fiscal year end was based on a calendar year. However, both GII and GEL reported on a 52-53-week period ending on the last Saturday of the calendar year. As a result, the December 31, 1997 consolidated financial statements include operations of GARMIN from January 1, 1997 to December 31, 1997 and GII and GEL from December 28, 1996 to December 27, 1997. In 1998, GARMIN elected to change its fiscal year to a 52-53-week period consistent with GII and GEL. As a result, fiscal 1998 includes the operations of GARMIN from January 1, 1998 through December 26, 1998 and the operations of GII and GEL from December 28, 1997 through December 26, 1998.

     Also, due to the fact that there are not exactly 52 weeks in a calendar year and there is slightly more than one additional day per year (not including the effects of leap year) in each calendar year as compared to a 52-week fiscal year, the Company will have a fiscal year comprising 53 weeks in certain fiscal years, as determined by when the last Saturday of the calendar year occurs in consecutive calendar years.

     In those resulting fiscal years that have 53 weeks, the Company will record an extra week of sales, costs and related financial activity. Therefore, the financial results of those fiscal years, and the associated 14-week quarter, will not be exactly comparable to the prior and subsequent 52-week fiscal years and the associated quarters having only 13 weeks. Fiscal 1997, 1998 and 1999 were all comprised of 52 weeks with the exception of the operations of GARMIN for the period from December 28, 1997 through December 31, 1997 recorded in fiscal 1997. This did not significantly impact the 1998 consolidated financial statements.

 Unaudited Financial Information

     The financial information as of September 23, 2000 and for the nine-month periods ended September 25, 1999 and September 23, 2000 contained herein is unaudited. The Company believes this information has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and Article 10 of Regulation S-X. The Company also believes this information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods then ended. The results of operations for the nine-month period ended September 23, 2000 are not necessarily indicative of the results of operations that may be expected for the entire year.

 Foreign Currency Translation

     GARMIN utilizes the New Taiwan Dollar as its functional currency. GEL utilizes the British pound sterling as its functional currency. In accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation," the financial statements of both GARMIN and GEL have been translated into United States dollars, the functional currency of Garmin Ltd. and GII and the reporting currency herein, for purposes of consolidation at rates prevailing during the year for sales, costs and expenses and at end-of-year rates for all assets and liabilities. The effect of this translation is recorded in a separate component of stockholders' equity.

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)


     Transactions in foreign currencies are recorded at the approximate rate of exchange at the transaction date. Assets and liabilities resulting from these transactions are translated at the rate of exchange in effect at the balance sheet date. All differences are recorded in results of operations and amounted to exchange gains (losses) of approximately $9,967, $(2,171) and $(1,469) for the years ended December 31, 1997, December 26, 1998 and December 25, 1999, respectively, and $(1,138) and $(1,398) for the nine months ended September 25, 1999 and September 23, 2000, respectively. These gains (losses) are included in other income (expense) in the accompanying consolidated statements of income.

 Earnings per Share

     Basic and diluted earnings per share are computed by dividing net income by the weighted-average number of common shares outstanding during the periods presented. There are no dilutive securities outstanding during any of the periods. All references in the consolidated financial statements to weighted-average common shares outstanding and related per share amounts have been restated retroactively to reflect stock dividends declared during the periods presented herein.

 Common Stock

     The amount of retained earnings capitalized in connection with the stock dividends previously issued by the Company has been based upon the par value of the underlying GARMIN common stock, which was the United States dollar equivalent of ten New Taiwan Dollars. In addition, the common stock issuance in 1998 was made on a pro rata basis to each stockholder of GARMIN based on the number of shares held at the time. As such, this issuance of shares, to qualify the Company for certain Taiwan tax incentives, was recorded at the amount of cash received, which was equal to par value.

 Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, operating accounts, money market funds and securities with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents approximates fair value given the short maturity of those instruments.

 Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the weighted-average method (which approximates the first-in, first-out
(FIFO) method) by GARMIN and the FIFO method by GII and GEL. Inventories consisted of the following:

                                         December 26, December 25, September 23,
                                             1998         1999         2000
                                         ------------ ------------ -------------
                                                                    (unaudited)
Raw materials...........................   $18,663      $30,492       $38,418
Work-in-process.........................     4,264        3,710        12,048
Finished goods..........................    16,908       18,773        31,169
Inventory reserves......................    (1,861)      (1,727)       (2,057)
                                           -------      -------       -------
                                           $37,974      $51,248       $79,578
                                           =======      =======       =======

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)

 Marketable Securities

     Marketable securities are considered trading securities pursuant to SFAS No. 115 and are held for resale in anticipation of short-term market movements. These investments are carried at fair value with gains and losses, both realized and unrealized, recognized in income. At December 26, 1998, the cost of such securities was $2,162. These securities were sold in 1999, and the related gains were reported in other income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities are included in investment income.

 Property and Equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

        Buildings and improvement.................................... 8-55 years
        Office furniture and equipment...............................  3-8 years
        Manufacturing and engineering equipment......................  3-8 years
        Vehicles.....................................................    3 years

 Long-Lived Assets

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. SFAS No. 121 has not had an impact on the Company's consolidated financial statements.

 Intangible Assets

     Intangible assets principally consist of costs incurred with certain licensing agreements, which are being amortized over the lives of the related license agreements, which are generally three years.

 Financial Instruments

     GII has entered into interest-rate swap agreements to modify the interest characteristics of portions of its outstanding long-term debt from a floating rate to a fixed rate basis. This agreement involves the receipt of floating rate amounts in exchange for fixed rate interest payments over the life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The related amount payable to or receivable from the counterparty is included in other liabilities or assets. The fair value of the swap agreement is not recognized in the consolidated financial statements. See Note 9.

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)


 Income Taxes

     The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes as measured by the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income taxes have not been accrued at the GARMIN level for the unremitted earnings of GII or GEL totaling approximately $28,728, $46,502 and $81,130 at December 26, 1998, December 25, 1999 and September 23, 2000, respectively, because such earnings are intended to be reinvested in these subsidiaries indefinitely.

 Use of Estimates

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentration of Credit Risk

     The Company grants credit to certain customers who meet the Company's preestablished credit requirements. Generally, the Company does not require security when trade credit is granted to customers. Credit losses are provided for in the Company's consolidated financial statements and consistently have been within management's expectations.

 Revenue Recognition

     The Company recognizes revenue from product sales when the product is shipped to the customer and title has transferred. The Company assumes no remaining significant obligations associated with the product sale other than that related to its warranty programs discussed below.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101). SAB 101 summarizes certain areas of the staff's views in applying generally accepted accounting principles to revenue recognition in the consolidated financial statements. The Company plans to adopt SAB 101 no later than the fourth quarter of fiscal 2000 but does not expect it will have a material effect on the Company's consolidated financial position or results of operations.

 Product Warranty

     The Company provides for estimated warranty costs at the time of sale. The warranty period is generally for one year from date of shipment with the exception of certain aviation products for which the warranty period is two years from the date of shipment.

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)

 Sales Programs

     The Company provides certain monthly and quarterly incentives for its dealers based on various factors including dealer purchasing volume and growth. Additionally, the Company provides rebates to end users on certain products. Estimated rebates and incentives payable to distributors are regularly reviewed and recorded as accrued expenses on a monthly basis. These rebates and incentives are recorded as reductions to net sales in the accompanying consolidated statements of income.

 Advertising Costs

     The Company expenses advertising costs as incurred. Advertising expense charged to operations amounted to approximately $5,348, $7,245 and $8,574 for the years ended December 31, 1997, December 26, 1998 and December 25, 1999, respectively, and $6,307 and $9,562 for the nine months ended September 25, 1999 and September 23, 2000, respectively.

 Research and Development

     Substantially all research and development is performed by GII in the United States. Research and development costs, which are expensed as incurred, amounted to approximately $12,657, $14,876 and $17,339 for the years ended December 31, 1997, December 26, 1998 and December 25, 1999, respectively, and $12,476 and $15,474 for the nine months ended September 25, 1999 and September 23, 2000, respectively.

 Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 2000. The statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt the new statement effective December 31, 2000, the beginning of fiscal 2001. The statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives not considered hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability or firm commitment through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company does not anticipate the adoption of SFAS No. 133 will have a significant effect on its results of operations or financial position.

3. Notes Payable

     The Company has certain promissory notes totaling $363 and $5 at December 26, 1998 and December 25, 1999, respectively. These notes are secured by certificates of deposit, included in

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)

prepaid expenses and other current assets, totaling approximately $311 and $158 at December 26, 1998 and December 25, 1999, respectively. In addition, the Company had pledged, as additional security, land and buildings with book values totaling approximately $2,550 as of December 26, 1998.

4. Line of Credit

     During November 1998, the Company renewed a line of credit agreement with a bank providing for maximum borrowings of $3,500 less indirect borrowings under certain standby letters of credit which totaled approximately $500 at December 25, 1999. There were no standby letters of credit at December 26, 1998, and there were no direct borrowings outstanding under the line of credit as of December 26, 1998 and December 25, 1999. The line of credit, which bears interest at the bank's prime rate less 1% or LIBOR plus 1.5%, expires June 30, 2000 and is unsecured.

5. Long-Term Debt

     During 1995, GII entered into an agreement with the City of Olathe, Kansas for the construction of a new corporate headquarters (the project) which was financed through issuance of Series 1995 Industrial Revenue Bonds (the Bonds) totaling $9,500. Upon completion of the project in 1996, GII retired bonds totaling $155. At December 26, 1998, December 25, 1999 and September 23, 2000, outstanding principal under the Bonds totaled $9,345. Interest on the Bonds is payable monthly at a variable interest rate (4.15% and 4.80% at December 26, 1998 and December 25, 1999, respectively), which is adjusted weekly to the current market rate as determined by the remarketing agent for the Bonds, with principal due upon maturity on January 1, 2025. See Note 9.

     The Bonds are secured by an irrevocable letter of credit totaling $9,650, with facility fees of 1.05% annually, through February 2001, renewable on an annual basis thereafter. The bank has the option of requiring GII to establish a sinking fund related to the principal balance outstanding on the Bonds, which it had not exercised through December 25, 1999. The letter of credit is secured by a mortgage on all assets financed with the proceeds of the Bonds and is guaranteed by GARMIN.

     In connection with the letter of credit agreement entered into with the bank, GII is required to comply with various covenants, including minimum tangible net worth requirements of both GARMIN and GII and various financial performance ratios. In addition, under the agreement entered into with the City of Olathe, Kansas, GII was restricted from making capital expenditures, as defined by the agreement, for facilities located in Olathe, Kansas in excess of $10,000 for the period from February 28, 1992 to February 28, 1998.

     During 1999, GARMIN borrowed $18,040 to finance the purchase of land and a new manufacturing facility in Taiwan. The outstanding balance ($18,370 at December 25, 1999 and $18,562 at September 23, 2000, based on period end exchange rates) is due in 60 equal payments of

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)

principal plus interest beginning November 2001. In addition, GARMIN has pledged, as additional security, land and buildings with book values totaling approximately $24,640 as of December 25, 1999. Interest only on the note is payable monthly through November 2001 at a fixed rate of 6.155%. Subsequent to November 2001, interest is adjustable based on the Republic of China's government's preferential rate on term deposits plus 0.18%.

     The aggregate amounts of principal to be paid on long-term debt outstanding at December 25, 1999 during each of the next five years and thereafter are as follows:

        2000............................................................ $   --
        2001............................................................     262
        2002............................................................   3,254
        2003............................................................   3,460
        2004............................................................   3,679
        Thereafter......................................................  17,060
                                                                         -------
                                                                         $27,715
                                                                         =======

     During the nine months ended September 23, 2000, GII entered into another agreement with the City of Olathe, Kansas to finance the Company's expansion of its manufacturing facilities through the issuance of Series 2000 Industrial Revenue Bonds (the 2000 Bonds) totaling $20,000. The proceeds from the issuance of the 2000 Bonds were placed in an interest-bearing restricted cash account controlled by a trustee appointed by the issuer. Disbursements from the account are restricted to purchases of equipment and construction related to the project and amounted to $10,915 during the nine-months ended September 23, 2000. Unexpended bond proceeds in this restricted cash account amounted to $9,085 at September 23, 2000.

     At September 23, 2000, outstanding principal under the 2000 Bonds totaled $20,000. Interest on the 2000 Bonds is payable monthly at a variable interest rate (6.59% at September 23, 2000), which is adjusted weekly to the current market rate as determined by the remarketing agent of the 2000 Bonds, with principal due upon maturity at April 15, 2020. See Note 9.

     The 2000 Bonds are secured by an irrevocable letter of credit totaling $20,288 with facility fees of 1.43%. This renewable letter of credit initially expires on September 20, 2004. The bank has required a sinking fund be established with semiannual payments of $667 beginning April 2002.

6. Leases and Other Commitments

     In December 1995, GII entered into several sale-leaseback transactions with a bank pursuant to a master lease agreement. The master lease was accounted for as a capital lease and provided GII an option to purchase the leased property and equipment at the expiration of the lease term, or earlier upon remittance of satisfactory termination payments, for its then fair market value. Additionally, the bank agreed to purchase and concurrently lease to GII up to $7,000 of property and equipment under the master lease agreement through March 31, 1998. All leases under the master lease agreement were accounted for as capital leases.

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)


     In March 1998, GII exercised its option and purchased the property and equipment by paying the outstanding balance of its capital lease obligation and a termination payment of $1,179. In accordance with SFAS No. 13, "Accounting for Leases," GII capitalized the termination payment as property and equipment.

     GII leases office and warehouse space under noncancelable operating lease agreements expiring through 2006. GEL also leases office space under an operating lease which it may, at its option, extend for up to 14 additional years. Noncancelable future minimum lease payments at December 25, 1999 are as follows:

        2000............................................................ $  140
        2001............................................................    140
        2002............................................................    140
        2003............................................................    140
        2004............................................................    140
        Thereafter......................................................    356
                                                                         ------
          Total minimum lease payments.................................. $1,056
                                                                         ======

     Rental expense amounted to $92, $94 and $140 for the years ended December 31, 1997, December 26, 1998 and December 25, 1999, respectively.

     At December 25, 1999, standby letters of credit amounting to $500 were issued by banks, on behalf of GII, for the interest rate swap agreement discussed in Note 9. No standby letters of credit were issued on behalf of GII at December 26, 1998. At December 26, 1998 and December 25, 1999, standby letters of credit amounting to $235 and $443, respectively, were issued by banks on behalf of GARMIN. Additionally, at December 25, 1999, approximately $21,000 of GARMIN's retained earnings are indefinitely restricted from distribution to stockholders pursuant to the law of Taiwan.

     Substantially all of the assets of GEL are held as collateral by a bank securing payment of the United Kingdom value-added tax requirements.

7. Employee Benefit Plans

     GII has an employee savings plan under which its employees may contribute up to 10% of their annual compensation subject to Internal Revenue Code maximum limitations. Additionally, GEL has a defined contribution plan under which its employees may contribute up to 5% of their annual compensation. Both GII and GEL contribute an amount determined annually at the discretion of the Board of Directors. During the years ended December 31, 1997, December 26, 1998 and December 25, 1999, expense related to these plans of $585, $762 and $930, respectively, was charged to operations.

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)


     Additionally, GII has a defined contribution money purchase plan (the
Plan) which covers substantially all employees. GII contributes a specified percentage of each participant's annual compensation up to certain limits as defined in the Plan. During the years ended December 31, 1997, December 26, 1998 and December 25, 1999, GII recorded expense related to the Plan of $502, $659 and $721, respectively.

8. Income Taxes

     The Company's income tax provision consists of the following:

                            Year Ended                    Nine Months Ended
              -------------------------------------- ---------------------------
              December 31, December 26, December 25, September 25, September 23,
                  1997         1998         1999         1999          2000
              ------------ ------------ ------------ ------------- -------------
                                                      (unaudited)   (unaudited)
Federal:
  Current...    $ 2,187      $ 2,635      $ 8,883       $ 6,286       $10,907
  Deferred..       (365)        (555)        (710)         (329)       (1,348)
                -------      -------      -------       -------       -------
                  1,822        2,080        8,173         5,957         9,559
State:
  Current...        297          304        1,332         1,033         2,032
  Deferred..        (15)         (63)         (85)          (75)         (277)
                -------      -------      -------       -------       -------
                    282          241        1,247           958         1,755
Foreign:
  Current...     10,357       13,669        8,915         4,081        12,144
  Deferred..        319       (3,636)       1,630         2,562           658
                -------      -------      -------       -------       -------
                 10,676       10,033       10,545         6,643        12,802
                -------      -------      -------       -------       -------
    Total...    $12,780      $12,354      $19,965       $13,558       $24,116
                =======      =======      =======       =======       =======

     The income tax provision differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows:

                                       Year Ended                    Nine Months Ended
                         -------------------------------------- ---------------------------
                         December 31, December 26, December 25, September 25, September 23,
                             1997         1998         1999         1999          2000
                         ------------ ------------ ------------ ------------- -------------
                                                                 (unaudited)   (unaudited)
Federal income tax
   expense at U.S.
   statutory rate.......   $17,105      $16,632      $29,446       $19,997       $35,759
State income tax
   expense, net of
   federal tax effect...       183          157          810           644         1,253
Foreign tax rate
   differential.........    (4,104)      (3,853)      (5,604)       (3,592)       (6,620)
Taiwan tax incentives
   and credits..........      (224)      (1,405)      (3,817)       (2,648)       (6,139)
Other, net..............      (180)         823         (870)         (843)         (137)
                           -------      -------      -------       -------       -------
Income tax expense......   $12,780      $12,354      $19,965       $13,558       $24,116
                           =======      =======      =======       =======       =======

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)

     The Company's income before income taxes attributable to foreign operations was $42,171, $39,692 and $58,467 for the years ended December 31, 1997, December 26, 1998 and December 25, 1999, respectively, and $38,161 and $69,248 for the nine months ended September 25, 1999 and September 23, 2000, respectively. The tax incentives and credits received from Taiwan included in the table above reflect $0.00, $0.01 and $0.04 per weighted average common share outstanding for the years ended December 31, 1997, December 26, 1998 and December 25, 1999, respectively, and $0.03 and $0.06 per share for the nine months ended September 25, 1999 and September 23, 2000, respectively. The Company currently expects to benefit from the incentives and credits being offered by Taiwan through 2004, at which time these tax benefits expire.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                        December 26, December 25, September 23,
                                            1998         1999         2000
                                        ------------ ------------ -------------
                                                                   (unaudited)
Deferred tax assets:
  Product warranty accruals............    $  953       $1,464       $2,711
Allowance for doubtful accounts........       237          411          504
Inventory carrying value...............     4,613        3,606        3,206
  Vacation accrual.....................       295          335          398
Depreciation...........................       321           75           57
Unrealized foreign currency losses.....       432           28           29
Other..................................        10           57           38
                                           ------       ------       ------
                                            6,861        5,976        6,943
Deferred tax liabilities:
Unrealized foreign currency gains......        18           18           18
Other..................................        50          --           --
                                           ------       ------       ------
                                               68           18           18
                                           ------       ------       ------
Net deferred tax assets................    $6,793       $5,958       $6,925
                                           ======       ======       ======

9. Interest Rate Risk Management

     During June 1996, GII entered into an interest rate swap agreement to effectively convert a portion of its floating rate long-term debt to a fixed rate basis, thus reducing the impact of interest rate changes on future income. Pursuant to this "pay-fixed" swap agreement, GII agreed to exchange, at specified intervals, the difference between the fixed and the floating interest amounts calculated on the notional amount of the swap agreement totaling $5,000 at December 26, 1998 and December 25, 1999. GII's fixed interest rate under the swap agreement is 5.1%. The counterparty's floating rate is

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                       September 23, 2000 is unaudited)
                            (Dollars in Thousands)

based on the nontaxable PSA Municipal Swap Index and amounted to 4.15%, 4.80% and 4.45% at December 26, 1998, December 25, 1999 and September 23, 2000, respectively. Notional amounts do not quantify risk or represent assets and liabilities of the Company, but are used in the determination of cash settlements under the agreement. The Company is exposed to credit losses from counterparty nonperformance but does not anticipate any losses from its agreement, which is with a major financial institution.

     During the nine months ended September 23, 2000, GII entered into an additional swap agreement to effectively convert a portion of additional floating rate long-term debt associated with the 2000 Bonds to a fixed rate basis. Pursuant to this "pay-fixed" swap agreement, GII agreed to exchange, at specified intervals, the difference between the fixed and the floating interest amounts calculated on the notional amount of the swap agreement totaling $10,000 at September 23, 2000. GII's fixed interest rate under the swap agreement is 7.26% at September 23, 2000 compared to the counterparty's floating rate of 6.59% at the same date. The counterparty's floating rate is based on the bank's Taxable Low Floater Rate.

     The gain and loss on interest rate swap agreements was immaterial for all periods presented.

10. Fair Value of Financial Instruments

     In accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", the following summarizes required information about the fair value of certain financial instruments for which it is currently practicable to estimate such value. None of the financial instruments are held or issued for trading purposes. They carrying amounts and fair values of the Company's financial instruments are as follows:

                           December 26,
                               1998       December 25, 1999   September 23, 2000
                         ---------------- ----------------- ----------------------
                         Carrying  Fair   Carrying   Fair    Carrying
                          Amount   Value   Amount   Value     Amount    Fair Value
                         -------- ------- -------- -------- ----------- ----------
                                                            (unaudited) (unaudited)
Cash and cash
   equivalents.......... $80,360  $80,360 $104,079 $104,079  $135,968    $135,968
Restricted cash.........     --       --       --       --      9,085       9,085
Notes payable...........     363      363        5        5       --          --
Long-term debt:
  Term loan.............     --       --    18,370   18,370    18,562      18,179
  Series 1995 Bonds.....   9,345    9,682    9,345    9,555     9,345       9,501
  Series 2000 Bonds.....     --       --       --       --     20,000      20,000

     The carrying value of cash and cash equivalents, restricted cash and notes payable approximates their fair value. The fair values of the Company's long-term debt have been estimated using discounted cash flow analyses, based on an estimate of the interest rate the Company would have to pay on the issuance of debt with a similar maturity and terms. The fair values of long-term debt as reported, are not necessarily the amounts the Company would currently have to pay to extinguish any of this debt.

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)

11. Segment Information

     The Company operates within its targeted markets through two reportable segments, those being related to products sold into the consumer and aviation markets. Both of the Company's reportable segments offer products through the Company's network of independent dealers and distributors. However, the nature of products and types of customers for the two segments vary significantly. As such, the segments are managed separately. The Company's consumer segment includes portable global positioning system (GPS) receivers and accessories for marine, recreation, land and automotive use sold primarily to retail outlets. The Company's aviation products are portable and panel mount avionics for Visual Flight Rules and Instrument Flight Rules navigation and are sold primarily to retail outlets and certain aircraft manufacturers.

     The Company's co-Chief Executive Officers have been identified as the Chief Operating Decision Maker (CODM). The CODM evaluates performance and allocates resources based on income before income taxes of each segment. Income before income taxes represents net sales less operating expenses including certain allocated general and administrative costs, interest income and expense, foreign currency adjustments, and other nonoperating corporate expenses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales or transfers.

     The identifiable assets associated with each reportable segment reviewed by CODM include accounts receivable and inventories. The Company does not report property and equipment, depreciation and amortization or capital expenditures by segment to the CODM.

     Revenues, interest income and interest expense, income before income taxes and identifiable assets for each of the Company's reportable segments are presented below:

                                                      Year ended December 31,
                                                                1997
                                                     --------------------------
                                                     Consumer Aviation  Total
                                                     -------- -------- --------
Sales to external customers......................... $122,025 $38,255  $160,280
Allocated interest income...........................    1,984     614     2,598
Allocated interest expense..........................      685     212       897
Income before income taxes..........................   33,997  14,875    48,872
Assets:
  Accounts receivable...............................   13,863   4,291    18,154
  Inventory.........................................   24,375   7,545    31,920

                                                      Year ended December 26,
                                                                1998
                                                     --------------------------
                                                     Consumer Aviation  Total
                                                     -------- -------- --------
Sales to external customers......................... $135,446 $33,584  $169,030
Allocated interest income...........................    2,814     698     3,512
Allocated interest expense..........................      437     108       545
Income before income taxes..........................   37,936   9,584    47,520
Assets:
  Accounts receivable...............................   14,071   3,489    17,560
  Inventory.........................................   25,528  12,446    37,974

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the nine months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)

                                              Year ended December 25, 1999
                                           ------------------------------------
                                            Consumer    Aviation       Total
                                           ----------- -----------  -----------
Sales to external customers...............  $169,164     $63,422     $232,586
Allocated interest income.................     3,147       1,180        4,327
Allocated interest expense................       420         157          577
Income before income taxes................    60,449      23,683       84,132
Assets:
  Accounts receivable.....................    26,117       9,791       35,908
  Inventory...............................    31,093      20,155       51,248

                                             Nine months ended September 25,
                                                          1999
                                           ------------------------------------
                                            Consumer    Aviation       Total
                                           ----------- -----------  -----------
                                           (unaudited) (unaudited)  (unaudited)
Sales to external customers...............  $121,125     $43,411     $164,536
Income before income taxes................    40,188      16,945       57,133
Assets:
  Accounts receivable.....................    18,500       6,631       25,131
  Inventory...............................    31,986      11,464       43,450

                                               Nine months ended September
                                                        23, 2000
                                           ------------------------------------
                                            Consumer    Aviation       Total
                                           ----------- -----------  -----------
                                           (unaudited) (unaudited)  (unaudited)
Sales to external customers...............  $173,322     $86,757     $260,079
Income before income taxes................    63,845      38,323      102,168
Assets:
  Accounts receivable.....................    27,818      13,924       41,742
  Inventory...............................    53,381      26,197       79,578

     Net sales, including intercompany sales or transfers and long-lived assets (property and equipment), prior to intercompany eliminations, by geographic area, are as follows for the years ended December 31, 1997, December 26, 1998 and December 25, 1999:

                                         North America  Asia   Europe   Total
                                         ------------- ------- ------- --------
December 31, 1997
Sales to external customers.............   $110,591    $ 9,112 $40,577 $160,280
Long-lived assets.......................     12,326     10,717     204   23,247

                                         North America  Asia   Europe   Total
                                         ------------- ------- ------- --------
December 26, 1998
Sales to external customers.............   $116,629    $ 9,609 $42,792 $169,030
Long-lived assets.......................     15,445     13,138     168   28,751

                                         North America  Asia   Europe   Total
                                         ------------- ------- ------- --------
December 25, 1999
Sales to external customers.............   $172,742    $11,146 $48,698 $232,586
Long-lived assets.......................     17,433     38,228     190   55,851

                                  GARMIN LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information pertaining to the six months ended September 25, 1999 and
                        September 23, 2000 is unaudited)
                             (Dollars in Thousands)

     Sales to one customer in the consumer segment represented approximately $26,400 of the Company's consolidated net sales in 1998. No single customer accounted for 10% or more of the Company's consolidated net sales in 1997 or 1999.

12. Litigation Settlement

     In May 1998, a lawsuit was filed against the Company alleging patent infringement in prior years for unspecified damages. The Company settled the lawsuit through dispute resolution in May 1999 for $2,500. The related liability and expense were reflected in the December 26, 1998 consolidated financial statements.

13. Pending Public Offering of Common Stock

     During September 2000, the Company filed a registration statement with the Securities and Exchange Commission for an underwritten initial public offering of 10,500,000 shares of common stock, 7,875,000 shares of which are to be offered by the Company (the "Offering"). The Board of Directors approved a
1.12379256 for 1 stock split of the Company's common shares, effected through a stock dividend on November 6, 2000. All share and per share information included in the accompanying consolidated financial statements has been adjusted to give retroactive effect to the common stock split.

               [Graphics on inside back cover page of prospectus]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                            10,500,000 Common Shares

                               ----------------

                                   PROSPECTUS

                               ----------------

                              Merrill Lynch & Co.

                           Credit Suisse First Boston

                               ----------------

                              Salomon Smith Barney

--------------------------------------------------------------------------------

You should rely only on the information contained in this document or to which we have referred you. We have not, and the underwriters have not, authorized any dealer, sales person or other person to provide you with written information other than that contained in this prospectus or to make representations as to matters not stated in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until             , 2000 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2000

                               10,500,000 Shares


                                 Common Shares


  1,575,000 common shares are initially being offered outside the United States and Canada by the international managers and 8,925,000 shares are initially being concurrently offered in the United States and Canada by the U.S. underwriters. The offering price and underwriting discounts and commissions for both offerings are identical.

  We are selling 7,875,000 common shares and the selling shareholders are selling 2,625,000 common shares.

  Prior to this offering, there has been no public market for our common shares. The initial public offering price of our common shares is expected to be between $15.00 and $17.00 per share. Our common shares have been approved for listing on The Nasdaq Stock Market's National Market under the symbol "GRMN."

 Investing in the common shares involves risks that are described in the "Risk
            Factors" section beginning on page 7 of this prospectus.

                                                                Per Share Total
                                                                --------- -----
     Public offering price.....................................    $       $
     Underwriting discount.....................................    $       $
     Proceeds, before expenses, to Garmin Ltd..................    $       $
     Proceeds, before expenses, to the selling shareholders....    $        $

  The international managers may also purchase up to an additional 27,632 shares from Garmin Ltd., and up to an additional 208,618 shares from the selling shareholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an additional 156,578 shares from Garmin Ltd. and up to an additional 1,182,172 shares from the selling shareholders.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The shares will be ready for delivery on or about             , 2000.

Merrill Lynch International                           Credit Suisse First Boston

                                  -----------

                       Salomon Smith Barney International

               The date of this prospectus is             , 2000

                               TABLE OF CONTENTS

                                       Page
Special Note Regarding Forward-
   Looking Statements and Certain
   Other Information.................   ii
Prospectus Summary...................    1
Risk Factors.........................    7
Conventions..........................   18
Use of Proceeds......................   19
Dividend Policy......................   19
Dilution.............................   20
Capitalization.......................   21
Selected Consolidated Financial and
   Other Data........................   22
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations.....................   24
Reorganization.......................   36

                                       Page
Business.............................   37
Management...........................   53
Certain Relationships and Related
   Transactions......................   61
Principal and Selling Shareholders...   62
Description of Share Capital.........   65
Shares Eligible for Future Sale......   69
Tax Considerations...................   71
Underwriting.........................   78
Legal Matters........................   84
Experts..............................   84
Enforceability of Civil Liabilities..   84
Additional Information...............   85
Index to Consolidated Financial
   Statements........................  F-1

                               ----------------

     GARMIN, the GARMIN logo, the GARMIN globe design, the GARMIN "swoosh" design, STREETPILOT, ETREX, TRACBACK, DCG, GPS II, GPS III, GPSCOM, PHASETRAC 12, TRACPAK, G CHART, GPS 40, PERSONAL NAVIGATOR, GUIDANCE BY GARMIN, MULTITRAC 8, AUTOLOCATE, QUICKFIX, NAVTALK and SEE-THRU are registered trademarks of Garmin Corporation, and EMAP, ETREX SUMMIT and MAPSOURCE are trademarks of Garmin Corporation. All other registered trademarks and tradenames referred to in this prospectus are the property of their respective owners.

                                  UNDERWRITING

     We intend to offer the common shares outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Subject to the terms and conditions of an international purchase
agreement, dated            , 2000, the international managers named below, who
are represented by Merrill Lynch International ("Merrill Lynch") and Credit Suisse First Boston (Europe) Limited ("CSFB") as joint book-running managers, and concurrently with the sale of 8,925,000 shares to the U.S. underwriters, have severally agreed to purchase from us and the selling shareholders the respective number of common shares set forth opposite their names below.

                                                                       Number of
                                                                        Shares
International Managers:
  Merrill Lynch International........................................
  Credit Suisse First Boston (Europe) Limited........................
  Salomon Smith Barney International Limited.........................
                                                                       ---------
    Total............................................................  1,575,000
                                                                       =========

     We and the selling shareholders have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the common shares in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston Corporation are acting as U.S. representatives. Subject to the terms and conditions in the U.S. purchase agreement, and concurrently with the sale of 1,575,000 shares to the international managers pursuant to the international purchase agreement, we and the selling shareholders have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase, 8,925,000 shares from us and the selling shareholders. The initial public offering price per common share and the total underwriting discount per common share are identical under the international purchase agreement and the U.S. purchase agreement.

     The international managers and the U.S. underwriters have agreed to purchase all of the common shares sold under the international and U.S. purchase agreements if any of these common shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of common shares to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

     The international purchase agreement provides that the obligations of the several international managers to purchase and accept delivery of the common shares offered in this offering are subject to approval of certain legal matters and to certain other conditions. The international managers are obligated to purchase and accept delivery of all the common shares, other than those common shares covered by the over-allotment option described below, if they purchase any of the common shares.

     We and the selling shareholders have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the international managers and the U.S. underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

No Public Offering Outside the United States

     Other than in the United States, no action has been taken by us or the international managers that would permit a public offering of the common shares included in this offering in any jurisdiction that requires action for that purpose. The common shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any of these common shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We advise persons who receive this prospectus to inform themselves about and to observe any restrictions relating to the offering of the common shares and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any of our common shares included in this offering in any jurisdiction where such an offer or a solicitation would not be permitted or legal.

     Purchasers of the common shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

Commissions and Discounts

     The international managers propose to initially offer some of the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the common shares to dealers at
the initial public offering price less a concession not in excess of $      per
share. The international managers may allow, and these dealers may re-allow, a
concession not in excess of $      per share on sales to other dealers. After
the initial offering of the common shares to the public, the international managers may change the public offering price and such concessions.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholders. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                           Per Share Without Option With Option
                                           --------- -------------- -----------
Public offering price....................      $           $             $
Underwriting discount....................      $           $             $
Proceeds, before expenses, to Garmin
   Ltd...................................      $           $             $
Proceeds, before expenses, to the selling
   shareholders..........................      $           $             $

     The expenses of the offering, not including the underwriting discount, are estimated at $1.1 million and are payable by us.

Over-allotment Option

     We and the selling shareholders have granted to the international managers an option, exercisable for 30 days from the date of this prospectus, to purchase up to 236,250 additional common shares at the initial public offering price less the underwriting fees. The international managers may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the international managers exercise this option, each international manager will become obligated, subject to certain conditions, to purchase a number of additional shares proportionate to such international manager's initial purchase commitment.

     We and the selling shareholders have also granted options to the U.S. underwriters, exercisable for 30 days from the date of this prospectus, to purchase up to 1,338,750 additional common shares to cover any over-allotments on terms similar to those granted to the international managers.

Intersyndicate Agreement

     The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell common shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to non-U.S. persons or non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

No Sales of Similar Securities

     We, our executive officers and directors and the selling shareholders have agreed, and we expect that substantially all of our other shareholders will agree, or are or will be contractually bound, for a period of 180 days after the date of this prospectus, not to, without the prior written consent of Merrill Lynch and CSFB:

   . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

   . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common shares regardless of whether a covered transaction is to be settled by the delivery of common shares or such other securities, in cash or otherwise;

     except that:

   . we may without such consent grant options, none of which will be exercisable prior to 180 days after the date of this prospectus, and sell common shares pursuant to our 2000 Equity

    Incentive Plan, our Directors Plan, our Employee Stock Purchase Plan and Garmin International, Inc.'s Savings and Profit Sharing Plan;

   . we may without such consent issue equity shares in connection with any bona fide business acquisition of or by Garmin Ltd. (whether by reconstruction or amalgamation, consolidation, sale of assets, sale or exchange of stock or otherwise), provided that prior to any such issuance, the recipients of such equity shares in such transaction shall have agreed in writing that, unless they have received the prior consent of Merrill Lynch and CSFB, they will be bound by the lock-up restrictions described above in this paragraph for the remainder of such 180-day period; and

   . our executive officers and directors, the selling shareholders and our other shareholders may offer, sell, assign or otherwise transfer common shares to family trusts provided those trusts agree to be bound by the lock-up restrictions described above.

     In addition, during this period, we have also agreed not to file any registration statement (other than registration statements on Form S-8) for, and each of our executive officers, directors and several shareholders have agreed not to make any demand for, or exercise any right of, the registration of any common shares or any securities convertible into or exchangeable for common shares without the prior written consent of Merrill Lynch and CSFB.

Reserved Shares

     At our request, the underwriters have reserved for sale at the initial public offering price up to 10% of the common shares to be sold in this offering for sale to our employees, friends and persons having relationships with us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered through this prospectus.

Quotation on the Nasdaq National Market

     Prior to the offering, there has been no established trading market for our common shares. The initial public offering price for the common shares offered by this prospectus will be determined by negotiations among us and the representatives of the U.S. underwriters. The factors to be considered in determining the initial public offering price include:

   . the history of and the prospects for the industry in which we compete;

   . our past and present operations;

   . our historical results of operations;

   . our prospects for future earnings;

   . the recent market prices of securities of generally comparable companies; and

   . the general condition of the securities markets at the time of the offering.

     An active trading market for the common shares may not develop. It is also possible that after the offering the common shares will not trade in the public market at or above the initial public offering price.

     Our common shares have been approved for listing on the Nasdaq National Market under the symbol "GRMN."

     The international managers have informed us that they do not expect discretionary sales to exceed 5% of the common shares being offered.

Price Stabilization, Short Positions and Penalty Bids

     In connection with this offering, certain U.S. underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the U.S. underwriters may create a syndicate short position by making short sales of our common shares and may purchase our common shares on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the U.S. underwriters of a greater number of common shares than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the U.S. underwriters' over-allotment option to purchase additional common shares in the offering from us through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the U.S. underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. The U.S. underwriters may close out any covered short position by either exercising their over-allotment option to purchase additional shares from us or purchasing common shares in the open market. The U.S. underwriters must close out any naked short position by purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the U.S. underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares from us through the over-allotment option. The U.S. underwriting syndicate may reclaim selling concessions if the syndicate repurchases previously distributed common shares in syndicate covering transactions, in stabilization transactions or in some other way or if Merrill Lynch and/or CSFB receives a report that indicates clients of such syndicate members have "flipped" the common shares. Similar to other purchase activities, these activities may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The U.S. underwriters are not required to engage in these activities, and may end any of these activities at any time.

UK Selling Restrictions

   Each international manager has agreed that:

  . it has not offered or sold and will not offer or sell any common shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom; and

  . it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common shares to a person who is of a kind described in
    Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

Japan Selling Restrictions

     The common shares have not been and will not be registered under the Securities and Exchange Law of Japan. Accordingly, each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly offer or sell, common shares in Japan or to any person resident in Japan for Japanese securities law purposes, including any corporation or other entity organized under the laws of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law.

                                 LEGAL MATTERS

     Legal matters relating to the offering as to Cayman Islands and Taiwan law will be passed on for us by Maples and Calder, George Town, Grand Cayman, Cayman Islands, and Fortune Land Law Offices, Taipei, Taiwan, respectively. Legal matters relating to the offering as to Taiwan law will be passed on for the underwriters by Lee & Li, Taipei, Taiwan. The validity of the common shares offered hereby and the principal tax consequences for holders who are not resident in the Cayman Islands will be passed upon by Maples and Calder, George Town, Grand Cayman, Cayman Islands, our Cayman Islands counsel. Legal matters as to United States law will be passed upon for us by Sonnenschein Nath & Rosenthal and for the underwriters by Simpson Thacher & Bartlett.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 25, 1999 and December 26, 1998, and for each of the three years in the period ended December 25, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     We are a Cayman Islands holding company. We are incorporated in the Cayman Islands because of the following benefits associated with being a Cayman Islands corporation:

   . political and economic stability;

   . an effective judicial system;

   . a favorable tax system;

   . the absence of exchange control or currency restrictions; and

   . the availability of professional and support services.

     However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

     A substantial majority of our assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or to enforce against us, judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. We have appointed Andrew R. Etkind, c/o Garmin International, Inc., as our agent for service of process in the United States.

     Maples and Calder, our counsel as to Cayman Islands law, and Fortune Land Law Offices, our counsel as to Taiwan law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and Taiwan, respectively, would (1) recognize or enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) to be competent to hear original actions brought in each respective jurisdiction, against us predicated upon the securities laws of the United States or any state thereof.

     Maples and Calder has further advised us that a final and conclusive judgment in federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the Courts of the Cayman Islands under the common law doctrine of obligation.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act of 1933 and the rules and regulations of the SEC, for the registration of the common shares offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, part of the registration statement has been omitted from this prospectus as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common shares offered by this prospectus, please refer to the registration statement. Although this prospectus contains all material terms of the contracts or other documents referred to in this prospectus, the descriptions of these contracts or other documents contained in this prospectus are not necessarily complete.

     Upon consummation of this offering, we will be subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). As a result, we will be required to file reports, proxy statements and other information with the other information with the Securities and Exchange Commission. You may read and copy all or any portion of the registration statement, these reports, proxy statements and any other information that we file at the public reference facilities maintained by the SEC at:

   . Judiciary Plaza
    450 Fifth Street, N.W.
    Room 1024
    Washington, D.C. 20549;

   . Seven World Trade Center
    13th Floor
    New York, New York 10048; and

   . Northwestern Atrium Center
    500 West Madison Street
    Suite 1400
    Chicago, Illinois 60661-2511.

     Copies of these materials can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Upon approval of our common shares for quotation on the Nasdaq National Market, our periodic reports and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC maintains a Web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                            10,500,000 Common Shares

                               ----------------

                                   PROSPECTUS

                               ----------------

                           Credit Suisse First Boston

                          Merrill Lynch International

                               ----------------

                       Salomon Smith Barney International

--------------------------------------------------------------------------------

You should rely only on the information contained in this document or to which we have referred you. We have not, and the underwriters have not, authorized any dealer, sales person or other person to provide you with written information other than that contained in this prospectus or to make representations as to matters not stated in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until             , 2000 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering described in the Registration Statement (all amounts are estimated except the SEC registration fee):

Securities and Exchange Commission registration fee................. $   60,720
NASD filing fee.....................................................      6,000
Nasdaq National Market listing fee..................................     76,625
Printing and engraving expenses.....................................    150,000
Legal fees and expenses.............................................    450,000
Accounting fees and expenses........................................    300,000
Transfer agent fees.................................................     15,000
Miscellaneous.......................................................     41,655
                                                                     ----------
  Total............................................................. $1,100,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

     Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Article 152 of our Articles of Association provides for indemnification, to the fullest extent permitted by law, of officers and directors for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in their capacities as such, and advancement of expenses of defending any such action, suit or proceeding.

Item 15. Recent Sales of Unregistered Securities

     As part of the restructuring of the registrant, on September 22, 2000, substantially all the shareholders of Garmin Corporation exchanged their common shares of Garmin Corporation for 100,000,000 shares (post split) of the registrant. These shares were not registered under the Securities Act of 1933. Certain of these shares were issued to U.S. shareholders pursuant to an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of, and Rule 506 of Regulation D under, the Securities Act of 1933. The remainder of the shares were offered and issued outside the United States to individuals who are not citizens or residents of the United States. Accordingly, the offering and issuance of these shares were not subject to the registration requirements of the Securities Act of 1933 pursuant to Regulation S under the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits Description
 1.1*         Form of Underwriting Agreement.

 3.1**        Memorandum of Association.

 3.2**        Articles of Association (as amended).

 4.1          Specimen share certificate.

 4.2*         Form of Shareholders' Rights Plan.

 5.1* Form of opinion of Maples and Calder, Cayman Islands counsel to the Issuer, as to the legality of the shares.

 8.1* Opinion of Sonnenschein Nath & Rosenthal regarding United States tax matters.

              Opinion of Maples and Calder regarding Cayman Islands tax
 8.2*         matters.

 10.1**       Garmin Ltd. 2000 Equity Incentive Plan.

 10.2**       Garmin Ltd. 2000 Non-Employee Directors' Option Plan.

 10.3**       Garmin Ltd. Employee Stock Purchase Plan.

 21.1**       List of Subsidiaries.

 23.1         Consent of Ernst & Young LLP.

 23.2*        Consent of Maples and Calder (included in Exhibits 5.1 and 8.2).

              Consent of Sonnenschein Nath & Rosenthal (included in Exhibit
 23.3*        8.1).

 24.1**       Powers of Attorney (included on signature page).

 27.1**       Financial Data Schedule.

---------------------
*  To be filed by amendment
** Previously filed

(b) Financial Statement Schedules

Schedule II Valuation and qualifying accounts

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in item 14, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (ii) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, County of Johnson, State of Kansas on November 15, 2000.

                                          Garmin Ltd.

                                                     /s/ Min H. Kao
                                          By: _________________________________
                                                        Min H. Kao
                                                Co-Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed on November 15, 2000 by the following persons in the capacities indicated:


Signature                                   Title


            /s/ Min H. Kao                  Co-Chairman; Co-Chief Executive Officer
___________________________________________ (Co-Principal Executive Officer)
                Min H. Kao

          /s/ Gary L. Burrell               Co-Chairman; Co-Chief Executive Officer
___________________________________________ (Co-Principal Executive Officer)
              Gary L. Burrell

          /s/ Kevin Rauckman                Chief Financial Officer
___________________________________________ (Principal Financial Officer and Principal
              Kevin Rauckman                Accounting Officer)

              Ruey-Jeng Kao*                Director
___________________________________________
               Ruey-Jeng Kao


       /s/ Andrew R. Etkind
*By:_________________________________
           Andrew R. Etkind
           Attorney-in-fact

Garmin International, Inc.                Authorized Representative in the
                                          U.S.

          /s/ Gary L. Burrell
By: _________________________________
     Gary L. Burrell, its President

                          GARMIN LTD. AND SUBSIDIARIES

                     INDEX TO FINANCIAL STATEMENT SCHEDULE

     Garmin Ltd. Financial Statement Schedule for the years ended December 31, 1997, December 26, 1998 and December 25, 1999.

  Report of Independent Auditors............................................ S-2
  Schedule II--Valuation and qualifying accounts............................ S-3

                         REPORT OF INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of Garmin Ltd. and subsidiaries as of December 26, 1998 and December 25, 1999, and for each of the three years in the period ended December 25, 1999, and have issued our report thereon dated February 26, 2000 (except for Note 1, as to which the date is September 22, 2000, and Note 13, as to which the date is November 6, 2000), included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                      /s/ Ernst & Young LLP
                                          Ernst & Young LLP

Kansas City, Missouri
February 26, 2000, except for Note 1,
 as to which the date is September 22, 2000,

 and Note 13, as to which the date is November 6, 2000.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                          GARMIN LTD. AND SUBSIDIARIES

                                           Additions
                                     ---------------------
                          Balance at Charged to Charted to               Balance at
                          Beginning  Costs and    Other                    End of
Description               of Period   Expenses   Accounts  Deductions      Period
-----------               ---------- ---------- ---------- ----------    ----------
Year Ended December 31,
   1997:
  Deducted from asset
     accounts:
   Allowance for
      doubtful
      accounts..........    $  392     $  287    $   --     $   (45)(1)    $  634
   Inventory reserve....     1,864      1,657        --      (1,441)(2)     2,080
                            ------     ------    -------    -------        ------
     Total..............    $2,256     $1,944    $   --     $(1,486)       $2,714
                            ======     ======    =======    =======        ======
Year Ended December 26,
   1998:
  Deducted from asset
     accounts:
   Allowance for
      doubtful
      accounts..........    $  634     $  414    $   --     $  (430)(1)    $  618
   Inventory reserve....     2,080      2,165        --      (2,384)(2)     1,861
                            ------     ------    -------    -------        ------
     Total..............    $2,714     $2,579    $   --     $(2,814)       $2,479
                            ======     ======    =======    =======        ======
Year Ended December 25,
   1999:
  Deducted from asset
     accounts:
   Allowance for
      doubtful
      accounts..........    $  618     $  825    $   --     $  (327)(1)    $1,116
   Inventory reserve....     1,861      1,202        --      (1,336)(2)     1,727
                            ------     ------    -------    -------        ------
     Total..............    $2,479     $2,027    $   --     $(1,663)       $2,843
                            ======     ======    =======    =======        ======

---------------------
(1) Uncollectible accounts written off, net of recoveries.
(2) Obsolete inventory dispositions and shrinkage.

                                 EXHIBIT INDEX

 Exhibits Description
 1.1*     Form of Underwriting Agreement.

 3.1**    Memorandum of Association.

 3.2**    Articles of Association (as amended).

 4.1      Specimen share certificate.

 4.2*     Form of Shareholders' Rights Plan.

 5.1* Form of opinion of Maples and Calder, Cayman Islands counsel to the Issuer, as to the legality of the shares.

          Opinion of Sonnenschein Nath & Rosenthal regarding United States tax
 8.1*     matters.

 8.2*     Opinion of Maples and Calder regarding Cayman Islands tax matters.

 10.1**   Garmin Ltd. 2000 Equity Incentive Plan.

 10.2**   Garmin Ltd. 2000 Non-Employee Directors' Option Plan.

 10.3**   Garmin Ltd. Employee Stock Purchase Plan.

 21.1**   List of Subsidiaries.

 23.1     Consent of Ernst & Young LLP.

 23.2*    Consent of Maples and Calder (included in Exhibits 5.1 and 8.2).

 23.3*    Consent of Sonnenschein Nath & Rosenthal (included in Exhibit 8.1).

 24.1**   Powers of Attorney (included on signature page).

 27.1**   Financial Data Schedule.

---------------------
*  To be filed by amendment
** Previously filed